Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

Glow Midco, LLC,

Glow Merger Sub 1, Inc.,

Glow Merger Sub 2, LLC,

European Wax Center, Inc.

and

EWC Ventures, LLC

Dated as of February 9, 2026

i

Exhibits

Exhibit A	Surviving Corporation Certificate of Incorporation

Exhibit B	Sixth Amended and Restated Opco LLC Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of February 9, 2026 by and among (i) Glow Midco, LLC, a Delaware limited liability company (“Parent”), (ii) Glow Merger Sub 1, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub Inc.”), (iii) Glow Merger Sub 2, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub LLC”, together with Merger Sub Inc., the “Merger Subs”, and the Merger Subs together with Parent, the “Buyer Parties”), (iv) European Wax Center, Inc., a Delaware corporation (the “Company”) and (v) EWC Ventures, LLC, a Delaware limited liability company (“Opco”). Each of the Company, Opco, Parent, Merger Sub LLC and Merger Sub Inc. is sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. The Company Board has established a special committee of independent and disinterested members of the Company Board (the “Special Committee”) to, among other matters, review, evaluate and negotiate this Agreement and the transactions contemplated hereby, including the Mergers (the “Transactions”).

B. The Special Committee has unanimously (i) determined that this Agreement and the Transactions, on the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it (1) approve this Agreement and the Transactions; and (2) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at any Company Stockholder Meeting.

C. The Company Board has, acting upon the recommendation of the Special Committee, (i) determined that this Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; (iii) directed that this Agreement and the Transactions be submitted to a vote of the Company Stockholders at any Company Stockholder Meeting and (iv) subject to Section 5.3, resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at any Company Stockholder Meeting.

D. The Company, as the Managing Member of Opco, has (i) determined that this Agreement and the Transactions, including the merger of Merger Sub LLC with and into Opco, with Opco surviving such merger as the surviving limited liability company and a wholly-owned subsidiary of Parent (the “LLC Merger”), on the terms and subject to the conditions set forth herein and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), are advisable, fair to and in the best interests of Opco and its members and (ii) approved the execution and delivery of this Agreement and the Transactions, including the LLC Merger.

E. The board of directors of Merger Sub Inc. has unanimously (i) determined that this Agreement and the Transactions, including the merger of Merger Sub Inc. with and into the Company, with the Company surviving such merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Corporate Merger” and, together with the LLC Merger, the “Mergers”), on the terms and subject to the conditions set forth herein and in accordance with the DGCL, are advisable, fair to and in the best interests of Merger Sub Inc. and Parent, its sole stockholder, and (ii) recommended that Parent, as the sole stockholder of Merger Sub Inc., approve the adoption of this Agreement and the consummation of the Transactions, including the Corporate Merger.

F. Parent, on its own behalf and as the sole member of Merger Sub LLC, has determined that this Agreement and the Transactions, including the LLC Merger, on the terms and subject to the conditions set forth herein and in accordance with the DLLCA, are fair to, advisable and in the best interests of Merger Sub LLC.

G. The sole member of Parent has unanimously determined that this Agreement and the Transactions, including the Mergers, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of Parent (the “Parent Member Consent”).

H. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub Inc., will execute and deliver to Merger Sub Inc. (with a copy also sent to the Company) a written consent adopting this Agreement and approving the consummation of the Transactions in accordance with the DGCL.

I. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is entering into a limited guarantee (the “Guarantee”) dated as of the date hereof with General Atlantic Partners 100 L.P. (the “Guarantor”) in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantor is guaranteeing certain obligations of the Buyer Parties in connection with this Agreement.

J. Concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent is entering into an equity commitment letter (the “Equity Commitment Letter”), dated as of the date hereof with the Guarantor (or the applicable Affiliates party thereto) (in such capacity, the “Equity Financing Sources”).

K. Concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Parties to enter into this Agreement, GA AIV-1 B Interholdco (EW), L.P., General Atlantic Partners AIV (EW), L.P., and GAPCO AIV Interholdco (EW), L.P. (the “GA Stockholders”) will enter into a Support Agreement (the “Support Agreement”) in connection with the Transactions, pursuant to which the GA Stockholders have agreed, on the terms and subject to the conditions set forth in the Support Agreement, to, among other things, (i) vote all of the shares of Company Common Stock held by the GA Stockholders (the “GA Shares”) in favor of, and support the consummation of, the Transactions and (ii) waive the acceleration of certain payment obligations under the Tax Receivable Agreement arising from a “Change of Control” (as such term is defined in the Tax Receivable Agreement).

L. The Buyer Parties, the Company and Opco desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions; and (ii) prescribe certain conditions with respect to the consummation of the Transactions.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “2021 Equity Plan” means the European Wax Center, Inc. 2021 Omnibus Incentive Plan.

(b) “2025 Inducement Plan” means the European Wax Center, Inc. 2025 Inducement Plan.

(c) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives) that receives material non-public information of or with respect to the Company Group to keep such information confidential; provided, however, that, in each case, the provisions contained therein are no less restrictive in any material respect to such counterparty (and any of its Affiliates and representatives named therein) than the confidentiality obligations set forth in the Company Stockholders Agreement, it being understood that such agreement need not contain any “standstill” or similar provisions or otherwise prohibit the making of any Acquisition Proposal.

(d) “Acquisition Proposal” means any offer or proposal (other than an offer or proposal by the Buyer Parties or their Affiliates) to engage in an Acquisition Transaction.

(e) “Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated hereby) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates), whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) of assets constituting or accounting for more than 15% of the consolidated assets (measured by the fair market value thereof as of the date of such purchase or acquisition), revenue or EBITDA of the Company Group, taken as a whole; or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (other than any such transaction solely among any entities within the Company Group) pursuant to which (A) any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons (in each case, other than the Buyer Parties or their Affiliates or any group that includes the Buyer Parties or their Affiliates) would hold securities representing more than 15% of the total outstanding equity securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction or (B) the Company Stockholders immediately preceding such transaction hold less than 85% of the total outstanding equity securities (by vote or economic interests) in the surviving or resulting entity of such transaction.

(f) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. Notwithstanding the foregoing, no investment fund or investment vehicle affiliated with, or managed or advised by, either General Atlantic, L.P. (“GA”) or any portfolio company (as such term is commonly understood in the private equity industry) or investment of GA or of any investment funds or investment vehicles affiliated with, or managed or advised by, GA (collectively, the “Excluded Affiliates”) shall be deemed to be an Affiliate of either the Company or its Subsidiaries, on the one hand, or Parent or Merger Subs, on the other hand, and vice versa; provided, that the Excluded Affiliates shall be deemed to be (i) Affiliates of the Company and its Subsidiaries solely for purposes of the definition of “Company Related Party” and (ii) Affiliates of the Buyer Parties solely for purposes of the definition of “Parent Related Party”, for purposes of Section 4.13 (excluding, in the case of Section 4.13, portfolio companies of GA that are not majority owned). For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(g) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other laws, whether in any domestic or foreign jurisdiction, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

(h) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company Group as of January 4, 2025 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended January 4, 2025.

(i) “Business Day” means each day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.

(j) “Business Systems” means all computer hardware (whether general or special purpose), electronic data processing systems, information technology systems and computer systems, including any outsourced electronic data processing, information technology, or computer systems that are owned or used by or for any of the Company Group in the conduct of the business of the Company Group.

(k) “Class A Common Stock” means Class A common stock of the Company, par value $0.00001 per share.

(l) “Class B Common Stock” means Class B common stock of the Company, par value $0.00001 per share.

(m) “Code” means the Internal Revenue Code of 1986.

(n) “Collateral Transaction Documents” means the Management Agreement, the Parent Company Support Agreement and each other “Collateral Transaction Document” as such term is defined in the Securitization Agreement.

(o) “Company Board” means the Board of Directors of the Company.

(p) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock.

(q) “Company Equity Plans” means, collectively, the 2021 Equity Plan and the 2025 Inducement Plan.

(r) “Company Group” means the Company and its Subsidiaries, including Opco.

(s) “Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by any member of the Company Group.

(t) “Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that have occurred on or prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company Group, taken as a whole or (b) would render any member of the Company Group unable to consummate the Transactions prior to the Termination Date; provided, however, that solely with respect to the foregoing clause (a), none of the following (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or will be taken into account when determining whether a Company Material Adverse Effect has occurred or may, would or could occur (subject to the limitations set forth below):

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally;

(ii) changes in general conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings generally in the United States or any other country; (2) changes in exchange rates generally for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) changes in general conditions in the industries in which the Company Group generally conducts business;

(iv) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world;

(v) any labor disruptions, strikes, social unrest, riots, protests, general political or geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberattacks, terrorism (including cyberterrorism) or military actions (including any escalation or general worsening of any such hostilities, acts of war, sabotage, terrorism or military actions) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world;

(vii) any Effect resulting from the announcement of this Agreement or the pendency of the Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company Group with suppliers, customers, partners, vendors or any other third Person (other than for purposes of any representation or warranty contained in Sections 3.5, 3.6, 3.17(g), 3.19(f) or 3.21);

(viii) the compliance by any Party with the terms of this Agreement (other than Sections 5.1 and 5.2), including any action taken or refrained from being taken as expressly required by this Agreement or requested in writing by or consented to in writing by Parent;

(ix) changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing);

(x) changes after the date hereof in the price or trading volume of the Class A Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xi) any failure, in and of itself, by the Company Group to meet (1) any public analyst estimates or expectations of the Company Group’s revenue, earnings or other financial performance or results of operations for any period; or (2) any internal projections or forecasts of its revenues, earnings or other financial performance (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded hereunder);

(xii) any Transaction Litigation or other Legal Proceeding threatened, made or brought by any of the current or former Company Stockholders (on their own behalf or on behalf of the Company) against the Company, any of its executive officers or other employees or any member of the Company Board arising out of the Transactions; or

(xiii) any change in the credit ratings or ratings outlook of any of the Company Group, in and of itself (it being understood that the underlying causes of such change, to the extent not otherwise excluded, may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi) and (ix) to the extent that such Effect has had a disproportionate adverse effect on the Company relative to other companies operating in the industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether there has occurred a Company Material Adverse Effect.

(u) “Company Option” means each option to purchase shares of Class A Common Stock granted under either Company Equity Plan.

(v) “Company Preferred Stock” means preferred stock of the Company, par value $0.00001 per share.

(w) “Company Products and Services” means all products and services from which the Company Group is currently deriving revenue from the sale or provision thereof.

(x) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any member of the Company Group.

(y) “Company Restricted Stock” means shares of Restricted Class A Common Stock, pursuant to the Notice of Restricted Stock Grant and the Restricted Stock Award Agreement, dated December 27, 2024, by and between dolabra holdings llc and the Company.

(z) “Company RSU” means each restricted stock unit award granted under either Equity Plan.

(aa) “Company Stockholders” means the holders of shares of Company Common Stock.

(bb) “Company Stockholders Agreement” means that certain Stockholders’ Agreement, dated as of August 4, 2021, by and among the Company, GAPCO AIV Interholdco (EW), L.P., GA AIV-1 B Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P.

(cc) “Continuing Employees” means each individual who is an employee of the Company Group immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) at and immediately following the Effective Time.

(dd) “Contract” means any (i) contract, subcontract, letter of intent, note, bond, mortgage, indenture, lease, license, sublicense or (ii) other binding agreement.

(ee) “Data Security Requirements” means, collectively, all of the following to the extent relating to privacy, data protection, information security, or information security breach notification requirements to the extent applicable to a Company Group entity from time to time: (i) all applicable laws, rules and regulations, including the California Consumer Privacy Act (CCPA) and the California Privacy Rights Act (CPRA) and (ii) all binding industry standards applicable to a Company Group entity (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)).

(ff) “Debt Commitment Letter” means that certain Commitment Letter, dated as of the date hereof, by and between Parent and HPS Investment Partners, LLC, together with the related fee letter.

(gg) “Debt Financing Sources” the collective reference to (i) each lender and each other Person (including, without limitation, each agent and each arranger) that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby, including without limitation, pursuant to any commitment letters, engagement letters, credit agreements, or loan agreements relating thereto (and any joinders or amendments thereof), and (ii) solely for purposes of Sections 6.5(d), 8.2(b), 8.6, 9.6, 9.8(b)(ii), 9.9, 9.10 and 9.11 and the first use of the term “Debt Financing Sources” in Section 8.4, each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing Persons listed in clauses (i) or (ii) above.

(hh) “DOJ” means the United States Department of Justice or any successor thereto.

(ii) “Environmental Law” means any law (including common law) or order relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or natural resources, public or worker health or safety, or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(jj) “ERISA” means the Employee Retirement Income Security Act of 1974.

(kk) “Exchange Act” means the Securities Exchange Act of 1934.

(ll) “Exchange Agreement” means that certain Exchange Agreement, dated as of August 4, 2021, by and among EWC Ventures, LLC, European Wax Center, Inc. and the holders party thereto.

(mm) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(nn) “FDD” means any franchise disclosure document prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any of its Subsidiaries to any prospective Franchisee in connection with the offer or sale of Franchises anywhere in the world.

(oo) “Financing Sources” means the Debt Financing Sources and the Equity Financing Sources.

(pp) “Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a retail business under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any. For the avoidance of doubt, the term “Franchise” does not include distribution, licensing, vendor or similar arrangements that do not relate to the operation or establishment of Company Group stores.

(qq) “Franchise Agreement(s)” means any Contract, including any license, sub-franchise agreement, sublicense agreement, master franchise agreement, single-store commitment agreement, development agreement, exclusive area agreements, or any similar agreement, pursuant to which the Company or any of its Subsidiaries has granted to any Franchisee a right or option to develop or operate or license others to operate or to develop one or more Company Group stores.

(rr) “Franchise Law(s)” means the FTC Rule and any other domestic or foreign Law regulating the offer or sale of franchises, business opportunities or seller-assisted marketing plans including any presale registration or disclosure Law.

(ss) “Franchisee” means a Person, other than the Company or any of its Subsidiaries, that is granted a Franchise with respect to any one or more Company store.

(tt) “FTC” means the United States Federal Trade Commission or any successor thereto.

(uu) “FTC Rule” means the United States Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibits Concerning Franchising,” 16 C.F.R. Part 436.1 et seq.

(vv) “GA Members” means GAPCO AIV Interholdco (EW), L.P. and General Atlantic Partners AIV (EW), L.P.

(ww) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(xx) “Governmental Authority” means any government, governmental or regulatory entity or body, department, commission, bureau, council, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral body (public or private) or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(yy) “Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” or for which liability or standards of conduct may be imposed pursuant to any Environmental Law, including petroleum and petroleum products, polychlorinated biphenyls, per- and polyfluoroalkyl substances, mold, noise, odor and asbestos.

(zz) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

(aaa) “Immaterial Amendment” means any amendment, waiver, consent or other modification entered into or action taken under the Securitization Agreement or any Collateral Transaction Document by the Company or any of its Subsidiaries that does not (i) materially and adversely affect the Company and its Subsidiaries, taken as a whole, in any respect, (ii) materially increase the obligations of the Company and its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document, (iii) surrender any material rights of the Company or its Subsidiaries under the Securitization Agreement or any Collateral Transaction Document or (iv) require any direct out-of-pocket expenditure by the Company or its Subsidiaries to any party to, or noteholder or note owner (each as defined in the Securitization Agreement) under, any of the Securitization Agreement or any Collateral Transaction Document exceeding, individually or in the aggregate with all other payments made in connection with amendments, waivers, consents or other modifications under clauses (i) through (iv) of this definition of “Immaterial Amendment”, $1,000,000; provided, that if the Company receives notice from a Rating Agency (as defined in the Securitization Agreement) that any such amendment, waiver, consent or other modification would result in such Rating Agency downgrading any Series of Notes (each as defined in the Securitization Agreement) as a direct result of such amendment, waiver, consent or other modification, such amendment, waiver, consent or other modification shall not constitute an Immaterial Amendment.

(bbb) “Indebtedness” means any of the following liabilities or obligations: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith); (ii) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities pursuant to or in connection with letters of credit or banker’s acceptances or similar items (in each case whether or not drawn, contingent or otherwise); (iv) liabilities pursuant to capitalized leases; (v) liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) deferred purchase price liabilities related to past acquisitions; (vii) payment obligations arising in connection with earnouts or other contingent payment obligations under Contracts (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (viii) liabilities arising from any breach of any of the foregoing; and (ix) indebtedness of others guaranteed by the Company Group or secured by any lien or security interest on the assets of the Company Group.

(ccc) “Intellectual Property” means the following intellectual property rights: (i) all United States and foreign patents and applications therefor (“Patents”); (ii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (iii) trademarks, service marks, trade dress rights and similar designation of origin and rights therein together with the goodwill associated therewith (“Marks”) and domain name registrations; (iv) all rights in mask works, and all mask work registrations and applications therefor; (v) rights in Software, trade secrets and confidential information; (vi) rights of publicity; and (vii) corresponding or equivalent rights to any of the foregoing anywhere in the world.

(ddd) “IP Contracts” means all Contracts to which any member of the Company Group is a party (i) pursuant to which a member of the Company Group licenses to any third Person any material Company Intellectual Property other than any (a) non-disclosure agreements entered into in the ordinary course of business; and (b) non-exclusive licenses (including software as a service or “SaaS” licenses) granted in the ordinary course of business or in connection with the sale of the Company Products and Services; (ii) pursuant to which a third Person licenses any Intellectual Property to the Company Group, which Intellectual Property is material to the operation of the business of the Company, other than any (a) non-disclosure agreements entered into in the ordinary course of business; (b) non-exclusive licenses of commercially available software and technology; and (c) non-exclusive licenses to Software, including Open Source Software; (iii) pursuant to which any member of the Company Group has any revenue share or royalty obligations with respect to the sale or license of any Company Products and Services or data; (iv) pursuant to which the Company or any Subsidiary is obligated to perform any material development with respect to any material Company Intellectual Property; or (v) with respect to material Company Intellectual Property that is the subject of a settlement agreement, co-existence agreement, covenant not to sue or similar agreement that materially limits, restricts or reduces a member of the Company Group’s right to use, enforce or register such material Company Intellectual Property.

(eee) “IPO Date” means August 5, 2021.

(fff) “IRS” means the United States Internal Revenue Service or any successor thereto.

(ggg) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the Company’s Chief Executive Officer and President and Chief Financial Officer and Secretary.

(hhh) “Legal Proceeding” means any claim, action, charge, audit, lawsuit, litigation, complaint, hearing, arbitration, investigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(iii) “Management Agreement” means the Management Agreement, dated as of April 6, 2022, among EWC Master Issuer LLC, EWC Holding Guarantor LLC, certain subsidiaries of EWC Master Issuer LLC party thereto, EWC Ventures, LLC and Citibank, N.A., and any other amendment to the Management Agreement, in each case, in effect as of the date of this Agreement.

(jjj) “Management Holdco” means EWC Management Holdco, LLC.

(kkk) “Management Holdco LLCA” means the Amended and Restated Limited Liability Company Agreement of Management Holdco, dated as of August 4, 2021, as amended.

(lll) “Managing Member” means the Company in its capacity as manager of Opco as described in the Opco LLCA.

(mmm) “Material Contract” means any of the following Contracts (other than any Employee Plan):

(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company Group, taken as a whole;

(ii) any material Contract with any of the top six (6) vendors (excluding legal, accounting, tax and similar professional service providers whose Contracts may be cancelled without liability to the Company or its Subsidiaries upon notice of 90 days or less) to the Company Group, taken as a whole, determined on the basis of expenditures, excluding residual spend, by the Company Group, taken as a whole, for the 12 months ended September 30, 2025 (the customers, vendors and counterparties to Contracts in clauses (ii) and (xi), collectively, “Material Relationships”);

(iii) any IP Contract;

(iv) any Contract containing any covenant or other provision (A) limiting the right of the Company Group to engage in any material line of business or to compete with any Person in any line of business that is material to the Company Group; (B) prohibiting the Company Group from engaging in any business with any Person or levying a fine, charge or other payment for doing so; or (C) containing and limiting the right of the Company Group pursuant to any “most favored nation” or “exclusivity” provisions, in each case of the above other than any such Contracts that (1) may be cancelled without material liability to the Company or its Subsidiaries upon notice of 90 days or less, or (2) are not material to the Company Group, taken as a whole;

(v) any Contract (A) relating to the disposition or acquisition of assets by the Company Group with a value or purchase price greater than $1,000,000 after the date hereof other than in the ordinary course of business; or (B) pursuant to which the Company Group will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company;

(vi) any mortgages, indentures, guarantees, loans, notes or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case, in excess of $1,000,000 other than (A) accounts receivables and payables in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business; and (C) extensions of credit to customers in the ordinary course of business;

(vii) any Lease or Sublease set forth in Section 3.15(b) or Section 3.15(c) of the Company Disclosure Letter;

(viii) any Contract providing for indemnification of any officer, director or employee by the Company Group, other than Contracts entered into on substantially the same form as the Company Group’s standard forms previously made available to Parent;

(ix) any Contract that is an agreement in settlement of a dispute or conciliation or similar Contract, in each case, that imposes (A) an obligation on the Company Group in excess of $500,000 or (B) that would otherwise materially limit the operation of the Company Group as currently operated, in each case, after the date hereof;

(x) any Collective Bargaining Agreement; and

(xi) any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person).

(nnn) “Nasdaq” means the Nasdaq Stock Market and any successor stock exchange.

(ooo) “Non-Controlled Stock” means Company Common Stock held by a GA Controlled Portfolio Company (i) in trust, managed, brokerage, custodial, nominee or other customer accounts or (ii) in mutual funds, open or closed end investment funds or other pooled investment vehicles (including limited partnerships and limited liability companies) sponsored, managed or advised or sub-advised by such GA Controlled Portfolio Company in each case acquired and held in the ordinary course of the securities, commodities, derivatives, asset management, banking or similar businesses of any such GA Controlled Portfolio Company.

(ppp) “Opco Common Unit” means any common limited liability interest in Opco.

(qqq) “Opco LLCA” means the Fifth Amended and Restated Limited Liability Company Agreement of Opco, dated as of August 4, 2021, as amended by that certain First Amendment to Fifth Amended and Restated Limited Liability Company Agreement, dated as of April 11, 2022 (as further amended from time to time).

(rrr) “Open Source Software” shall mean any Software (in source or object code form) that is licensed pursuant to (i) any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license commonly referred to as a “free software” or “open source” license by the Open Source Foundation or the Free Software Foundation or (iii) any license to Software that conditions any rights granted in such license on the disclosure, distribution, or licensing of any other Software in source code form (other than the licensed Software in its unmodified form).

(sss) “Parent Company Support Agreement” means the Parent Company Support Agreement, dated April 6, 2022, between European Wax Center, Inc. and Citibank, N.A. and any amendment thereto, in each case, in effect as of the date of this Agreement.

(ttt) “Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company Group filed with the Company SEC Reports to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other liens or security interests that are not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) liens imposed by applicable law (other than Tax law); (v) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use or value of the applicable property owned, leased, used or held for use by the Company Group; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (ix) non-exclusive licenses to Company Intellectual Property made in the ordinary course of business; (x) any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a material effect on the Company Group, taken as a whole; (xi) statutory, common law or contractual liens (or other encumbrances of any type) of landlords or liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (xii) liens (or other encumbrances of any type) that do not materially and adversely affect the use or operation of the property subject thereto; or (xiii) “Permitted Liens” as defined under the Securitization Agreement.

(uuu) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(vvv) “Personally Identifiable Information” means all data relating to an identified or identifiable natural person, or which is otherwise classified as ‘personal data,’ ‘personally identifiable information,’ ‘protected health information,’ or any similar term under applicable Data Security Requirements.

(www) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications); and (iii) registered Copyrights and applications for Copyright registration.

(xxx) “Relationship Laws” means any franchise termination, nonrenewal, unfair practices or relationship laws including the requirements of such laws, with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator.

(yyy) “Requisite Company Vote” means (i) the Majority Vote and (ii) the affirmative vote of a majority of the votes cast by the disinterested stockholders (as such term is defined in Section 144 of the DGCL); which, for the avoidance of doubt, shall exclude any stockholder that is not an Unaffiliated Company Stockholder.

(zzz) “Sanctioned Country” means any country or region that is the target of a comprehensive embargo under Trade Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Syria, Venezuela and the Crimea, so-called “Donetsk People’s Republic,” and so-called “Luhansk People’s Republic” regions of Ukraine).

(aaaa) “Sanctioned Person” means any Person that is the subject or target of sanctions under applicable Trade Control Laws, including: (i) any Person listed on any U.S., United Kingdom, or European Union sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s List of Specially Designated Nationals and Blocked Persons; (ii) any Person that is, in the aggregate, 50 percent or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any Person located, organized, or ordinarily resident in a Sanctioned Country or a national of a Sanctioned Country with whom U.S. Persons are prohibited from dealing.

(bbbb) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(cccc) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(dddd) “Securities Act” means the Securities Act of 1933.

(eeee) “Securitization Adverse Event” means (i) any Manager Termination Event, Rapid Amortization Event, Potential Rapid Amortization Event, Potential Manager Termination Event, Default or Event of Default (as each such term is defined in any Securitization Contract or any Collateral Transaction Document) or (ii) any (A) amendment, waiver, consent or other modification of a Securitization Contract or any Collateral Transaction Document, or (B) action taken to cure any event that, with notice or the lapse of time or both, would become an event described in the preceding clause (i) without Parent’s written consent, in each of cases (A) and (B), other than any Immaterial Amendment.

(ffff) “Securitization Agreement” means the Base Indenture, dated as of April 6, 2022, between EWC Master Issuer LLC and Citibank, N.A., as supplemented by that certain Series 2022-1 Supplement, dated as of April 6, 2022, between EWC Master Issuer LLC and Citibank, N.A., and any other supplement to the Base Indenture, in each case, in effect as of the date of this Agreement.

(gggg) “Securitization Contracts” means the Securitization Agreement and the Management Agreement.

(hhhh) “Securitization Entity” has the meaning given to such term in the Securitization Agreement.

(iiii) “Service Provider” means any director, officer, employee (whether temporary, part-time or full-time) or individual independent contractor of any of the Company or any of its Subsidiaries, in each case, in their respective capacities of providing services to the Company or any of its Subsidiaries.

(jjjj) “Software” means any and all computer programs, including operating system and applications software, implementations of algorithms, computerized databases, development tools, design tools, user interfaces and program interfaces, whether in source code or object code form and all documentation, including user manuals relating to the foregoing.

(kkkk) “Specified Data Breach” means the actual unauthorized (i) disclosure of Personally Identifiable Information in the possession, custody or direct control of any member of the Company Group; or (ii) access, use, theft, transmission or transfer of Personally Identifiable Information processed by or on behalf of any member of the Company Group, or in the possession, custody or direct control of any member of the Company Group that, in the case of each of clauses (i) or (ii), would reasonably be expected to (A) negatively impact in any material respect, the business, reputation, or results of operation of the Company Group; or (B) result in any member of the Company Group having any material obligation under applicable Data Security Requirements to provide notification regarding any of the foregoing to any Governmental Authority.

(llll) “Specified Default” shall mean any Potential Rapid Amortization Event, Potential Manager Termination Event or Default (as each such term is defined in any Securitization Contract) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event,” in each case, that is capable of being cured pursuant to the Securitization Contracts or such Collateral Transaction Document.

(mmmm) “Specified Default Cure” shall mean any action taken to cure or obtain an irrevocable waiver with respect to any Specified Default (i) that constitutes an Immaterial Amendment or (ii) for which the Buyer Parties have provided to the Company their written consent.

(nnnn) “Subsidiary” of any Person means (i) a corporation of which more than 50% of the combined voting power of the outstanding voting equity securities of such corporation is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the manager or managing member and has the power to direct the policies, management and affairs of such limited liability company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and the power to direct the policies, management and affairs thereof. Notwithstanding anything to the contrary in this Agreement, for purposes of this Agreement (x) following the Closing, each of the Surviving Corporation and its Subsidiaries will be deemed to be a Subsidiary of Parent, and (y) for the avoidance of doubt, Opco is a Subsidiary of the Company.

(oooo) “Superior Proposal” means any bona fide written Acquisition Proposal that did not arise from a material breach of Section 5.3 for an Acquisition Transaction on terms that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing) and the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Special Committee deems relevant, and if consummated, would be more favorable, from a financial point of view, to the Unaffiliated Company Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination). For purposes of the reference to an “Acquisition Proposal” in this definition, all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(pppp) “Tax Returns” means any returns, estimates, elections, declarations, claims for refund, information statements and reports (including amendments and attachments thereto) relating to any Tax or Taxes, in each case that are filed or required to be filed with a Governmental Authority.

(qqqq) “Taxes” means any United States federal, state and local, and non-United States taxes, assessments and similar governmental charges and impositions in the nature of taxes (including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation and value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes), together with all interest, penalties and additions imposed with respect to such amounts imposed by any Governmental Authority.

(rrrr) “Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of August 4, 2021, by and among European Wax Center, Inc. and the other parties thereto.

(ssss) “Transaction Litigation” means any Legal Proceeding commenced or threatened by any Person (including any current or former holder of Company Common Stock or any other securities of any member of the Company Group) against a Party or any of its Subsidiaries or any of its or their respective directors and/or executive officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or any of its or their respective directors and/or executive officers, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Proxy Statement, Schedule 13e-3, any Other Required Company Filing or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties or with the Financing Sources related to this Agreement or any Guarantee.

(tttt) “U.S.” means United States.

(uuuu) “Unaffiliated Company Stockholders” means the holders of Company Common Stock, excluding those shares of Company Common Stock held, directly or indirectly, by or on behalf of (i) GA, its investment fund Affiliates, its portfolio companies majority owned by such investment fund Affiliates (with respect to which GA has the right to vote or direct the voting of such shares held by such portfolio companies) (collectively, “GA Controlled Portfolio Companies”) (excluding any Non-Controlled Stock), (ii) any person that the Company has determined to be an “officer” of the Company within the meaning of Rule 16a-1(f) of the Exchange Act and (iii) those members of the Company Board who are not members of the Special Committee.

(vvvv) “WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law.

(wwww) “Willful and Material Breach” means, with respect to any covenant, representation, warranty or other agreement set forth in this Agreement, a material breach that is a consequence of an act or failure to act undertaken or omitted to be taken by the breaching Party with the actual or constructive knowledge (which shall be deemed to include knowledge of facts that a Person acting reasonably should have known, based on reasonable due inquiry) that the taking of such act or failure to take such act would, or would reasonably be expected to, cause, or constitute a breach of the relevant covenant, representation, warranty or other agreement.

Section 1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Advisor	3.3(d)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Alternative Financing	6.5(h)
Alternative Financing Documents	6.5(h)
Anti-Corruption Laws	3.28(b)
Buyer Parties	Preamble
Bylaws	3.1
Capitalization Date	3.7(a)
Certificate of Merger	2.1(b)
Certificates	2.9(c)(i)
Charter	2.1(c)
Chosen Courts	9.10(a)
Closing	2.3
Closing Date	2.3
Collective Bargaining Agreement	3.20(a)
Company	Preamble
Company Board Recommendation	3.3(b)
Company Disclosure Letter	III
Company Equity Awards	3.7(c)
Company Liability Limitation	8.3(f)(ii)
Company Related Parties	8.3(f)(i)
Company SEC Reports	III
Company Stockholder Meeting	6.4(a)
Company Termination Fee	8.3(b)(i)
Consent	3.6
Continuation Period	6.10(b)
Converted Cash Award	2.8(a)(ii)
Copyrights	1.1(ccc)
D&O Insurance	6.9(c)
Debt Financing	4.10(a)
DGCL	Recitals
Dissenting Company Shares	2.7(f)(i)
DPA	3.28(g)
DTC	2.9(d)
DTC Payment	2.9(d)
Effect	1.1(t)

Term	Section
Effective Time	2.1(b)
Electronic Delivery	9.13
Employee Plan	3.19(a)
Enforceability Limitations	3.2
Exchange Fund	2.9(b)
GA	Recitals
Government Closure	6.2(a)
Guarantee	Recitals
Guarantor	Recitals
Intervening Event	5.3(d)(i)
Marks	1.1(ccc)
Material Relationships	1.1(mmm)(ii)
Maximum Annual Premium	6.9(c)
Merger	Recitals
Merger Sub	Preamble
New Plan	6.10(c)
Notice Period	5.3(d)(ii)(3)
Other Required Company Filing	6.3(b)
Other Required Parent Filing	6.3(c)
Parent	Preamble
Parent Disclosure Letter	IV
Parent Liability Limitation	8.3(f)(i)
Parent Related Parties	8.3(f)(i)
Parent Termination Fee	8.3(c)
Party	Preamble
Patents	1.1(ccc)
Payment Agent	2.9(a)
Per Share Price	2.7(c)(i)
Permits	3.21
Proxy Statement	6.3(a)
Recommendation Change	5.3(c)(i)
Reimbursement Obligations	6.5(f)
Representatives	5.3(a)
Required Amount	4.10(b)
Requisite Company Votes	1.1(yyy)
Schedule 13e-3	6.3(a)
Securities	3.7(d)
Special Committee	Recitals
Special Committee Recommendation	3.3(a)
Sublease	3.15(c)
Support Agreement	Recitals
Surviving Corporation	2.1(a)
Termination Date	8.1(c)
Trade Control Laws	3.28(a)
Uncertificated Shares	2.9(c)(i)
Unvested Company RSU	2.8(b)(ii)
Vested Company RSU	2.8(b)(i)

Section 1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated, and references to “paragraphs” or “clauses” are to separate paragraphs or clauses of the Section or subsection in which the reference occurs. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.” When used herein, the phrase “the date hereof” means “the date of this Agreement.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) When used herein, references to “ordinary course” or “ordinary course of business” will be construed to mean “ordinary course of business, consistent with past practices.”

(j) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in that Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. A reference to “law” will refer to any legislation, statute, law (including common law), ordinance, rule, regulation, code, directive, determination or stock exchange listing requirement, as applicable, and “order” will refer to any decree, ruling, judgment, injunction or other order in any Legal Proceedings by or with any Governmental Authority. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time, and any exhibits, schedules, annexes, statements of work, riders and other documents attached thereto.

(k) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP. An item arising with respect to a specific representation or warranty will be deemed to be “reflected on” or “set forth in” a balance sheet or financial statements, to the extent that any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statements that is specifically related to such item; or (ii) such item is specifically set forth on the balance sheet or financial statements or is specifically set forth in the notes thereto (provided that an amount with respect to such item is included in such notes), in each case of clauses (i) and (ii), if an amount is so shown or set forth on such balance sheet or financial statement or notes thereto, solely to the extent of such amount.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1). When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.

(n) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter and Parent Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of law or breach of contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement. Disclosure of any information or document in the Company Disclosure Letter is not a statement or admission that it is material or required to be disclosed in the Company Disclosure Letter. Nothing in the Company Disclosure Letter constitutes an admission against the Company’s interest or represents the Company’s legal position or legal rights on the matter so disclosed. No reference in this Agreement to dollar amount thresholds will be deemed to be evidence of a Company Material Adverse Effect or materiality.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(r) Documents or other information or materials will be deemed to have been “made available,” “furnished,” “provided” or “delivered” by the Company if such documents, information or materials have been physically or electronically delivered to the relevant Party prior to the date of this Agreement, including by being posted to a virtual data room managed by the Company with respect to the transactions contemplated by this Agreement or filed with or furnished to the SEC and available on EDGAR.

(s) References to “writing” mean the representation or reproduction of words, symbols or other information in a visible form by any method or combination of methods, whether in electronic form or otherwise, and including writings delivered by Electronic Delivery. “Written” will be construed in the same manner.

(t) Prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement will not be used as an aide of construction or otherwise constitute evidence of the intent of the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of any such prior drafts.

ARTICLE II

THE MERGERS

Section 2.1 The Corporate Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, (a) Merger Sub Inc. will be merged with and into the Company; (b) the separate corporate existence of Merger Sub Inc. will thereupon cease; and (c) the Company will continue as the surviving corporation of the Corporate Merger. The Company, as the surviving corporation of the Corporate Merger, is sometimes referred to herein as the “Surviving Corporation.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will cause the Corporate Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Parties and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(c) At the Effective Time, the Amended and Restated Certificate of Incorporation of the Company (as amended from time to time, the “Charter”), will be amended and restated in its entirety to read as set forth in Exhibit A attached hereto, and such amended and restated certificate of incorporation will become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation.

(d) At the Effective Time, the bylaws of Merger Sub Inc., as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.2 The LLC Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DLLCA, at the LLC Merger Effective Time, (a) Merger Sub LLC will be merged with and into Opco; (b) the separate corporate existence of Merger Sub LLC will thereupon cease; and (c) Opco will continue as the surviving company of the LLC Merger. Opco, as the surviving company of the LLC Merger, is sometimes referred to herein as the “Surviving LLC”.

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Parties will cause the LLC Merger to be consummated pursuant to the DLLCA by filing a certificate of merger in customary form and substance (the “LLC Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DLLCA (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by the Parties specified in the LLC Certificate of Merger, being referred to herein as the “LLC Merger Effective Time”).

(c) At the LLC Merger Effective Time, the certificate of formation of Opco will become the certificate of formation of the Surviving LLC until thereafter amended in accordance with the applicable provisions of the DLLCA and such certificate of formation.

(d) At the LLC Merger Effective Time, the Opco LLCA, as in effect immediately prior to the LLC Merger Effective Time, will be amended and restated in its entirety to read as set forth in Exhibit B attached hereto and such amended and restated limited liability company agreement will become the limited liability company agreement of the Surviving LLC until thereafter amended in accordance with the applicable provisions of the DLLCA, the certificate of formation of the Surviving LLC and such limited liability company agreement.

Section 2.3 The Closing. The consummation of the Transactions (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures (including by Electronic Delivery) (a) in no event later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing); provided, that if any of the conditions set forth in Article VII are not satisfied or waived (to the extent permitted hereunder) on such third Business Day, then the Closing shall take place on the first Business Day thereafter on which all such conditions have been satisfied or waived (to the extent permitted hereunder); or (b) such other time, location and/or date as Parent and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 2.4 Effect of the Mergers. At the Effective Time and the LLC Merger Effective Time, as applicable, the effect of the Corporate Merger and the LLC Merger will be as provided in this Agreement and the applicable provisions of the DGCL and DLLCA, respectively. Without limiting the generality of the foregoing, and subject thereto, (a) at the Effective Time, all of the (i) property, rights, privileges, powers and franchises of the Company and Merger Sub Inc. will vest in the Surviving Corporation; and (ii) debts, liabilities and duties of the Company and Merger Sub Inc. will become the debts, liabilities and duties of the Surviving Corporation, and (b) at the LLC Merger Effective Time, all of the (i) property, rights, privileges, powers and franchises of Opco and Merger Sub LLC will vest in the Surviving LLC; and (ii) debts, liabilities and duties of Opco and Merger Sub LLC will become the debts, liabilities and duties of the Surviving LLC.

Section 2.5 Directors and Officers.

(a) Directors of the Surviving Corporation. At the Effective Time, the initial directors of the Surviving Corporation will be the directors of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers of the Surviving Corporation. At the Effective Time, the initial officers of the Surviving Corporation will be the officers of Merger Sub Inc. as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

(c) Officers of the Surviving LLC. At the LLC Merger Effective Time, the initial officers of the Surviving LLC will be the officers of the Merger Sub LLC as of immediately prior to the Effective Time, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving LLC until their respective successors are duly appointed.

Section 2.6 Effect of the LLC Merger on Opco Common Units. At the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of the Buyer Parties, the Company or Opco, the following will occur:

(a) Conversion of Merger Sub LLC Units. All issued and outstanding units of Merger Sub LLC issued and outstanding immediately prior to the LLC Merger Effective Time shall be converted into a number of Common Units of the Surviving LLC equal to the number of Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units) issued and outstanding immediately prior to the LLC Merger Effective Time.

(b) Conversion of Opco Common Units.

(i) Each Opco Common Unit that is outstanding as of immediately prior to the LLC Merger Effective Time (other than the Cancelled Opco Units and the Excluded Opco Units) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the excess of the Class A Per Share Price over the Class B Per Share Price, without interest thereon (the “Opco Per Unit Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11).

(ii) Each Opco Common Unit that is (x) held by Opco or any of its Subsidiaries in treasury or otherwise; or (y) owned by the Buyer Parties or owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the LLC Merger Effective Time (each, a “Cancelled Opco Unit”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Each Opco Common Unit that is owned directly or indirectly by the Company (each, an “Excluded Opco Unit”) shall be unaffected by the LLC Merger and shall remain outstanding as a common unit of the Surviving LLC held by the Company.

(c) Adjustments to the Opco Per Unit Price. The Opco Per Unit Price will be adjusted appropriately (and subject to the terms of the Opco LLCA) to reflect the effect of any reorganization, recapitalization, reclassification, combination, exchange of units or other similar change with respect to Opco Common Units occurring on or after the date hereof and prior to the LLC Merger Effective Time.

(d) GA Opco Common Units. Opco Common Units held by the GA Members shall not be entitled to receive the Opco Per Unit Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent company thereof) and, pursuant to the terms of the Support Agreement, shall be treated in accordance with Section 2.6(b) and Section 2.6(c).

Section 2.7 Effect of the Corporate Merger on Company Common Stock. At the Effective Time, by virtue of the Corporate Merger and without any action on the part of the Buyer Parties, the Company or the holders of any of the following securities, the following will occur:

(a) Conversion of Merger Sub Inc. Common Stock. Each share of common stock, par value $0.00001 per share, of Merger Sub Inc. that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub Inc. will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(b) Conversion of Company Class A Common Stock.

(i) Each share of Class A Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class A Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $5.80, without interest thereon (the “Class A Per Share Price”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(ii) Each share of Class A Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time; or (D) corresponding to an Unvested Restricted Stock Award (each, a “Cancelled Company Class A Share”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor. Notwithstanding the foregoing, and for the avoidance of doubt, each Unvested Restricted Stock Award shall be replaced with a Converted Cash Award pursuant to and in accordance with Section 2.8(c).

(c) Conversion of Company Class B Common Stock.

(i) Each share of Class B Common Stock that is outstanding as of immediately prior to the Effective Time (other than Cancelled Company Class B Shares or Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $0.00001 per share (the “Class B Per Share Price”; each of the Class A Per Share Price and Class B Per Share Price, a “Per Share Price” and together with the Opco Per Unit Price, the “Merger Consideration”), in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11);

(ii) Each share of Class B Common Stock that is (A) held by the Company Group as treasury stock or otherwise; (B) owned by the Buyer Parties (including the GA Shares); or (C) owned by any direct or indirect wholly owned Subsidiary of the Buyer Parties as of immediately prior to the Effective Time (each, a “Cancelled Company Class B Share” and together with the Cancelled Company Class A Shares, the “Cancelled Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(d) GA Shares. The GA Shares shall not be entitled to receive the Class A Per Share Price or the Class B Per Share Price and shall, immediately prior to the Closing, be contributed, directly or indirectly, to Parent (or any direct or indirect parent company thereof) pursuant to the terms of the Support Agreement and shall be treated in accordance with Section 2.7(b) and Section 2.7(c).

(e) Adjustment to the Per Share Price. The Class A Per Share Price and the Class B Per Share Price will each be adjusted appropriately (and subject to the terms of the Charter) to reflect the effect of any stock split, reverse stock split, stock distribution or dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(f) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Transactions nor consented thereto in writing and who shall have (or for which the beneficial owner (as defined, for purposes of this Section 2.7(f)(i), in Section 262(a) of the DGCL) shall have) properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the applicable Per Share Price pursuant to this Section 2.7(f)(i). Holders of Dissenting Company Shares (or beneficial owners thereof) will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders (or beneficial owners) who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Per Share Price, without interest thereon, upon surrender of the Certificates or Uncertificated Shares that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.9.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares. For purposes of this Section 2.7(f)(ii), “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such demands but will not be afforded any decision-making power or other authority over such demands except for the payment, settlement or compromise consent set forth above.

Section 2.8 Equity Awards and Other Company Securities.

(a) Company Options.

(i) At the Effective Time, each outstanding Company Option that was granted under either Equity Plan and that is vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company Option”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest), in cash, equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company Option multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock underlying such Vested Company Option (the “Vested Company Option Consideration”). Any Vested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

(ii) At the Effective Time, each outstanding Company Option that is not a Vested Company Option (each, an “Unvested Company Option”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the contingent right to receive from Parent or the Surviving Corporation an aggregate amount (without interest) in cash (each, a “Converted Cash Award”) equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company Option immediately prior to the Effective Time multiplied by (B) the excess, if any, of the Class A Per Share Price over the exercise price per share of Class A Common Stock under such Unvested Company Option. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(a)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company Option immediately prior to the Effective Time, including “double trigger” termination protection. Any Unvested Company Option that has an exercise price per share of Class A Common Stock that is greater than or equal to the Class A Per Share Price shall be cancelled at the Effective Time for no consideration.

(b) Company RSUs.

(i) At the Effective Time, each Company RSU that is outstanding and vested (but not yet settled) at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, a “Vested Company RSU”), shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into the right to receive an amount (without interest) in cash equal in value to (A) the total number of shares of Class A Common Stock subject to such Vested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price (the “Vested Company RSU Consideration”).

(ii) At the Effective Time, each outstanding Company RSU that is not a Vested Company RSU (each, an “Unvested Company RSU”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(b)(ii) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Company RSU immediately prior to the Effective Time, including “double trigger” termination protection.

(c) Company Restricted Stock. At the Effective Time, each outstanding award of Company Restricted Stock that is outstanding and not vested at the Effective Time, taking into account any acceleration of vesting that occurs upon the Effective Time (each, an “Unvested Restricted Stock Award”) shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into a Converted Cash Award equal in value to (A) the total number of shares of Class A Common Stock subject to such Unvested Restricted Stock Award immediately prior to the Effective Time multiplied by (B) the Class A Per Share Price. Each such Converted Cash Award assumed and converted pursuant to this Section 2.8(c) will continue to have, and will be subject to, the same vesting terms and conditions as applied to the corresponding Unvested Restricted Stock Award immediately prior to the Effective Time.

(d) Payment Procedures. The Surviving Corporation or its Subsidiaries, as applicable, shall pay, through the payroll system or payroll provider of the Surviving Corporation or its applicable Subsidiary, to the applicable holders of the Vested Company Options and Vested Company RSUs, the Vested Company Option Consideration, the Vested Company RSU Consideration and all amounts that become payable on vesting of the Converted Cash Awards, as applicable. The Vested Company Option Consideration and the Vested Company RSU Consideration will be paid no later than the first regularly scheduled payroll date of the Surviving Corporation or its applicable Subsidiary that is at least five (5) Business Days following the Closing Date. The amounts that become payable on vesting of the Converted Cash Awards (other than in respect of the Company Restricted Stock) will be paid no later than the first regularly scheduled payroll date of the Surviving Corporation or its applicable Subsidiary following the applicable vesting date (or following the release effective date, if the vesting of such Converted Cash Award is subject to the holder’s execution of a release of claims under the terms of the holder’s Unvested Company Options, Unvested Company RSUs or Unvested Restricted Stock Awards, as applicable, as of immediately prior to the Effective Time). Notwithstanding the foregoing, if any payment owed to such holders cannot be made through the Surviving Corporation’s or its applicable Subsidiary’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder by the applicable date determined in accordance with the immediately preceding sentence. The amounts that become payable on vesting of the Converted Cash Awards in respect of the Unvested Restricted Stock Awards will be paid no later than five (5) Business Days following the applicable vesting date by wire transfer of immediately available funds to an account of the holder of such Converted Cash Awards in accordance with such holder’s written instructions.

(e) Further Actions. The Company shall pass resolutions approving the treatment of the Company Options, Company RSUs and Company Restricted Stock under this Section 2.8.

Section 2.9 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, (i) Parent will select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Transactions (the “Payment Agent”) for the purpose of (A) exchanging each share of Class A Common Stock outstanding immediately prior to the Effective Time, other than the Cancelled Company Shares, (B) exchanging each share of Class B Common Stock outstanding immediately prior to the Effective Time represented by a Certificate outstanding immediately prior to the Effective Time, other than the Cancelled Company Shares and (C) exchanging each Opco Common Unit (other than the Cancelled Opco Units and the Excluded Opco Units) outstanding immediately prior to the LLC Merger Effective Time; and (ii) Parent will enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, (i) for payment to the holders of shares of Class A Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7; (ii) for payment to the holders of shares of Class B Common Stock pursuant to Section 2.7, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.7; and (iii) for payment to the holders of Opco Common Units pursuant to Section 2.6, an amount of cash equal to the aggregate consideration to which such holders become entitled pursuant to Section 2.6. Until disbursed in accordance with the terms and conditions of this Agreement, such cash will be invested by the Payment Agent, as directed by Parent, the Surviving Corporation or the Surviving LLC, in (i) obligations of or fully guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States with a maturity of no more than 30 days; (ii) commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively; or (iii) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1,000,000,000 (based on the most recent financial statements of such bank that are then publicly available) (such cash and any proceeds thereon, the “Exchange Fund”). To the extent that (A) there are any losses with respect to any investments of the Exchange Fund; (B) the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.6 and Section 2.7; or (C) all or any portion of the Exchange Fund is unavailable for Parent (or the Payment Agent on behalf of Parent) to promptly pay the cash amounts contemplated by Section 2.6 and Section 2.7 for any reason, Parent will promptly replace or restore the amount of cash in the Exchange Fund, or will cause the amount of cash in the Exchange Fund to be replaced or restored, so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.6 and Section 2.7. Any income from investment of the Exchange Fund will be payable to Parent, the Surviving Corporation, or the Surviving LLC as Parent directs The Exchange Fund shall not be used for any purpose other than the payment to the holders as set forth in this Section 2.9.

(c) Payment Procedures.

(i) Promptly following the Closing, (and in any event within three Business Days following the Closing), Parent, the Surviving Corporation and the Surviving LLC will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time and the LLC Merger Effective Time) of (i) a certificate or certificates that immediately prior to the Effective Time represented (A) outstanding shares of Company Common Stock (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) and (B) outstanding Opco Common Units (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Certificates”); or (ii) (A) uncertificated shares of Company Common Stock (other than Dissenting Company Shares and Cancelled Company Shares, as applicable) (the “Uncertificated Shares”) and (B) uncertificated units of Opco (other than the Cancelled Opco Units and the Excluded Opco Units, as applicable) (the “Uncertificated Units”): a letter of transmittal in customary form (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Payment Agent) and instructions for use in effecting the surrender of the Certificates and Uncertificated Shares, as applicable, in exchange for the Per Share Price and the Opco Per Unit Price, as applicable, payable in respect thereof pursuant to Section 2.6 and Section 2.7.

(ii) Upon surrender of Certificates for cancellation to the Payment Agent, if applicable, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders will be entitled to receive, as applicable, (a) in exchange therefor an amount in cash equal to the sum of the product obtained by multiplying (x) the aggregate number of shares of Class A Common Stock and Class B Common Stock, as applicable, represented by such Certificate; by (y) the applicable Per Share Price (subject to any applicable withholding in accordance with Section 2.12), and the Certificates so surrendered will forthwith be cancelled or (b) in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Opco Common Units represented by such Certificate; by (y) the Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12), and the Certificates so surrendered will forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the applicable Per Share Price (subject to any applicable withholding in accordance with Section 2.12), and the transferred Uncertificated Shares so surrendered will be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Units, the holders of such Uncertificated Units will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Opco Common Units represented by such holder’s transferred Uncertificated Units; by (2) the Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12), and the transferred Uncertificated Units so surrendered will be cancelled. The Payment Agent will accept such Certificates, transferred Uncertificated Shares and transferred Uncertificated Units upon compliance with such reasonable terms and conditions as the Payment Agent may impose to cause an orderly exchange thereof in accordance with normal exchange practices. No interest will be paid or accrued for the benefit of holders of the Certificates, Uncertificated Shares and Uncertificated Units on the Per Share Price or the Opco Per Unit Price, as applicable, payable upon the surrender of such Certificates, Uncertificated Shares and Uncertificated Units pursuant to this Section 2.9(c). Until so surrendered, outstanding Certificates, Uncertificated Shares and Uncertificated Units will be deemed from and after the Effective Time, or the LLC Merger Effective Time, as applicable, to evidence only the right to receive the Per Share Price, or the Opco Per Unit Price, as applicable, without interest thereon, payable in respect thereof pursuant to Section 2.6 and Section 2.7. Notwithstanding anything to the contrary in this Agreement, no holder of Uncertificated Shares or Uncertificated Units will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.6 and Section 2.7.

(d) DTC Payment. Prior to the Closing, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to, as applicable, (A) the applicable number of shares of Class A Common Stock (other than Cancelled Company Class A Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by the applicable Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. Subject, in all cases, to the terms and conditions of the Charter or the Opco LLCA in respect of Company Common Stock or Opco Common Units, as applicable, if a transfer of ownership of shares of Company Common Stock or Opco Common Unit is not registered in the stock transfer books or ledger of the Company or Opco or if the applicable Per Share Price or Opco Per Unit Price is to be paid in a name other than that in which the Certificates, Uncertificated Shares or Opco Common Units surrendered or transferred in exchange therefor are registered in the stock transfer books or ledgers of the Company or Opco, the Per Share Price or Opco Per Unit Price, as applicable, may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered or transferred is registered in the stock transfer books or ledger of the Company or Opco, as applicable, only if, in the case of shares of Company Common Stock represented by Certificates, such Certificate is properly endorsed and otherwise in proper form for surrender and transfer, or in the case of Uncertificated Shares or Opco Common Units, a proper transfer instruction is presented, and in either case the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the applicable Per Share Price or Opco Per Unit Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation, the Surviving LLC or any other Party will be liable to a holder of shares of Company Common Stock or Opco Common Units, for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates, Uncertificated Shares or Uncertificated Units on the date that is one year after the Closing Date, as applicable, will be delivered to Parent (as directed by Parent) upon demand, and any holders of Company Common Stock or Opco Common Units that were issued and outstanding immediately prior to the Effective Time, who have not theretofore surrendered or transferred their Certificates, Uncertificated Shares or Uncertificated Units representing Company Common Stock or Opco Comon Units, for exchange pursuant to this Section 2.9 will thereafter look for payment of the applicable Per Share Price or Opco Per Unit Price (subject to any applicable withholding in accordance with Section 2.12) without interest thereon, payable in respect of the Company Common Stock or Opco Common Units represented by such Certificates, Uncertificated Shares or Uncertificated Units solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the applicable Per Share Price or Opco Per Unit Price, to which such holders may be entitled pursuant to Section 2.6 and Section 2.7. Any amounts remaining unclaimed by holders of any such Certificates, Uncertificated Shares or Uncertificated Units three years after the Closing Date, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Section 2.10 No Further Ownership Rights. From and after the Effective Time or LLC Merger Effective Time, as applicable, (a) all shares of Company Common Stock will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.7 and cease to exist; (b) all Opco Common Units, except for the Excluded Opco Units, will no longer be outstanding and will automatically be converted or cancelled and retired, as applicable, in accordance with Section 2.6 and cease to exist and (c) each holder of Certificates, Uncertificated Shares or Uncertificated Units theretofore representing any shares of Company Common Stock or Opco Common Units will cease to have any rights with respect thereto, except the right to receive the applicable Per Share Price or Opco Per Unit Price, payable therefor in accordance with Section 2.6 and Section 2.7, or in the case of Dissenting Company Shares, the rights pursuant to Section 2.7(f), subject in each case, to any applicable withholding in accordance with Section 2.12. The Per Share Price, or Opco Per Unit Price, as applicable, paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Opco Common Units, as applicable. From and after the Effective Time or LLC Merger Effective Time, as applicable, (i) there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time and (ii) there will be no further registration of transfers on the records of the Surviving LLC of Opco Common Units that were issued and outstanding immediately prior to the LLC Merger Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the LLC Merger Effective Time. If, after the Effective Time, or the LLC Merger Effective Time, as applicable, Certificates, Uncertificated Shares and Uncertificated Units are presented to the Surviving Corporation or the Surviving LLC for any reason, they will (subject to compliance with the exchange procedures of Section 2.9) be cancelled and exchanged as provided in this Article II.

Section 2.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificate has been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, the Per Share Price, or Opco Per Unit Price, as applicable, payable in respect of the shares of Company Common Stock, or Opco Common Unit formerly represented by such Certificate pursuant to Section 2.6 or Section 2.7, subject in each case, to any applicable withholding in accordance with Section 2.12. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.12 Required Withholding. Each of the Payment Agent, Parent, the Company, Opco, the Surviving Corporation and the Surviving LLC will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws. To the extent that any amounts are so deducted or withheld and paid over to the appropriate Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person with respect to whom such deduction or withholding was made.

Section 2.13 No Dividends or Distributions. No dividends or other distributions with respect to the capital stock of the Surviving Corporation or the equity interests of the Surviving LLC with a record date on or after the Effective Time will be paid to the holder of any unsurrendered Certificates, Uncertificated Shares or Uncertificated Units.

Section 2.14 Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation and the Surviving LLC with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Opco, Merger Sub Inc. and Merger Sub LLC, then the directors and officers of the Company, Opco, Merger Sub Inc. and Merger Sub LLC will take all such lawful and necessary action.

Section 2.15 Tax Treatment. Each of the Parties agrees that, for U.S. federal and applicable state and local Tax purposes, (a) the LLC Merger will be treated for purposes of the holders of the Opco Common Units (other than the Opco Common Units held by GA Members, the Cancelled Opco Units and the Excluded Opco Units) as a sale of Opco Common Units in a transaction described in Section 741 of the Code, and (b) the Corporate Merger will be treated as a sale of the equity of the Company as described in Section 1001 of the Code. Each Party agrees to file all U.S. federal income Tax Returns (and any applicable state and local income Tax Returns) consistently with the foregoing unless, and then solely to the extent, otherwise required by applicable Law pursuant to a final determination within the meaning of Section 1313(a) of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this Article III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case, pursuant to the Exchange Act on or after the IPO Date and no later than one Business Day prior to the date hereof (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Company SEC Reports”) (it being understood and agreed that (i) any matter disclosed in any Company SEC Report will be deemed to be disclosed in a section of the Company Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such Company SEC Report that it is applicable to such section of the Company Disclosure Letter; and (ii) nothing disclosed in the Company SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Section 3.7 or Section 3.12(a)(ii)); or (b) subject to the terms of Section 9.12, as set forth in the disclosure letter delivered by the Company to the Buyer Parties on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to the Buyer Parties as follows:

Section 3.1 Organization; Good Standing.

(a) The Company. The Company (a) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Charter and the bylaws of the Company (the “Bylaws”). The Company is not in violation of the Charter or the Bylaws.

(b) Opco. Opco (a) is a limited liability company duly incorporated, validly existing and in good standing pursuant to the DLLCA; and (b) has the requisite limited liability company power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. Opco is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the the certificate of formation of Opco (the “Opco Certificate of Formation”) and the Opco LLCA. Opco is not in violation of the Opco Certificate of Formation and the Opco LLCA.

Section 3.2 Corporate Power; Enforceability. The Company and Opco have the requisite corporate or limited liability company, as applicable, power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the proposal to adopt this Agreement (the “Majority Vote”) and Managing Member approval, consummate the Transactions. The execution and delivery of this Agreement by the Company and Opco, the performance by the Company and Opco of their respective covenants and obligations hereunder, and the consummation of the Transactions have been duly authorized and approved by all necessary corporate action on the part of the Company and Opco and no additional corporate actions on the part of the Company and Opco are necessary to authorize (i) the execution and delivery of this Agreement by the Company or Opco; (ii) the performance by the Company and Opco of their respective covenants and obligations hereunder; or (iii) subject to the receipt of the Majority Vote, the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and Opco and, assuming the due authorization, execution and delivery by the other Parties, constitutes a legal, valid and binding obligation of the Company and Opco, enforceable against the Company and Opco in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally; and (B) is subject to general principles of equity (collectively, the “Enforceability Limitations”).

Section 3.3 Special Committee and Company Board Approval; Fairness Opinion; Anti-Takeover Laws.

(a) Special Committee Approval. The Special Committee has (i) determined that this Agreement and the Transactions on the terms and subject to the conditions set forth herein are advisable, fair to and in the best interests of the Company and the Unaffiliated Company Stockholders; (ii) recommended to the Company Board that it (1) approve this Agreement and Transactions; and (2) resolved to recommend that the Unaffiliated Company Stockholders adopt this Agreement at any Company Stockholder Meeting (collectively, the “Special Committee Recommendation”), which Special Committee Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(b) Company Board Approval. The Company Board has (i) determined that this Agreement and the Transactions, including the Corporate Merger, on the terms and subject to the conditions set forth herein, are advisable, fair to and in the best interests of the Company and the Company Stockholders; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein; and (iii) directed that this Agreement and the Transactions be submitted to a vote of the Company Stockholders at any Company Stockholder Meeting and (iv) subject to Section 5.3, resolved to recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL at any Company Stockholder Meeting (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Managing Member Approval. The Company, as the Managing Member of Opco, has (i) determined that this Agreement and the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Opco; and (ii) approved the execution and delivery of this Agreement by Opco, the performance by Opco of its covenants and other obligations hereunder, and the consummation of the Transactions upon the terms and conditions set forth herein.

(d) Fairness Opinion. The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of Moelis & Company (the “Advisor”), to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Class A Per Share Price to be paid to holders of shares of Class A Common Stock (other than the GA Stockholder, its Affiliates and any other Affiliates of the Company) pursuant to this Agreement is fair, from a financial point of view, to such holders (it being understood and agreed that such written opinion is for the benefit of the Special Committee and may not be relied upon by the Buyer Parties). The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of said opinion letter to Parent solely for informational purposes.

(e) Anti-Takeover Laws. Assuming that the representations of the Buyer Parties set forth in Section 4.5 and Section 4.11 are true and correct, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL or in the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) and any other similar applicable “anti-takeover” law will not be applicable to this Agreement, any Support Agreement or the Corporate Merger and the Transactions. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which any member of the Company Group subject, party or otherwise bound.

Section 3.4 Requisite Vote.

(a) Company Vote. Assuming that the representations of the Buyer Parties set forth in Section 4.2 and the representations of the Company set forth in Section 3.2 are true and correct, other than obtaining the Majority Vote, no further corporate action is required by the Company in order for the Company to approve this Agreement, the Support Agreement and the Transactions. Subject to the accuracy of the representations and warranties of the Buyer Parties set forth in Section 4.4 and the representations of the Company set forth in Section 3.3, the Majority Vote is the only approval of the Company Common Stock or any class or series of securities of the Company necessary to approve or adopt this Agreement and the Transactions. Except for any change of recommendation made after the execution of this Agreement and in accordance with Section 5.3, the resolutions and determinations of the Special Committee and the Company Board referenced in this Section 3.4 have not been amended or withdrawn.

(b) Opco Vote. Other than obtaining Managing Member approval delivered in connection herewith, no further limited liability action is required by Opco in order for Opco to approve this Agreement and the Transactions. Managing Member approval is the only approval of the Opco Common Units or any class or series of securities of Opco necessary to approve or adopt this Agreement and the Transactions.

Section 3.5 Non-Contravention. The execution and delivery of this Agreement by the Company and Opco, the performance by the Company and Opco of their respective covenants and obligations hereunder, and the consummation of the Transactions do not (a) violate or conflict with any provision of the Charter or the Bylaws, or the Opco LLCA; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Transactions, subject to obtaining the Majority Vote, violate or conflict with any law or order applicable to the Company Group or by which any of its properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Company Group, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not have a Company Material Adverse Effect.

Section 3.6 Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company Group in connection with (a) the execution and delivery of this Agreement by the Company or Opco; (b) the performance by the Company Group of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain or make would not have a Company Material Adverse Effect.

Section 3.7 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 600,000,000 shares of Class A Common Stock, (ii) 600,000,000 shares of Class B Common Stock and (iii) 100,000,000 shares of Company Preferred Stock. As of 5:00 p.m., Eastern time, on February 6, 2026 (such time and date, the “Capitalization Date”), (A) 44,017,971 shares of Class A Common Stock were issued and outstanding (200,000 of which correspond to the unvested Restricted Stock Awards referenced in Section 3.7(d)); (B) 10,519,105 shares of Class B Common Stock were issued and outstanding; (C) 9,818,777 shares of Class A Common Stock were held by the Company as treasury shares; and (D) zero shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid, and nonassessable. From the Capitalization Date to the date hereof, the Company has not issued or granted any Company Common Stock other than pursuant to the exercise or settlement of Company Equity Awards granted prior to the date hereof. The Company has never issued any shares of Company Preferred Stock.

(b) As of the Capitalization Date, 54,537,076 Opco Common Units are issued and outstanding, 10,519,105 of which are not held by the Company. All outstanding Opco Common Units are validly issued, fully paid, and nonassessable. From the Capitalization Date to the date hereof, Opco has not issued or granted any Opco Common Units.

(c) As of the Capitalization Date, there were outstanding the following (collectively, the “Company Equity Awards”): (i) Company Options to acquire 4,112,920 shares of Class A Common Stock having a weighted average exercise price of $8.14 per share and (ii) Company RSUs in respect of 2,045,721 shares of Class A Common Stock. The Company has made available to Parent a true, correct and complete list, as of the Capitalization Date, with respect to each outstanding Company Equity Award, of the name or employee number of the holder of such Company Equity Award, the grant date of such Company Equity Award, the vested status and, in the case of any Company Option, the per share exercise price and the expiration date.

(d) As of the Capitalization Date, there were outstanding the following securities (each of which have been issued to dolabra digital llc (the “Dolabra Securities”)): (i) warrants to purchase 2,730,000 shares of Class A Common Stock and (ii) 200,000 issued and unvested Restricted Stock Awards.

(e) Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in (including voting debt), the Company or Opco; (ii) no outstanding securities of the Company or Opco convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company or Opco; (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company or Opco, or that obligate the Company or Opco to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest (including voting debt) in, the Company or Opco; (iv) no obligations of the Company or Opco to grant, extend or enter into any subscription, warrant, right, convertible, exchangeable or exercisable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company or Opco; (v) no outstanding shares of restricted stock, restricted stock units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or Opco (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock and the Opco Common Units, the “Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company or Opco is a party or by which the Company or Opco is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or Opco; (vii) except as provided in the Charter, Bylaws or Opco LLCA, no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or Opco to which the Company or Opco is a party or by which it is bound; and (viii) no other obligations by the Company or Opco to make any payments based on the price or value of any Securities. The Company or Opco is not party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Securities. There are no accrued and unpaid dividends with respect to any outstanding Securities. The Company or Opco does not have a stockholder rights plan in effect.

(f) Other Rights. The Company or Opco is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Securities. All outstanding shares of Company Common Stock and Opco Common Units are free of any preemptive rights.

Section 3.8 Subsidiaries.

(a) Subsidiaries. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate (or similar) power and authority to carry on its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be so organized, validly existing and in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. No Subsidiary of the Company and of Opco is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b) Equity of Subsidiaries. All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company and of Opco (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) except for directors’ qualifying or similar shares, is owned, directly or indirectly, by the Company, free and clear of all liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date hereof.

(c) Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company Group to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d) Other Investments. Other than equity securities held in the ordinary course of business for cash management purposes, the Company does not own or hold the right to acquire any equity securities, ownership interests or voting interests (including voting debt) of, or securities exchangeable or exercisable therefor, or investments in, any other Person.

Section 3.9 Company SEC Reports. In the last two years, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable laws prior to the date hereof. Each Company SEC Report complied, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC. To the Company’s Knowledge, no Company SEC Report is the subject of ongoing SEC review, comment or investigation.

Section 3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company Group filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company Group as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of any financial statements filed on Form 10-Q, to normal year-end adjustments). Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(b) Disclosure Controls and Procedures. The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15(e) and Rule 15d-15(e) promulgated under the Exchange Act). The Company’s disclosure controls and procedures are reasonably designed to ensure that all (i) material information required to be disclosed by the Company in the reports and other documents that it files or furnishes pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended January 4, 2025, and such assessment concluded that such internal control was effective. Since the IPO Date, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act. Neither the Company nor its principal executive officer or principal financial officer has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Group; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and that receipts and expenditures of the Company Group are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board; and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Group. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal control over financial reporting utilized by the Company Group that has not been subsequently remediated; or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company Group. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports.

Section 3.11 No Undisclosed Liabilities. The Company Group has no liabilities other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports filed prior to the date hereof; (b) arising pursuant to this Agreement or incurred in connection with the Transactions; (c) incurred in the ordinary course of business on or after January 4, 2025; (d) for performance of obligations under Contracts binding upon any member of the Company Group (other than resulting from a breach thereof) made available to Parent prior to the date of this Agreement; or (e) that would not be material to the business of the Company Group, taken as a whole.

Section 3.12 Absence of Certain Changes.

(a) No Company Material Adverse Effect. Since January 1, 2024 through the date hereof, (i) the business of the Company Group has been conducted, in all material respects, in the ordinary course of business and (ii) there has not occurred a Company Material Adverse Effect.

(b) Forbearance. Since January 1, 2024 through the date hereof, the Company has not taken any action that would be prohibited by Section 5.2 (other than subsections 5.2(c), 5.2(i), 5.2(j), 5.2(n), 5.2(o), 5.2(s), 5.2(v) and 5.2(w)) (to the extent related to the foregoing subsections), if taken or proposed to be taken after the date hereof.

Section 3.13 Material Contracts.

(a) Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company Group, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect.

(b) Notices from Material Relationships. To the Knowledge of the Company, since January 1, 2024 to the date hereof, the Company has not received any notice in writing from or on behalf of any Material Relationship indicating that such Material Relationship intends to terminate, or not renew, any Material Contract with such Material Relationship.

Section 3.14 Securitization Agreements. Each of the Securitization Agreement and the Management Agreement is in full force and effect and constitutes a legal, valid and binding obligation of the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, enforceable against the Company and its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto, in accordance with its terms, subject in each case to subject to (i) the Enforceability Limitations and (ii) any effects on the Securitization Agreement or the Management Agreement resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. There does not exist a Securitization Adverse Event that is continuing other than resulting from actions taken by Parent or any of its Affiliates or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, result in a Securitization Adverse Event, other than any Securitization Adverse Event resulting from actions taken by Parent or any of its Affiliates, or by the Company or any of its Subsidiaries with the written consent, or at the written direction, of Parent or its Affiliates. The Company has made available to Parent a true, correct and complete copy of each of the Securitization Contracts in effect as of the date of this Agreement.

Section 3.15 Real Property.

(a) Owned Real Property. The Company Group does not own any real property.

(b) Leased Real Property. With respect to each of the existing leases, subleases, licenses or other agreements pursuant to which the Company Group uses or occupies, or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property,” and each such lease, sublease, license or other similar agreement, a “Lease”) (including all material modifications, amendments and supplements thereto) and except as would not have a Company Material Adverse Effect or materially and adversely affect the current use by the Company or its Subsidiaries of the Leased Real Property, (i) to the Knowledge of the Company, there are no disputes with respect to such Lease; (ii) the Company or one of its Subsidiaries has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (iii) there are no liens (other than Permitted Liens) on the estate or interest created by such Lease. The Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all liens (other than Permitted Liens). Neither the Company Group, nor to the Knowledge of the Company, any other party to the Lease is in material breach of or default pursuant to any Lease.

(c) Subleases. With respect to all of the Company’s existing material subleases, licenses or similar agreements (each, a “Sublease”) granting to any Person, other than the Company Group, any right to use or occupy, now or in the future, the Leased Real Property (i) to the Knowledge of the Company, there are no disputes with respect to such Sublease that would result in material liability to the Company Group, taken as a whole; (ii) the other party to such Sublease is not an Affiliate of the Company Group.

Section 3.16 Environmental Matters. Except as would not have a Company Material Adverse Effect, none of the members of the Company Group (a) has received any written notice alleging that the Company or any Subsidiary has violated, or has any liability under, any applicable Environmental Law; (b) has transported, produced, processed, manufactured, distributed, generated, used, treated, handled, stored, released or disposed, or arranged for the disposal, of any Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law (and neither has any other Person to the extent giving rise to liability for the Company Group); (c) has exposed or permitted the exposure of any employee or other Person to Hazardous Substances in violation of or in a manner giving rise to liability under any applicable Environmental Law; (d) is a party to or is the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceeding (i) alleging the noncompliance by the Company Group with any Environmental Law, or (ii) seeking to impose liability, including any responsibility for any investigation, cleanup, removal or remediation, pursuant to any Environmental Law; (e) has failed or is failing to comply with any Environmental Law, which compliance includes obtaining, possessing and maintaining all Permits required under applicable Environmental Laws; or (f) owns, leases or operates, or has owned, leased or operated, any property or facility contaminated by any Hazardous Substance, so as to result in liability to the Company or any Subsidiary under Environmental Law.

Section 3.17 Intellectual Property; Data Security and Privacy.

(a) Registered Intellectual Property. Except as would not be material to the business of the Company Group, taken as a whole, the Company has maintained all material Company Registered Intellectual Property in the ordinary course consistent with reasonable business practices. None of the material Company Registered Intellectual Property is jointly owned with any third Person.

(b) No Order; No Proceedings. No material Company Intellectual Property is subject to any Legal Proceeding or outstanding legal order with respect to the Company Group restricting in any manner the use, transfer or licensing thereof by any member of the Company Group of such Company Intellectual Property, except as would not be material to the business of the Company Group, taken as a whole.

(c) Absence of Liens. Except as would not be material to the business of the Company Group, taken as a whole, the Company or one of its Subsidiaries exclusively owns and has good and valid legal and equitable title to each item of material Company Intellectual Property free and clear of any liens (other than Permitted Liens).

(d) IP Sufficiency. The Company Group exclusively owns or possesses all right title and interest in and to, or, to the Knowledge of the Company, otherwise has a valid license or other right to use, all material Intellectual Property that is used in or necessary for the operation of the business of the Company Group free and clear of all liens (except for Permitted Liens), except as would not be material to the business of the Company Group, taken as a whole.

(e) Transfers. In the last two years, no member of the Company Group has transferred ownership of, or granted any exclusive license with respect to, any material Company Intellectual Property to any third Person.

(f) Development of Intellectual Property for Third Parties. Except as would not be material to the business of the Company Group, taken as a whole, neither the Company nor any Subsidiary has developed Intellectual Property for any third party except where the Company or a Subsidiary owns or retains a right to use any Intellectual Property developed in connection therewith (to the extent that is used in, held for use in, or necessary for the operation of its business).

(g) Changes. Except as would not be material to the business of the Company Group, taken as a whole, the consummation of the Transactions will not result in: (i) the termination of any license of Intellectual Property to the Company by a third Person; or (ii) the granting by the Company of any license to any Company Intellectual Property.

(h) No Government Funding. The Company is not under any obligation to license or pay royalties with respect to any material Company Intellectual Property to any Governmental Authority because it has received funding to develop such material Company Intellectual Property from a Governmental Authority.

(i) No Infringement. The operation of the business of the Company Group (including the manufacture and sale of the Company Products and Services) as of the date hereof does not infringe, misappropriate, dilute or otherwise violate (nor in the last two years has infringed, misappropriated, diluted or otherwise violated) the Intellectual Property of any third Person pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(j) No Notice of Infringement. In the last two years, the Company Group has not (i) received written notice of a Legal Proceeding, or (ii) been a party to any Legal Proceeding, in each case of (i)-(ii), alleging that the operation of the business of the Company Group or any of the Company Products and Services infringes, misappropriates, dilutes or otherwise violates the Intellectual Property of any third Person pursuant to the laws of any jurisdiction, except as would not be material to the business of the Company Group, taken as a whole.

(k) No Third Person Infringement. In the last two years, the Company Group has not provided any third Person with written notice claiming that such third Person is infringing, misappropriating, diluting or otherwise violating any material Company Intellectual Property, except as would not be material to the business of the Company Group, taken as a whole and, to the Knowledge of the Company, no such activity is occurring that has resulted in a material liability to the Company Group, taken as a whole.

(l) Proprietary Information. The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the Company’s and its Subsidiaries’ rights in their material confidential information and trade secrets, or any material trade secrets or confidential information of third Persons provided to the Company Group on a confidential basis. Without limiting the foregoing, each member of the Company Group has required each employee, contractor or consultant engaged in the development of any material Company Intellectual Property to execute an agreement assigning all of such Person’s rights in such Intellectual Property, as applicable to the Company or one of its Subsidiaries or ownership of such Intellectual Property has vested in the Company or one of its Subsidiaries by operation of law.

(m) Business Systems. The Company Group owns, leases, licenses, or otherwise has the right to use all Business Systems, and such Business Systems are sufficient for the needs of the Company Group’s business as it is currently conducted, except as would not be material to the business of the Company Group, taken as a whole. The Company Group maintains commercially reasonable security, disaster recovery, and business continuity plans and procedures, and facilities designed to provide monitoring and alerting of material operational problems or issues with the Business Systems in the possession or operational control of the Company Group, except where the failure to implement and maintain such plans or procedures, or facilities would not be material to the business of the Company Group, taken as a whole. To the Knowledge of the Company, in the last 12 months, with respect to any of the Business Systems, there has not, as of the date hereof, been any (i) unauthorized access or use; or (ii) failure that has not been remedied or replaced, except, in the case of the foregoing (i) or (ii), except as would not be material to the business of the Company Group, taken as a whole.

(n) Data Security and Privacy. The Company and each of its Subsidiaries (i) is, and in the last two years has been, in material compliance with all Data Security Requirements; and (ii) in the last two years, has taken commercially reasonable steps to protect (A) the confidentiality, integrity, availability, and security of its Business Systems that are involved in the processing of Personally Identifiable Information and in the conduct of the business of the Company and its Subsidiaries as currently conducted; and (B) Personally Identifiable Information processed by the Company or such Subsidiary from unauthorized use, access, disclosure, theft, and modification, except in each case as would not be material to the business of the Company Group, taken as a whole. As of the date hereof, except as would not be material to the business of the Company Group, taken as a whole, (x) to the Knowledge of the Company, there are no pending complaints, investigations, inquiries, notices, enforcement proceedings, or actions by or before any Governmental Authority and (y) in the last two years, no fines or other penalties have been imposed on or written claims for compensation have been received by the Company or any Subsidiary, in each case (x) and (y), for violation of any Data Security Requirement in connection with any Specified Data Breach. The Company and each of its Subsidiaries have not in the last two years, (1) to the Knowledge of the Company, experienced any Specified Data Breaches; or (2) been a party to any Legal Proceedings related to any violation of any Data Security Requirements by the Company Group or any Specified Data Breaches, in each case (1) and (2) each except as would not be material to the business of the Company Group, taken as a whole.

Section 3.18 Tax Matters. Except as would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company hereby represents and warrants:

(a) Tax Returns. Each member of the Company Group has (i) timely filed (taking into account valid extensions obtained in the ordinary course of business) all Tax Returns required to be filed by any of them, and all such Tax Returns are true and complete and prepared in compliance with all applicable law; and (ii) paid, or has adequately reserved on the face of the Audited Company Balance Sheet (in accordance with GAAP) for the payment of, all income and other Taxes that are due and payable (whether or not shown on any Tax Return);

(b) Statutes of Limitations. None of the members of the Company Group has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case that has not since expired (excluding any waiver or extension arising from extensions of time to file);

(c) Taxes Paid. Each member of the Company Group has timely withheld with respect to their employees and other third Persons and paid over to the appropriate Tax authority all Taxes required to be paid or withheld;

(d) No Audits. (i) No audits or other examinations with respect to Taxes of the Company Group are presently in progress or have been asserted or proposed in writing and (ii) none of the members of the Company Group has received a written claim by a Governmental Authority in a jurisdiction where the Company Group does not file Tax Returns that the Company or such Subsidiary, as the case may be, is or may be subject to Tax in that jurisdiction to the extent the claims in such notice have not been resolved;

(e) Spin-offs. In the past five years, none of the members of the Company Group has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment pursuant to Section 355 of the Code;

(f) No Listed Transaction. None of the members of the Company Group has engaged in a “listed transaction” as set forth in Treasury Regulation § 1.6011-4(b)(2);

(g) Tax Agreements. None of the members of the Company Group (i) is a party to or bound by, or currently has any liability pursuant to, any Tax sharing, allocation or indemnification agreement or obligation, other than any such agreement or obligation solely between and among members of the Company Group, or entered into in the ordinary course of business the primary purpose of which is unrelated to Taxes; or (ii) has any liability for the Taxes of any Person other than a member of the Company Group pursuant to Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-United States law) as a transferee or successor;

(h) Foreign Taxation. Neither the Company nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such foreign country), or otherwise been subject to taxation in any country other than the country in which it is incorporated or formed;

(i) No Liens. There are no liens (other than Permitted Liens) for Taxes on any equity, asset or property of the Company or its Subsidiaries;

(j) Closing Agreements and Rulings. No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law), private letter ruling, technical advice memoranda or similar agreement or ruling has been entered into or issued by any Governmental Authority with respect to any member of the Company Group which agreement or ruling would be effective after the Closing;

(k) Entity Classification. The Company is, and all times since its inception has been, classified as a C-corporation for U.S. federal income tax purposes and each of the Company’s Subsidiaries is a partnership or disregarded entity for U.S. federal income tax purposes.

Section 3.19 Employee Plans.

(a) Employee Plans. For purposes of this Agreement, “Employee Plan” shall mean (collectively) (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (ii) all other employment, natural person consultant or other service, bonus, stock option, stock purchase or other equity-based, post-employment welfare benefit, incentive compensation, profit sharing, savings, retirement, disability, insurance, vacation, deferred compensation, severance, termination, retention, change in control compensation, material fringe, welfare or other benefit or compensation plans, programs, agreements, contracts, policies or binding arrangements (whether or not in writing) (x) in each case that are sponsored, maintained or contributed to (or required to be contributed to) by any member of the Company Group; or (y) otherwise, under or with respect to which the Company Group has any obligation or liability, contingent or otherwise, other than any plan, program or arrangement sponsored or maintained by any Governmental Authority. Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each material Employee Plan. With respect to each material Employee Plan, to the extent applicable, the Company has made available to Parent true and complete copies of each of the following documents, as applicable: (A) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (B) the plan and trust documents (and all amendments thereto) and the most recent summary plan descriptions (and all summaries of material modifications); and (C) any related trust agreements, insurance contracts, insurance policies or other Contracts of any funding arrangements.

(b) Absence of Certain Plans. No member of the Company Group has, in the last six years, maintained, sponsored contributed to or has been required to contribute to or currently maintains, sponsors or participates in, contributes to or is required to contribute to, or otherwise has any current or contingent liability or obligation under or with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (ii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); (iii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or an “employee pension benefit plan” that otherwise is or was subject to Section 302 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code).

(c) Compliance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, and administered, in form and operation, in accordance with its terms and with all applicable laws, including the applicable provisions of ERISA, the Code and any applicable regulatory guidance issued by any Governmental Authority. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all required contributions and premiums relating to the Employee Plans have been timely and accurately made, and no Employee Plan has any unfunded liabilities that have not been fully accrued in accordance with GAAP (to the extent required to be accrued under GAAP). Each Employee Plan that is or was intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status, and nothing has occurred that could reasonably be expected to adversely affect such Employee Plan’s qualified status. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no member of the Company Group has incurred, whether or not assessed, any Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty.

(d) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no claims, disputes or Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to or against any Employee Plan, the assets of any trust pursuant to any Employee Plan, or, to the Knowledge of the Company, the plan sponsor, plan administrator or any fiduciary of any Employee Plan, other than routine claims for benefits.

(e) Post-Employment and Post-Retirement Plans. No Employee Plan provides, and no member of the Company Group has any current obligation to provide, post-employment, post-ownership, post-service or retiree life insurance, health or other welfare benefits to any Person, except as required by Section 4980B of the Code or any similar state law for which the covered Person pays the full cost of coverage or in the nature of severance benefits.

(f) No Additional Rights. Neither the execution and delivery of this Agreement or the consummation of the Transactions will, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in, or accelerate the time of payment, funding or vesting of, any material payment (including severance, change in control, stay or retention bonus or otherwise) or benefits becoming due under any Employee Plan; (ii) materially increase any compensation or benefits otherwise payable under any Employee Plan or otherwise; (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Employee Plan; or (iv) result in any “excess parachute payment” as defined in Section 280G of the Code, any excise tax owing under Section 4999 of the Code or any payments which would not be deductible under Section 280G of the Code.

(g) International Employee Plans. There are no material Employee Plans that are maintained in a non-United States jurisdiction primarily for the benefit of any employee of the Company Group whose principal work location is outside of the United States.

(h) No Tax Gross-Ups. No member of the Company Group has any obligation to gross-up or indemnify any individual with respect to any Tax under Section 409A or 4999 of the Code.

Section 3.20 Labor Matters.

(a) Union Activities. The Company Group is not a party to or bound by any collective bargaining agreement, labor union contract or trade union agreement or other Contract with any labor union, works council, or other labor organization or employee representative (each, a “Collective Bargaining Agreement”), and no employees of the Company Group are represented by a labor union, works council or other labor organization or employee representative with respect to their employment with the Company Group. There are no pending or, to the Knowledge of the Company, threatened activities or proceedings of any labor union, works council, or other labor organization or trade union or group of employees to organize any employees of the Company Group with regard to their employment with the Company Group, and no such activities or proceedings have occurred within the past three years. No Collective Bargaining Agreement is being negotiated by the Company Group. There is no unfair labor practice charge, material labor grievance, material labor arbitration, strike, lockout, slowdown, work stoppage, picketing, handbilling or other material labor dispute against or affecting the Company Group pending or, to the Knowledge of the Company, threatened, and no such labor dispute has occurred within the past three years.

(b) Payments. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company Group has fully and timely paid all arrears of wages, wage premiums, salaries, commissions, severance or other termination entitlements, fees or other payments, including under Contract, the Company Group policy or law, in each case as it relates to employees of the Company Group and (ii) no member of the Company Group is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business).

(c) Sexual Harassment. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there has not been any action in the past two years relating to, or any act or material allegation of or relating to, sex-based discrimination, sexual harassment or sexual misconduct, or breach of any sex-based discrimination, sexual harassment or sexual misconduct policy by an executive officer of the Company, nor has there been, to the Knowledge of the Company, any settlements or similar out-of-court or pre-litigation arrangement in the past two years relating to any such matters, nor to the Knowledge of the Company has any such action been threatened in the past two years.

Section 3.21 Permits. Except as would not have a Company Material Adverse Effect, the Company Group holds, to the extent legally required, all permits, licenses, variances, clearances, consents, commissions, franchises, exemptions, orders, accreditations, registrations, certifications, qualifications, exemptions and approvals from Governmental Authorities that are required for the operation of the business of the Company Group as currently conducted (“Permits”). The Company Group complies with the terms of all Permits, and no termination, suspension, modification, revocation or cancellation of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions or cancellations that would not have a Company Material Adverse Effect. Each Permit is valid and in full force and effect and will be available for use immediately after Closing. Except as would not be material to the business of the Company Group, taken as a whole, no Permit will be adversely affected by the consummation of the transactions contemplated by this Agreement, and none of the Permits will expire or terminate as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.22 Compliance with Laws. The Company and each of its Subsidiaries is, and since the IPO Date has been, in compliance with all laws and orders that are applicable to the Company Group or to the conduct of the business or operations of the Company Group, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no material Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company Group or, as of the date hereof, against any present or former officer or director of the Company Group in such individual’s capacity as such.

(b) No Orders. None of the Company Group is subject to any material order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Company to perform in all material respects its covenants and obligations pursuant to this Agreement.

Section 3.24 Insurance. As of the date hereof, the Company Group has all material policies of insurance covering the Company Group and any of its employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company Group. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not have a Company Material Adverse Effect.

Section 3.25 Franchise Matters.(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Franchise Agreement is valid and binding on the Company Group and, to the Knowledge of the Company, each other party thereto (other than with respect to Franchise Agreements that have expired in accordance with their terms), and is in full force and effect and (ii) neither the Company nor any of the Company Group has received any written notice of any material breach or default under any Franchise Agreement by the Company or the Company Group or to the Knowledge of the Company, any other party thereto.

(b) Since January 1, 2024, with respect to Franchise Laws applicable within the United States: (i) all offers and sales of Franchises by the Company or the Company Group have been made in compliance with all applicable Franchise Laws in effect at the time of such offer or sale, (ii) all FDDs that the Company or the Company Group have used to offer and sell Franchises have contained the information required by Franchise Laws (or exceptions therefrom) and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws (or exceptions therefrom) in all material respects, except in each case of clauses (i) and (ii), as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iii) the Company and the Company Group have not, in any such FDD or in any Franchise-related registration, application or filing with any governmental entity made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) Since January 1, 2024, to the Knowledge of the Company, all funds administered by or paid to the Company or the Company Group on behalf of any Franchisee, including, any rebates and other payments made by suppliers, manufacturers, vendors and other third parties on account of Franchisees’ purchases from those entities, have been administered and spent in accordance in all respects with the applicable Franchise Agreements, except in each case as would not be, or reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Group, taken as a whole.

(d) With respect to all terminations, non-renewals, and transfers of Franchises and the Company’s and any of the Company Group’s enforcement of its rights under and performance of its obligations under Franchise Agreements since January 1, 2024, the Company and the Company Group have complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not be, or reasonably be expected to be, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.26 Related Person Transactions. Except for indemnification, compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company Group, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Subsidiary of the Company or the GA Stockholder or their respective Affiliates (including any director or officer designated or nominated by the GA Stockholder), on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

Section 3.27 Brokers. Except for the Advisor, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by the Special Committee or is authorized by the Special Committee to act on behalf of the Company Group, the Company Board or the Special Committee who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the Transactions. The Company has made available to Parent a true, correct and complete copy of the engagement letter of the Advisor.

Section 3.28 Trade Controls; FCPA.

(a) Except as would not have a Company Material Adverse Effect, the Company Group has conducted its transactions and dealings over the past five years in accordance with all applicable United States anti-money laundering laws, regulations, and orders; import, export, re-export, transfer, and re-transfer control laws, regulations, and orders; economic or trade sanctions laws, regulations and orders; and all other similar applicable laws, regulations and orders (collectively, “Trade Control Laws”).

(b) Except as would not have a Company Material Adverse Effect, the Company Group has implemented and maintains in effect written policies and procedures and internal controls reasonably designed to prevent, deter and detect violations of applicable Trade Control Laws and all applicable anti-corruption and anti-bribery laws, statutes, regulations and orders, including the FCPA (collectively, “Anti-Corruption Laws”). Except as would not have a Company Material Adverse Effect, the Company Group has not made any voluntary or involuntary disclosure, conducted any internal investigation or audit, or received any notice, inquiry or internal or external allegation, in each case relating to an actual or potential violation of Trade Control Laws or Anti-Corruption Laws.

(c) Except as would not have a Company Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company Group alleging a violation of any Trade Control Laws or Anti-Corruption Laws.

(d) No material licenses or approvals pursuant to the Trade Control Laws are necessary for the transfer of any export licenses or other export approvals to Parent or the Surviving Corporation in connection with the consummation of the Transactions.

(e) Except as would not have a Company Material Adverse Effect, neither the Company Group nor any officer, director, or employee, nor, to the Knowledge of the Company, any agent or other Person acting on behalf of the Company Group, has, directly or indirectly, (i) taken any action that would result in a violation of any provision of Anti-Corruption Laws; (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (iii) made, offered, promised, authorized, or received any unlawful payment or gift of money or any other thing of value, to, from, or for the benefit of any “foreign official” (as such term is defined in the FCPA), foreign political party or official thereof, political campaign or public international organization; or (iv) made, offered, promised, authorized or received any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment in violation of Anti-Corruption Laws.

(f) Except as would not have a Company Material Adverse Effect, neither the Company Group nor any of its officers, directors or employees, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company Group, is currently, or has been in the past five years: (i) a Sanctioned Person, or (ii) engaging in any dealings or transactions with, on behalf of, or for the benefit of any Sanctioned Person or in any Sanctioned Country.

(g) Except as would not have a Company Material Adverse Effect, no member of the Company Group engages in (i) the design, fabrication, development, testing, production or manufacture of one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”); (ii) the ownership, operation, maintenance, supply, manufacture or servicing of “covered investment critical infrastructure” within the meaning of the DPA (where such activities are covered by column 2 of Appendix A to 31 C.F.R. Part 800); or (iii) the maintenance or collection, directly or indirectly, of “sensitive personal data” of U.S. citizens within the meaning of the DPA.

Section 3.29 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company Group acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV of this Agreement, Section 5 of the Guarantee, Section 2 of the Equity Commitment Letter or Section 6 of the Support Agreement.

(i) no Person has been authorized by any Buyer Party or any of its Affiliates or Representatives to make any representation or warranty relating to any Buyer Party or any of its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Company Group or any of its respective Affiliates or Representatives as having been authorized by the Buyer Party or any of its Affiliates or Representatives (or any other Person); and

(ii) the representations and warranties made by the Buyer Parties in this Agreement, the Guarantee, the Equity Commitment Letter and the Support Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Buyer Parties hereby disclaim any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Company Group or any of its respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company Group, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, the Guarantee, the Equity Commitment Letter or the Support Agreement, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to any member of the Company Group or any of their respective Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth in the disclosure letter delivered by the Buyer Parties on the date hereof (the “Parent Disclosure Letter”), the Buyer Parties hereby represent and warrant to the Company as follows:

Section 4.1 Organization; Good Standing.

(a) Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(b) Merger Sub Inc. Merger Sub Inc. (i) is a corporation duly incorporated, validly existing and in good standing pursuant to the DGCL; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(c) Merger Sub LLC. Merger Sub LLC (i) is a limited liability company duly incorporated, validly existing and in good standing pursuant to the DLLCA; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets.

(d) Organizational Documents. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of the Buyer Parties, each as amended to date. No Buyer Party is in violation of its certificate of incorporation, bylaws or other similar organizational document.

Section 4.2 Power; Enforceability. Each Buyer Party has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Transactions. The execution and delivery of this Agreement by the Buyer Parties, the performance by each Buyer Party of its respective covenants and obligations hereunder and the consummation of the Transactions have been duly authorized by all necessary action on the part of each Buyer Party, and no additional actions on the part of any

Buyer Party are necessary to authorize (i) the execution and delivery of this Agreement by each Buyer Party; (ii) the performance by each Buyer Party of its respective covenants and obligations hereunder; or (iii) the consummation of the Transactions. This Agreement has been duly executed and delivered by each Buyer Party and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each Buyer Party, enforceable against each Buyer Party in accordance with its terms, subject to the Enforceability Limitations.

Section 4.3 Non-Contravention. The execution and delivery of this Agreement by each Buyer Party, the performance by each Buyer Party of its covenants and obligations hereunder and the consummation of the Transactions do not (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other similar organizational documents of the Buyer Parties; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which any Buyer Party is a party or by which the Buyer Parties or any of their properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any law or order applicable to the Buyer Parties or by which any of their properties or assets are bound; or (d) result in the creation of any lien (other than Permitted Liens) upon any of the properties or assets of the Buyer Parties, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.4 Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of the Buyer Parties or any of their Affiliates (a) in connection with the execution and delivery of this Agreement by each Buyer Party; (b) the performance by each Buyer Party of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Transactions, except (i) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable laws of states in which the Company Group is qualified to do business; (ii) such filings and approvals as may be required by any federal or state securities laws, including compliance with any applicable requirements of the Exchange Act; (iii) compliance with any applicable requirements of the HSR Act; and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Parent or any of its Affiliates, threatened against the Buyer Parties that would, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) No Orders. No Buyer Party is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

Section 4.6 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Buyer Parties or any of their Affiliates who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission payable by the Company in connection with the Transactions.

Section 4.7 Operations of the Buyer Parties. Each Buyer Party has been formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, none of the Buyer Parties will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by any agreements or arrangements entered into in connection with the Financing, the Guarantee and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock or membership interests, and all other equity and voting interests in, Merger Sub Inc. and Merger Sub LLC free and clear of all liens.

Section 4.8 No Parent Vote or Approval Required. Other than the Parent Member Consent, no vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub Inc. and as the sole equityholder of Merger Sub LLC is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub Inc. and Merger Sub LLC necessary to approve this Agreement and the Transactions.

Section 4.9 Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the duly executed Guarantee. The Guarantee is in full force and effect and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against them in accordance with its terms, subject to the Enforceability Limitations. There is no default or breach under the Guarantee by the Guarantor, and no event has occurred that, with notice or lapse of time or both, would, or would reasonably be expected to, constitute a default on the part of the Guarantor pursuant to the Guarantee.

Section 4.10 Financing.

(a) As of the date of this Agreement, Parent has provided to the Company true, correct and complete copies, dated as of the date of this Agreement, of (i) the Equity Commitment Letter from the Guarantor, pursuant to which the Guarantor has, severally (and not jointly) committed to provide, subject only to the terms and conditions contained therein, funds equal to the Required Amount (the “Equity Financing”) and (ii) the Debt Commitment Letter, together with a redacted version of the related fee letter, (together with the Equity Commitment

Letter, the “Financing Letters”), pursuant to which the Debt Financing Sources have committed to provide, subject only to the terms and conditions therein, the funding in the amounts set forth therein (the funding contemplated by the Debt Commitment Letter being collectively referred to as the “Debt Financing”; and, together with the Equity Financing, the “Financing”). As of the date of this Agreement, there are no other side letters or agreements to which Parent, Merger Sub Inc. or Merger Sub LLC is a party relating to the Debt Financing, other than as expressly set forth in the Financing Letters. As of the date of this Agreement, (A) each Financing Letter, in the form provided to the Company, (i) has not been amended, restated, replaced, supplemented, terminated, rescinded or modified (and no waiver of any provision thereof has been granted) and, to the knowledge of Parent, no such amendment, restatement, replacement, supplement, termination, rescission, modification or waiver is contemplated (other than to add lenders, lead arrangers, bookrunners, syndication agents or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and (ii) is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Financing Sources, is in full force and effect, and is enforceable in accordance with the terms thereof against Parent and, to the knowledge of Parent, the Financing Sources, subject, in each case, to the effect of any applicable bankruptcy, insolvency (including all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity), and (B) no event has occurred (and no event is reasonably expected to occur) which would reasonably be expected to result in any breach of or constitute a default under (or an event which with notice or lapse of time or both would result in any breach of or constitute a default under) or reasonably be expected to result in a failure to satisfy a condition precedent, in each case, on the part of Parent or the Financing Sources or would reasonably be expected to permit any party to such Financing Letters to terminate, or to not make the initial funding in an amount required to satisfy the Required Amount under such Financing Letters. As of the date of this Agreement, assuming the conditions set forth in Section 7.1 and Section 7.2 will be satisfied (other than those conditions that by their terms are to be satisfied as of immediately prior to the Termination Date or the Closing, as applicable, but subject to such conditions being able to be satisfied) or waived on or prior to the Closing, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied or that (subject to the satisfaction of such conditions) the full amount of the Debt Financing contemplated by the Debt Commitment Letter to be funded on or prior to the Closing Date will not be available to Parent, Merger Sub Inc. or Merger Sub LLC on or prior to the Closing Date.

(b) Assuming the Financing is funded in accordance with the Financing Letters, Parent, Merger Sub Inc. and Merger Sub LLC will have on the Closing Date funds sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid by Parent, Merger Sub Inc. and Merger Sub LLC on the Closing Date in connection with the consummation of the Transactions (including any fees and expenses of or payable by Parent, Merger Sub Inc. or Merger Sub LLC on the Closing Date in connection with the Transactions) (such amount, the “Required Amount”).

(c) As of the date of this Agreement, each Financing Letter (i) contains all of the conditions precedent to the obligations of the Debt Financing Sources and the Guarantor to make the applicable portion of the Required Amount available to Parent, Merger Sub Inc. and Merger Sub LLC on the terms set forth therein, and (ii) does not contain any contingencies that would permit the applicable Debt Financing Sources or Guarantor to reduce, or rescind its obligation to provide, the total amount of the Financing below the amount required to pay the Required Amount. As of the date of this Agreement, the obligations and commitments contained in the Financing Letters have not been withdrawn or rescinded in any respect. Each of Parent, Merger Sub Inc. and Merger Sub LLC, as applicable, has fully paid, or caused to be fully paid, any and all commitment fees or other fees to the extent required to be paid on or prior to the date hereof in connection with the Financing.

(d) Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, correct and complete copy of the duly executed Guarantee of the Guarantor, dated as of the date of this Agreement, in favor of the Company in respect of Parent’s obligations to pay the Parent Termination Fee and Parent’s, Merger Sub Inc.’s and Merger Sub LLC’s other payment or reimbursement obligations specified therein, up to the aggregate amount specified therein. The Guarantee is (a) a legal, valid and binding obligation of the Guarantor, (b) enforceable against the Guarantor in accordance with its terms, and (c) in full force and effect. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Guarantor under the Guarantee.

Section 4.11 Stockholder and Management Arrangements. As of the date hereof, except for the Support Agreement, none of Parent or any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder (other than any existing limited partner or other equity financing source of the Guarantor or any of their respective Affiliates), director, officer, employee or other Affiliate of the Company Group (a) relating to (i) this Agreement or the Transactions; or (ii) the Surviving Corporation or any of its Subsidiaries from and after the Closing (including the Surviving LLC); or (b) pursuant to which any (i) such holder of Company Common Stock or Opco Common Units would be entitled to receive consideration of a different amount or nature than the applicable Per Share Price or Opco Per Unit Price in respect of such holder’s shares of Company Common Stock or Opco Common Units; (ii) such holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal; or (iii) such stockholder, director, officer, employee or other Affiliate of the Company Group other than the Guarantor has agreed to provide, directly or indirectly, equity investment to the Buyer Parties or the Company to finance any portion of the Transactions.

Section 4.12 Solvency. As of the Effective Time and immediately after giving effect to the Transactions (including the payment of all amounts payable pursuant to Article II in connection with or as a result of the Transactions and all related fees and expenses of Parent, the Company and their respective Subsidiaries in connection therewith), (a) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries will exceed (i) the value of all liabilities of the Surviving Corporation and its Subsidiaries, including contingent and other liabilities; and (ii) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured; (b) the Surviving Corporation and its Subsidiaries will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and (c) the Surviving Corporation and its

Subsidiaries will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.13 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Each Buyer Party, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III:

(i) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Transactions;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Transactions, and if made, such representation or warranty must not be relied upon by the Buyer Parties or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to the Buyer Parties or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each Buyer Party, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, it is not acting (including, as applicable, by entering into this Agreement or consummating the Transactions) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Buyer Parties or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

Section 5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement or required by applicable law or order; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; or (d) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, use its respective reasonable best efforts to (i) maintain its existence in good standing pursuant to applicable law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business in all material respects; and (iii) (A) preserve intact its material assets, properties, Contracts or other material legally binding understandings, licenses and business organizations; and (B) preserve the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company Group has material business relations.

Section 5.2 Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in advance by Parent in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (iii) as expressly contemplated by the terms of this Agreement or required by applicable law or order, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a) amend the Charter, the Bylaws, or any other similar organizational document, other than in respect of Subsidiaries (except Opco) in immaterial respects;

(b) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, statutory conversion, division, redomestication, share exchange or other reorganization;

(c) issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Securities, except for the issuance or sale of shares of Company Common Stock (A) in connection with the exercise, vesting or settlement (as applicable) of (i) the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof and (ii) the Dolabra Securities; or (B) in exchange for Opco Common Units in accordance with the terms of the Opco LLCA and the Exchange Agreement;

(d) directly or indirectly acquire, repurchase or redeem any securities, except for (A) repurchases, withholdings, or cancellations of Company Common Stock, pursuant to (i) the terms and conditions of the Company Equity Awards outstanding as of the date hereof in accordance with their terms as in effect on the date hereof or (ii) the Exchange Agreement, the Opco LLCA or the Management Holdco LLCA; or (B) transactions between Opco and any of its direct or indirect wholly-owned Subsidiaries;

(e) (A) adjust, split, combine or reclassify any shares of capital stock; (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for (i) cash dividends made by any direct or indirect wholly owned Subsidiary of Opco to Opco, or one of Opco’s other wholly owned Subsidiaries and (ii) any Tax Distribution (as defined in the Opco LLCA) pursuant to Section 4.1(d) of the Opco LLCA Agreement; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f) (A) incur or assume any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; (2) obligations incurred pursuant to business credit cards in the ordinary course of business; (3) the issuance of letters of credit in the ordinary course of business; (4) the incurrence of Indebtedness permitted by the Securitization Contracts; provided, that any such Indebtedness is incurred pursuant to one or more borrowings under Class A-1 Notes (as defined in the Securitization Agreement) issued as of the date of this Agreement; and (5) intercompany loans or advances between or among Opco and its direct or indirect wholly-owned Subsidiaries; provided, that in the case of any intercompany loan made by or to a Subsidiary that is a Securitization Entity, such loan is permitted by the Securitization Contracts; or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of any direct or indirect wholly owned Subsidiaries of the Company;

(g) mortgage or pledge any of its and its Subsidiaries’ assets, tangible or intangible, or create or incur any lien thereupon (other than Permitted Liens), other than in connection with financing transactions permitted by Section 5.2(f) or consented to by Parent;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, except for (1) extensions of credit to customers in the ordinary course of business; (2) advances to Service Providers for travel and other business-related expenses, in each case, in the ordinary course of business and in compliance in all material respects with the Company Group’s policies related thereto; and (3) loans, advances or other extensions of credit or capital contributions to, or investments in, Opco or any direct or indirect wholly-owned Subsidiaries of Opco; provided, that to the extent any such loan, advance or other extension of credit or capital contribution is made by or to a Securitization Entity, it is permitted by the Securitization Contracts;

(i) acquire, lease, license, sell, abandon, transfer or assign any (x) material Company Intellectual Property, or (y) assets in excess of $1,000,000 other than (1) the acquisition, sale, transfer, assignment, lease or licensing of Company Products and Services, Company Intellectual Property or other materials embodying Company Intellectual Property in the ordinary course of business; (2) the acquisition, assignment or abandonment of Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company Group in the ordinary course of business; and (3) any capital expenditures permitted by (or consented to by Parent under) Section 5.2(n);

(j) (A) enter into, adopt, materially amend, modify or terminate any material Employee Plan or other plan, program, agreement or arrangement that would constitute a material Employee Plan if in effect on the date hereof (other than at-will offer letters (or, for jurisdictions outside of the United States, employment agreements that provide for employment periods or rights no greater than required by applicable law) entered into with newly hired employees of the Company Group in the ordinary course of business and whose annual base salary or wages is less than $250,000); (B) increase the compensation of any Service Provider, grant any Company Equity Award or pay any special bonus or special remuneration to any Service Provider, except in the case of each of clauses (A) and (B), as may be required by applicable law or the terms of the applicable Employee Plan in effect as of the date hereof or for normal increases in cash compensation in the ordinary course of business for Service Providers with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of less than $250,000; (C) enter into any change in control, severance or similar agreement or any retention or similar agreement with any employee of the Company Group, except in the case of separation and release agreements entered into in the ordinary course of business providing for severance in accordance with the terms of the applicable Employee Plan as in effect on the date hereof applicable to employees of the Company Group with an annual base salary or wages of less than $250,000; or (D) hire, terminate (other than for “cause” or equivalent under applicable local law), furlough or temporarily lay off any Service Provider, in each case with an annual base salary or wages (or, in the case of non-employee Service Providers, equivalent compensation) of $250,000 or more;

(k) settle, release, waive or compromise any pending or threatened material Legal Proceeding or other claim, except for the settlement of any Legal Proceedings or other claim that is (A) reflected or reserved against in the Audited Company Balance Sheet; (B) for solely monetary payments of, net of insurance recovery, no more than $250,000 individually and $1,000,000 in the aggregate, and that does not involve any admission of wrongdoing; or (C) settled in compliance with Section 6.14;

(l) except as required by applicable law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (B) make any change in any of its accounting principles or practices;

(m) (A) except in the ordinary course of business, make or change any material Tax election; (B) settle, consent to or compromise any material Tax claim or assessment or surrender a right to a material Tax refund; (C) consent to any extension or waiver of any limitation period with respect to any material Tax claim or assessment (other than an extension of a limitation period arising by operation of law as a result of an automatic extension of time to file any Tax Return obtained in the ordinary course of business); (D) file any amended Tax Return; or (E) enter into a closing agreement or voluntary disclosure agreement with any Governmental Authority regarding any material Taxes;

(n) incur or commit to incur any capital expenditure(s) other than consistent with the capital expenditure budget attached to Section 5.2(n) of the Company Disclosure Letter;

(o) enter into, modify, amend or terminate any (i) Contracts (other than any Material Contract) that if so entered into, modified, amended or terminated would, individually or in the aggregate, have a Company Material Adverse Effect; or (ii) Material Contract or any Contract that would have been a Material Contract if such Contract was in existence as of the date hereof, except in the ordinary course of business or as permitted under Section 5.2(c) and (j); provided, that, to the extent that any Securitization Entity (or Opco acting on behalf of a Securitization Entity) is a party to such a Contract, such modification, amendment or termination described in this clause (o) is permitted by the Securitization Contracts;

(p) maintain insurance at materially less than current levels or otherwise in a manner materially inconsistent with past practice;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Affiliate of the Company or other Person (other than the GA Stockholders and their respective Affiliates) covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(r) effectuate or announce any closing, employee layoff, furlough, reduction to terms and conditions of employment or other event affecting in whole or in part any site of employment, facility, operating unit or employee that would result in liability of the Company Group under the WARN Act;

(s) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business and, to the extent that the Person granting such refund, credit, rebate or other allowance is a Securitization Entity (or Opco acting on behalf of a Securitization Entity), as permitted by the Securitization Contracts;

(t) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any material portion thereof or material equity interest therein or enter into any Contract that involves a joint venture entity, limited liability company or legal partnership (excluding, for avoidance of doubt, reseller agreements and other commercial agreements that do not involve the formation of an entity with any third Person);

(u) (A) enter into, negotiate, modify or terminate any Collective Bargaining Agreement or agreement or arrangement to form a works council or other Contract with any labor union, works council, or other labor organization; or (B) recognize or certify any labor union, works council or other labor organization, or group of employees, as the bargaining representative for any employees of the Company Group;

(v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider;

(w) adopt or implement any stockholder rights plan or similar arrangement, in each case, applicable to the Transactions or any other transaction consummated in compliance with Parent’s rights under Section 5.3(d)(i)(2) or Section 5.3(d)(ii)(2);

(x) (i) cancel, modify, amend or waive or terminate any Securitization Contract, other than pursuant to an Immaterial Amendment, (ii) reduce the ability of the Company and its Subsidiaries to incur secured debt for borrowed money in the form of the Financing on the Closing Date in any material respect, or (iii) amend or modify the stated final maturity date of any indebtedness for borrowed money thereunder to be sooner than such maturity date as in effect as of the date hereof, amend or modify the interest rate or undrawn commitment fees payable by the Company or its Subsidiaries under any such agreement in a manner materially adverse to the Company and its Subsidiaries or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder;

(y) apply for, seek or obtain any Permit, or enter any new geographic market, if doing so (i) would prevent, materially delay or materially impede the transactions contemplated hereby or (ii) would require the Buyer Parties, GA, or their respective Affiliates to make any filing or notice with or disclosure to any Governmental Authority;

(z) make any material change to the terms of the Company’s or any of its Subsidiaries’ formal system-wide policies or procedures with respect to (i) franchisee royalty or other fees and charges or (ii) franchisee incentives or franchisee economic assistance, in each case, other than in the ordinary course of business; or

(aa) enter into, authorize any of, or agree or commit to enter into a Contract to take any of the actions prohibited by this Section 5.2.

Section 5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) regarding an Acquisition Proposal, cease providing any further information with respect to the Company or any Acquisition Proposal to any such Person or its Representatives and terminate all access granted to any such Person and its Representatives to any physical or electronic data room. Subject to the terms of Section 5.3(b), from and after the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company Group will not, and will not instruct, authorize or knowingly permit any of its Representatives acting on the Company’s behalf (other than Parent and its Affiliates and Representatives) to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company Group or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, any proposal or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will not be required to enforce, and will, if requested, be permitted to waive, any provision of any standstill or confidentiality agreement, in each case, solely to the extent that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law.

(b) Superior Proposals. Notwithstanding anything to contrary set forth in this Section 5.3 (but subject to the provisos in this Section 5.3(b)), at any time from and after the date hereof until the Company’s receipt of the Requisite Company Vote, the Company and the Special Committee may, directly or indirectly through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, pursuant to an Acceptable Confidentiality Agreement to any Person or its Representatives that has made or delivered to the Company a bona fide written Acquisition Proposal after the date of this Agreement, and otherwise facilitate such Acquisition Proposal or assist such Person (and its Representatives and financing sources) with such Acquisition Proposal (in each case, if requested by such Person), in each case, that did not arise from a material breach of this Section 5.3(b); provided, however, that the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal, and the Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to take the actions contemplated by this Section 5.3(b) would be inconsistent with its fiduciary duties pursuant to applicable law; and provided further, however, that the Company will promptly (and in any event within 24 hours) make available to Parent any non-public information concerning the Company Group that is provided to any such Person or its Representatives that was not previously made available to Parent.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board (or a committee thereof, including the Special Committee):

(i) (A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Special Committee Recommendation or the Company Board Recommendation in a manner adverse to Parent in any material respect; (B) adopt, approve, endorse, recommend or otherwise declare advisable an Acquisition Proposal; (C) fail to publicly reaffirm the Special Committee Recommendation or the Company Board Recommendation within 10 Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than three separate occasions); (D) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer within 10 Business Days after commencement thereof, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); or (E) fail to include the Special Committee Recommendation or the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Special Committee that an Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) will constitute a Recommendation Change; or

(ii) cause or permit the Company Group to enter into an Alternative Acquisition Agreement.

(d) Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Company Vote:

(i) other than in connection with a bona fide Acquisition Proposal that constitutes a Superior Proposal, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee may effect a Recommendation Change pursuant to clause (A), (C) or (E) of Section 5.3(c)(i) only in response to any positive material event or development or material change in circumstances with respect to the Company that was (A) not actually known to, or reasonably foreseeable to, the Special Committee or the Company Board as of the date hereof; and (B) does not relate to (a) any Acquisition Proposal; or (b) the mere fact, in and of itself, that the Company meets or exceeds any internal or published or third party projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof, or changes after the date hereof in the market price or trading volume of the Company Common Stock or the credit rating of the Company (it being understood that the underlying cause of any of the foregoing in this clause (b) may be considered and taken into account) (each such event, an “Intervening Event”), if the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law and if and only if:

(1) the Company has provided prior written notice to Parent at least four Business Days in advance to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) so determined; and (B) resolved to effect a Recommendation Change pursuant to this Section 5.3(d)(i), which notice will specify the applicable Intervening Event in reasonable detail; and

(2) prior to effecting such Recommendation Change, the Company and its Representatives, during such four Business Day period, must have negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby, and after taking into account any revisions to the terms of this Agreement and the other documents contemplated hereby, the Special Committee determines that the failure to make a Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable law; or

(ii) if the Company has received a bona fide Acquisition Proposal that the Special Committee has concluded in good faith (after consultation with its financial advisor and outside legal counsel) constitutes a Superior Proposal, then the Company Board, upon the recommendation of the Special Committee, or the Special Committee may (A) effect a Recommendation Change with respect to such Acquisition Proposal; or (B) authorize the Company to terminate this Agreement to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, in each case if and only if:

(1) the Special Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable law;

(2) the Company Group and its Representatives have complied in all material respects with their obligations pursuant to this Section 5.3 with respect to such Acquisition Proposal;

(3) (i) the Company has provided prior written notice to Parent at least four Business Days in advance (the “Notice Period”) to the effect that the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has (A) received a bona fide Acquisition Proposal that has not been withdrawn; (B) concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal; and (C) resolved to effect a Recommendation Change or to terminate this Agreement pursuant to this Section 5.3(d)(ii) absent any revision to the terms and conditions of this Agreement, which notice will specify the basis for such Recommendation Change or termination, including the identity of the Person or “group” of Persons making such Acquisition Proposal, the status of discussions relating to such Acquisition Proposal, the material terms and conditions thereof and unredacted copies of all written requests, proposals, offers, agreements and other relevant documents (including, among others, all financing commitments) relating to such Acquisition Proposal; (ii) prior to effecting such Recommendation Change or termination, the Company and its Representatives, during the Notice Period, must have (x) permitted Parent and its Representatives to make a presentation to the Special Committee regarding this

Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation) and (y) negotiated with Parent and its Representatives in good faith (to the extent that Parent desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement and the other documents contemplated hereby so that such Acquisition Proposal would cease to constitute a Superior Proposal; provided, however, that in the event of any material revisions, updates or supplements to such Acquisition Proposal, the Company will be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d)(ii)(3) with respect to such new written notice (it being understood that the “Notice Period” in respect of such new written notice will be three Business Days); and (iii) at the end of the applicable Notice Period, the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee concludes in good faith (after taking into account any revisions to the terms and conditions of this Agreement and the other documents contemplated hereby proposed by Parent) that such Acquisition Proposal remains a Superior Proposal; and

(4) solely in the event of any termination of this Agreement in order to cause or permit the Company Group to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal which constitutes a Superior Proposal under sub-clause (B) of this Section 5.3(d)(ii), the Company will have validly terminated this Agreement in accordance with Section 8.1(h), including with respect to complying with its obligation to pay the Company Termination Fee in accordance with Section 8.3(b)(iii).

(e) Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will promptly (and, in any event, within 24 hours from the receipt thereof) notify Parent in writing if any inquiries, offers or proposals that constitute an Acquisition Proposal are received by the Company or any of its Representatives or any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives with respect to an Acquisition Proposal. Such notice must include (i) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (ii) a summary of the material terms and conditions of such offers or proposals. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis (and, in any event, within 24 hours), of the status (and supplementally provide the terms) of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof including the Special Committee) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof including the Special Committee) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iv) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company Group) that the Company Board (or a committee thereof, including the Special Committee) has determined to make in good faith in order to comply with applicable law, regulation or stock exchange rule or listing agreement, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof, including the Special Committee) pursuant to this Section 5.3(f) must be subject to the terms and conditions of this Agreement and will not limit or otherwise affect the obligations of the Company or the Company Board (or any committee thereof including the Special Committee) and the rights of Parent under this Section 5.3, it being understood that nothing in the foregoing will be deemed to permit the Company or the Company Board (or a committee thereof including the Special Committee) to effect a Recommendation Change other than in accordance with Section 5.3(d). In addition, it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board (or a committee thereof including the Special Committee), to the extent required by law, that solely describes the Company’s receipt of an Acquisition Proposal, the identity of the Person making such Acquisition Proposal, and the material terms of such Acquisition Proposal will not, in and of itself, be deemed to be (A) a withholding, withdrawal, amendment, or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend or modify, the Company Board Recommendation; (B) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (C) a Recommendation Change, in each case, so long as the Company Board (or a committee thereof, including the Special Committee), expressly reaffirms the Special Committee Recommendation and the Company Board Recommendation in such public statement.

(g) Breach by Representatives. The Company agrees that any breach of this Section 5.3 by any director, officer or other Representative of the Company (other than a consultant or an employee of the Company who is not an officer of the Company and not acting at the direction of the Company in connection with any action that constitutes a breach of this Section 5.3) will be deemed to be a breach of this Section 5.3 by the Company. The Company will not authorize, direct or knowingly permit any consultant or employee of the Company to breach this Section 5.3, and upon becoming aware of any breach or threatened breach of this Section 5.3 by a consultant or employee of the Company, shall use its reasonable best efforts to stop such breach or threatened breach.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, the Buyer Parties, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case, as are necessary, proper or advisable pursuant to applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Transactions, including by:

(i) subject to Section 6.2 with respect to Antitrust Laws, (1) obtaining all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) making all registrations, declarations and filings with Governmental Authorities, in each case, that are necessary or advisable to consummate the Transactions;

(ii) obtaining all consents, waivers and approvals and delivering all notifications pursuant to any Material Contracts in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts as of and following the consummation of the Transactions; and

(iii) executing and delivering any Contracts and other instruments that are reasonably necessary to consummate the Transactions.

(b) No Consent Fees. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company Group nor the Buyer Parties will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) to any third party in connection with the Transactions, including in connection with obtaining any consent pursuant to any Material Contract.

Section 6.2 Filings.

(a) Filing Under the HSR Act and Other Applicable Antitrust Laws. The Buyer Parties (and their respective Affiliates, if applicable), on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, will (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act within twenty (20) Business Days following the date hereof; provided, that in the event that the FTC and/or the Antitrust Division of the DOJ is closed or not accepting such filings under the HSR Act (a “Government Closure”), such day shall be extended day-for-day, for each Business Day the Government Closure is in effect; and (ii) as soon as practicable after the date of this Agreement file comparable pre-merger or post-merger notification filings, forms and submissions with any Governmental Authority (including in draft form where applicable) pursuant to any other applicable Antitrust Laws, to the extent required in the reasonable judgment of counsel to Parent in consultation with the Company, in each case, with Parent having primary responsibility for and control of the making of such filings and filing and approval strategy, with reasonable input and consultation rights on the part of the Company. No Party shall (or shall permit any of its Affiliates, as applicable, to) withdraw its filing, or commit to or agree with any Governmental Authority to stay, toll, or extend, any applicable waiting period or enter into any similar timing agreement, without the prior written consent of the other Parties (not to be unreasonably withheld, conditioned or delayed). Each of Parent and the Company will use reasonable best efforts to (A) cooperate and coordinate (and cause its respective Affiliates to cooperate and coordinate) with the other in the making of such filings; (B) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (C) supply (or cause to be supplied) any additional information that may be required or requested by the FTC, the DOJ or any other Governmental Authorities; and (D) take all action necessary to (1) cause the expiration or termination of the applicable waiting periods (including where applicable, by way of a positive clearance decision) pursuant to the HSR Act and any other applicable Antitrust Laws, including requesting early termination of the HSR waiting period; and (2) obtain the required consents pursuant to any other applicable Antitrust Laws, in each case as soon as reasonably practicable and in any event prior to the Termination Date. If any Party or Affiliate thereof receives a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other applicable Antitrust Laws, then such Party will make (or cause to be made), as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

(b) Divestitures. In furtherance and not in limitation of the foregoing, if and to the extent necessary to obtain clearance of the Transactions pursuant to the HSR Act, each of the Buyer Parties shall, offer, negotiate, commit to and effect, by consent decree, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock or other equity or voting interests, assets (whether tangible or intangible), rights, products or businesses of the Company and its Subsidiaries and (ii) any other restrictions on the activities of the Company and its Subsidiaries; provided, however, that none of the Buyer Parties shall have an obligation to offer, negotiate, commit to or effect any actions contemplated by clause (i) or (ii) of this Section 6.2(b), if such action would have a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole, or if such action is not conditioned upon the Closing. For the avoidance of doubt, in no event shall this Section 6.2(b) or any other provision of this Agreement require or obligate Parent, Merger Sub Inc., Merger Sub LLC or any of Parent’s Affiliates to, and the Company shall not, without the prior written consent of Parent, agree or otherwise be required to, take any action, including any action contemplated by this Section 6.2(b), with respect to any Excluded Affiliates.

(c) Cooperation. In furtherance and not in limitation of the foregoing, the Company and the Buyer Parties shall (and shall cause their respective Subsidiaries to), subject to any restrictions under applicable laws, (i) promptly notify the other Parties of, and, if in writing, furnish the others with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Transactions and permit the other Parties to review and discuss in advance (and to consider in good faith any comments made by the other parties in relation to) any proposed draft notifications, formal notifications (provided, however, that filings made under the HSR Act need not be shared), filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Transactions to a Governmental Authority; (ii) keep the other Parties reasonably informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Transactions and any material developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable laws and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Transactions; and (iii) not independently participate in any meeting, hearing, proceeding or material discussions (whether in person, by telephone or videoconference) with or before any

Governmental Authority in respect of the Transactions without giving the other Parties reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. However, each of the Company and the Buyer Parties may designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, however, that each of the Company and the Buyer Parties may redact any valuation and related information, or information that is protected by legal privilege, before sharing any information provided to any Governmental Authority with another Party on an “outside counsel” only basis.

(d) Limitation on Other Transactions. During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, unless the Company otherwise consents in writing, the Buyer Parties will not acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to prevent, materially delay or materially impede the consummation of the Transactions, including by (i) imposing any material delay in the obtaining of, or materially increasing the risk of not obtaining, any consent of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period; (ii) materially increasing the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; or (iii) materially increasing the risk of not being able to remove any such order on appeal or otherwise.

Section 6.3 Proxy Statement; Schedule 13e-3 and Other Required SEC Filings.

(a) Proxy Statement and Schedule 13e-3. Promptly (but in no event later than 30 days) following the date hereof, the Company will prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting. Subject to Section 5.3(d), the Company must include the Special Committee Recommendation and the Company Board Recommendation in the Proxy Statement. The Company and Parent shall cooperate to, concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13e-3 Transaction Statement on Schedule 13e-3 (such transaction statement, as amended or supplemented, the “Schedule 13e-3”) relating to the transactions contemplated by this Agreement.

(b) Other Required Company Filing. If the Company determines that it is required to file any document other than the Proxy Statement with the SEC in connection with the Transactions pursuant to applicable law (such document, as amended or supplemented, an “Other Required Company Filing”), then the Company (with the assistance and cooperation of the Buyer Parties as reasonably requested by the Company) will promptly prepare and file such Other Required Company Filing with the SEC. The Company will cause, and will cause its Affiliates to cause, the Proxy Statement, the Schedule 13e-3 (as to the Company) and any Other Required Company Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and Nasdaq. The Company will not file the Proxy Statement or any Other Required Company Filing with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, neither the Proxy Statement, the Schedule 13e-3 nor any Other Required Company Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by the Buyer Parties or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing. The information supplied by the Company for inclusion or incorporation by reference in any Other Required Parent Filings will not, at the time that such Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(c) Other Required Parent Filing. If Parent determines that any Buyer Party (or any of their respective Affiliates, if applicable) is required to file any document with the SEC other than the Schedule 13e-3 in connection with the Transactions or the Company Stockholder Meeting pursuant to applicable law (an “Other Required Parent Filing”), then the Buyer Parties will, and will cause their respective Affiliates to, promptly prepare and file such Other Required Parent Filing with the SEC. The Buyer Parties will cause, and will cause their respective Affiliates to cause, the Schedule 13e-3 (as to the Buyer Parties) and any Other Required Parent Filing to comply in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC. Neither the Buyer Parties nor any of their respective Affiliates will file any Other Required Parent Filing (or any amendment thereto) with the SEC without first providing the Company and its counsel a reasonable opportunity to review and comment thereon, and Parent will give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company or its counsel. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, none of the Schedule 13e-3 or any Other Required Parent Filing will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Buyer Parties with respect to any information supplied by the Company for inclusion or incorporation by reference in the Schedule 13e-3 or any Other Required Parent Filing. The information supplied by the Buyer Parties and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or Other Required Parent Filing will not, at the time that the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or Other Required Parent Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

(d) Furnishing Information. Each of the Company, on the one hand, and the Buyer Parties, on the other hand, will furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement, the Schedule 13e-3 and any Other Required Company Filing or any Other Required Parent Filing. If at any time prior to the Company Stockholder Meeting any information relating to the Company, the Buyer Parties or any of their respective Affiliates should be discovered by the Company, on the one hand, or Parent, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement, the Schedule 13e-3 or any Other Required Company Filing or any Other Required Parent Filing, as the case may be, so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Party that discovers such information will promptly notify the other, and an appropriate amendment or supplement to such filing describing such information will be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(e) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, may not communicate in writing with the SEC or its staff with respect to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be, without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party will give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(f) Notices. The Company, on the one hand, and Parent, on the other hand, will advise the other, promptly after it receives notice thereof, of any receipt of a request by the SEC or its staff for (i) any amendment or revisions to the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; (ii) any receipt of comments from the SEC or its staff on the Proxy Statement, the Schedule 13e-3, any Other Required Company Filing or any Other Required Parent Filing, as the case may be; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(g) Dissemination of Proxy Statement and Schedule 13e-3. Subject to applicable law, the Company will use its reasonable best efforts to cause the Proxy Statement and Schedule 13e-3 to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, each of the Proxy Statement and the Schedule 13e-3.

Section 6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Subject to the provisions of this Agreement, the Company will take all action necessary in accordance with the DGCL, the Exchange Act, the Charter, the Bylaws and the rules of Nasdaq to establish a record date for (and the Company will not change the record date without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed)) and, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”), in each case, as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders for the purpose of obtaining the Requisite Company Vote. As promptly as practicable after the date of this Agreement (and upon the reasonable request of Parent made not more than one time every two weeks), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act assuming that, for such purposes only, the record date of the Company Stockholder Meeting will be 20 Business Days after the date the broker search is conducted. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to convene and hold the Company Stockholder Meeting at any time prior to the date that is 30 days following the mailing of the Proxy Statement to the Company Stockholders. Subject to Section 5.3(d) and unless there has been a Recommendation Change, the Company will use its reasonable best efforts to solicit proxies to obtain the Requisite Company Vote.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing will prevent the Company from postponing or adjourning the Company Stockholder Meeting if (i) there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting or to obtain the Requisite Company Vote (it being understood that the Company may not postpone or adjourn the Company Stockholder Meeting more than two times pursuant to this clause (i) without Parent’s prior written consent); (ii) the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable law, order or a request from the SEC or its staff; or (iii) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholder Meeting. Unless this Agreement is validly terminated in accordance with Section 8.1, the Company will submit this Agreement to the Company Stockholders at the Company Stockholder Meeting for the purpose of obtaining the Requisite Company Vote even if the Company Board (or a committee thereof), upon the recommendation of the Special Committee, has effected a Recommendation Change. If requested by Parent on up to two separate occasions in order to allow additional time for the solicitation of votes in order to obtain the Requisite Company Vote, the Company shall postpone or adjourn the meeting for up to 10 Business Days each such occasion. Without the prior written consent of Parent (which will not be unreasonably withheld, conditioned or delayed), the Company Stockholder Meeting will not be postponed or adjourned by more than 10 Business Days for each event giving rise to such a postponement or adjournment.

Section 6.5 Cooperation With Debt Financing.

(a) Cooperation with Debt Financing. Until the Closing, and in all cases subject to the limitations set forth herein, the Company will use its reasonable best efforts to, and will use its reasonable best efforts to cause each of its Subsidiaries and its and their respective Representatives to (other than with respect to clauses (iv)(B), (vii) and (x) below, which shall not be subject to such reasonable best efforts qualifier), provide Parent with such reasonable cooperation as may be reasonably requested by Parent to assist the Buyer Parties in arranging the Debt Financing to be obtained by the Buyer Parties or their respective Affiliates in connection with the Transactions, including:

(i) participating (and causing senior management and Representatives, with appropriate seniority and expertise, of the Company to participate) in a reasonable number of meetings and presentations with actual or prospective lenders, road shows and due diligence sessions, drafting sessions and sessions with rating agencies, and otherwise reasonably cooperating with the marketing and due diligence efforts for any of the Debt Financing (which, at the Company’s option, may be attended via teleconference or virtual meeting platforms) upon reasonable advance notice, during normal business hours and at reasonable times and locations to be mutually agreed;

(ii) providing reasonable assistance to Parent and the Debt Financing Sources with the timely preparation of (A) rating agency presentations, bank information memoranda, confidential information memoranda, lender presentations and similar documents, in each case, solely with respect to information relating to the Company Group, and as required in connection with or proper for the Debt Financing or customarily used to arrange transactions similar to the Debt Financing; and (B) pro forma financial statements and forecasts of financial statements of the Surviving Corporation for one or more periods following the Closing Date, in each case, based on available financial information and data derivable from the Company Group’s historical books and records; provided, however, that no member of the Company Group will be required to provide any information or assistance with respect to the preparation of pro forma financial statements and forecasts of financing statements, including relating to (i) the determination of the proposed aggregate amount of the Debt Financing, the interest rates thereunder or the fees and expenses relating thereto; (ii) the determination of any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (iii) any financial information related to Parent or any of its Subsidiaries or any adjustments whether or not directly related to the acquisition of the Company Group;

(iii) providing reasonable cooperation in granting of security interests (and perfection thereof) in collateral or the reaffirmation of the pledge of collateral on or after the Closing Date, including assisting Parent in connection with the preparation, registration, execution and delivery (but in the case of execution and delivery, solely to the extent any such execution and delivery would only be effective on or after the Closing Date) of any pledge and security documents, mortgages, currency or interest hedging arrangements and other definitive financing documents and certificates as may be reasonably requested by Parent or the Debt Financing Sources (including using reasonable best efforts to obtain, to the extent applicable and only if practicable, consents of accountants for use of their reports in any materials relating to the Debt Financing as reasonably requested by Parent), obtaining insurance certificates and endorsements, executing payoff letters and related release documentation (to the extent applicable), and facilitating the delivery of all stock and other certificates representing equity interests in the Company and its Subsidiaries to the extent required in connection with the Debt Financing on the Closing Date, and otherwise reasonably facilitating the pledging of collateral and the granting of security interests in respect of the Debt Financing required on the Closing Date, in each case, as may be reasonably requested by Parent or the Debt Financing Sources, it being understood that such documents will not take effect until the Effective Time;

(iv) furnishing Parent and the Debt Financing Sources, as promptly as practicable, with (A) available financial and other pertinent and customary information (and supplementing such information upon the reasonable request of Parent to the extent any such information contains any material misstatement of fact or omits to state a material fact necessary to make such information not misleading) regarding the Company Group as may be reasonably requested by Parent or the Debt Financing Sources and (B) the financial statements described in paragraph 2 of Annex II to the Debt Commitment Letter (as in effect on the date hereof);

(v) cooperating with Parent to obtain reasonable corporate and facilities ratings, consents, landlord waivers and estoppels, non-disturbance agreements, non-invasive environmental assessments, non-imputation affidavits, legal opinions, surveys and title insurance as reasonably requested by Parent, including in connection with any sale-and-leaseback agreements or arrangements to be effected at or after the Closing;

(vi) providing reasonably requested authorization letters to the Debt Financing Sources authorizing the distribution of information to prospective lenders or investors and containing a representation to the Debt Financing Sources that the information pertaining to the Company Group and based on financial information and data derived from the Company Group’s historical books and records contained in the disclosure and marketing materials related to the Debt Financing is complete and correct in all material respects and that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or securities;

(vii) facilitating and assisting in the preparation, execution and delivery of one or more credit agreements, guarantees, certificates and other definitive financing documents as may be reasonably requested by Parent (including furnishing all information relating to the Company and its Subsidiaries and their respective businesses to be included in any schedules thereto or in any perfection certificates); provided, that the foregoing documentation shall be subject to the occurrence of the Closing Date and become effective no earlier than the Closing Date;

(viii) ensuring that the Debt Financing benefits from existing lending relationships of the Company and its Subsidiaries to the extent practicable and reasonably requested by Parent;

(ix) taking all corporate and other actions, subject to the occurrence of the Closing, reasonably necessary or reasonably requested by Parent to (A) permit the consummation of the Debt Financing (including distributing the proceeds of any Debt Financing obtained by any Subsidiary of the Company to the Surviving Corporation); and (B) cause the direct borrowing or incurrence of all of the proceeds of the Debt Financing by the Surviving Corporation or any of its Subsidiaries substantially concurrently with the Closing and permit the proceeds to be made available substantially concurrently with the Closing to fund the Financing;

(x) promptly furnishing (but in no event later than three (3) Business Days prior to the Closing Date) to Parent and the Debt Financing Sources with all documentation and other information about the Company Group as is reasonably requested in writing by Parent or the Debt Financing Sources with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing at least seven (7) Business Days prior to the Closing Date; and

(xi) cooperating in satisfying the conditions precedent set forth in the definitive agreements relating to the Debt Financing to the extent satisfaction thereof requires the cooperation, or is within the control, of the Company, its Subsidiaries or their respective representatives.

(b) Obligations of the Company. Nothing in this Section 6.5 will require the Company Group to (i) waive or amend any terms of this Agreement, pay any commitment fee or similar fee or agree to pay any other fees or reimburse any expenses or otherwise issue or provide any indemnities prior to the Effective Time for which it has not received prior reimbursement or is not otherwise indemnified by or on behalf of Parent; (ii) enter into, approve, modify or perform any definitive agreement or commitment or distribute any cash (except to the extent subject to concurrent reimbursement by Parent) that will be effective prior to the Closing Date; (iii) give any indemnities in connection with the Debt Financing that are effective prior to the Effective Time and only to the extent previously agreed in writing by the Company; (iv) take any action that would unreasonably interfere with the conduct of the business of the Company Group; (v) prepare separate financial statements for any of the Company Group to the extent not customarily prepared by the Company Group and to the extent such preparation would be unduly burdensome or change any fiscal period; (vi) adopt any resolutions, execute any consents or otherwise take any corporate or similar action that is not contingent upon the Closing; (vii) provide any legal opinion prior to the Closing; or (viii) take any action that will conflict with or violate its organizational documents or any applicable laws or would result in a material violation or breach of, or default under, any material agreement to which any member of the Company Group is a party (not entered in contemplation hereof). In addition, no action, liability or obligation of the Company Group or any of its Representatives pursuant to any certificate, agreement, arrangement, document or instrument relating to the Debt Financing will be effective prior to the Effective Time, and the Company Group will not be required to take any action pursuant to any certificate, agreement, arrangement, document or instrument that is not contingent on the occurrence of the Closing or that must be effective prior to the Effective Time. Nothing in this Section 6.5 will require (1) any director, officer, employee or Representative of the Company Group to deliver any certificate or opinion or take any other action under this Section 6.5 that could reasonably be expected to result in personal liability to such officer or Representative; or (2) the Company Board to approve any financing or Contracts related thereto, effective prior to the Closing Date. For the avoidance of doubt, neither the Company nor any of its Subsidiaries shall be required to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(c) Use of Logos. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing so long as such logos are used solely in a manner that is not intended to or likely to harm, disparage, or adversely affect the Company Group or the reputation or goodwill of the Company Group.

(d) Confidentiality. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Agreement will be kept confidential in accordance with the confidentiality obligations set forth in the Company Stockholders Agreement, except that Parent will be permitted to disclose such information to any Debt Financing Sources or prospective Debt Financing Sources, rating agencies and other financial institutions and investors that may become parties to the Debt Financing (and, in each case, to their respective counsel and auditors) so long as such Persons (i) agree to be bound by the confidentiality obligations set forth in the Company Stockholders Agreement as if parties thereto; or (ii) are subject to other customary confidentiality undertakings with respect to such information.

(e) Reimbursement. Promptly upon written request by the Company (but in no event shall Parent be required to make such payment prior to the earlier of (i) the Closing Date and (ii) the date this Agreement is validly terminated), Parent will reimburse the Company for any documented and reasonable out-of-pocket costs and expenses (including attorneys’ fees) incurred by the Company Group in connection with the cooperation of the Company Group contemplated by this Section 6.5 (provided, that, for the avoidance of doubt, such costs and expenses shall not include (x) costs and expenses incurred in connection with the preparation of historical financial statements that are or would be prepared in the ordinary course of business irrespective of this Agreement, (y) any ordinary course amounts payable to Service Providers of the Company or its Affiliates with respect to services provided prior to the Closing Date and (z) any other ordinary course amounts that would have been incurred in connection with the transactions contemplated hereby regardless of any debt financing established in connection herewith and regardless of the covenants set forth in this Section 6.5).

(f) Indemnification. The Company Group and its Representatives will be indemnified and held harmless by Parent from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments, penalties and amounts paid in settlement suffered or incurred by them in connection with any obligations with respect to the cooperation provided pursuant to this Section 6.5 or the provision of information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith), except in the event such liabilities, expenses or losses arose out of or result from the fraud, gross negligence, bad faith, recklessness or willful misconduct of any member of the Company Group or any of their respective Representatives. Parent’s obligations pursuant to Section 6.5(e) and this Section 6.5(f) referred to collectively as the “Reimbursement Obligations.” Each Buyer Party acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Effective Time, incur any liability to any Person under any financing that Buyer Party may raise in connection with the transactions contemplated by this Agreement.

(g) No Financing Condition. The Buyer Parties acknowledge and agree that obtaining the Debt Financing is not a condition to the Closing. Except in the case of a Willful and Material Breach, the Company’s breach of Section 6.5(a) will not be asserted as the basis for (A) any conditions set forth in Article VII to consummate the Transactions having not been satisfied or (B) the termination of this Agreement pursuant to Section 8.1(e). If the Debt Financing has not been obtained, the Buyer Parties will each continue to be obligated, subject to the satisfaction or waiver of the conditions set forth in Article VII, to consummate the Transactions.

(h) Alternative Financing. Prior to the Closing and subject to the terms and conditions of this Agreement, each Buyer Party shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including (i) maintaining in effect the Debt Commitment Letter until the Transactions are consummated in accordance with their terms (subject to amendment, modification and replacement as may be permitted under Section 6.5), (ii) satisfying, or causing to be satisfied, on a timely basis all conditions to the closing of and funding under the Debt Commitment Letter applicable to each Buyer Party that are within its control, including paying when due all commitment fees and other fees arising under the Debt Commitment Letter as and when they become due and payable thereunder, and (iii) assuming that all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied, consummating the Debt Financing at or prior to the Effective Time in accordance with the terms of the Debt Commitment Letter; provided, that each Buyer Party may amend or modify the Debt Commitment Letter, and/or elect to replace all or any portion of the Debt Financing or increase the amount of debt financing to be obtained with alternative debt financing subject only to such conditions to funding as are substantially similar, or are not less favorable in aggregate, from the standpoint of the Company and its shareholders, than the terms and conditions as set forth in the Debt Commitment Letter as in effect on the date hereof (any financing provided pursuant to the Debt Commitment Letter as so amended or modified, and any such replacement debt financing, the “Alternative Financing”), in each case only so long as (A) the aggregate proceeds of the Debt Financing (as amended or modified) and/or the Alternative Financing, together with the Equity Financing and the amount of cash of the Company and its Subsidiaries on a consolidated basis, in each case available on the Closing Date will be sufficient to fund the Required Amount and (B) such amendment or modification or the Alternative Financing contains no incremental conditionality to funding relating to the Debt Financing and would not prevent, materially delay or materially impede or impair the ability of each Buyer Party to consummate the transactions contemplated by this Agreement. Parent shall deliver to the Company true and complete copies of all Contracts pursuant to which any alternative sources have committed to provide the Alternative Financing (the “Alternative Financing Documents”) (except for customary engagement and fee letters) as promptly as reasonably practicable after execution thereof. In the event a portion of the Debt Financing (in an amount sufficient to cause the remaining portion of the Debt Financing to fall below the Required Amount) becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter such that and to the extent is not replaced by the Alternative Financing, Parent shall promptly notify the Company.

(i) Notwithstanding anything to the contrary contained in this Agreement, nothing contained in Section 6.5(h) shall require, and in no event shall the reasonable best efforts of Parent or Merger Sub be deemed or construed to require, either Parent or Merger Sub to seek equity financing (other than the Equity Financing) from any source or to pay any fees or other economics in excess of those contemplated by the Debt Commitment Letter and/or, if applicable, the Alternative Financing Documents (in each case, whether to secure waiver of any conditions contained therein or otherwise).

(j) Subject to the terms and conditions of this Agreement, each Buyer Party agrees not to amend, modify or waive any provision of the Debt Commitment Letter, if such amendment, modification or waiver reduces (or would reduce) the aggregate amount of the Debt Financing to an amount less than the amount required to fund Required Amount or imposes new or additional conditions or otherwise expands, amends or modifies the conditions to the Debt Financing in a manner that would be expected to prevent or materially delay the ability of the Company or each Buyer Party to consummate the Transactions or otherwise adversely impact the ability of each Buyer Party to enforce its rights against the other parties to the Debt Commitment Letter. Parent shall give the Company notice as promptly as practicable (i) upon becoming aware of any breach of any provision of, or termination by any party to, the Debt Commitment Letter or (ii) upon the receipt of any written notice from any person with respect to any threatened breach or threatened termination of the Debt Commitment Letter.

Section 6.6 Anti-Takeover Laws. The Company and the Company Board (and the Special Committee and any other committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no provision of the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) or any “anti-takeover” statute or similar statute or regulation is or becomes applicable to this Agreement, the Support Agreement or the Transactions; (b) neither the Company nor any of its Subsidiaries has adopted or is subject to a stockholder rights agreement, rights plan, “poison pill” or other similar agreement and (c) if any provision of the Charter, the Bylaws, or any other similar organizational document of the Company (including Article Nine of the Charter) or any “anti-takeover” statute or similar statute or regulation becomes applicable to this Agreement, the Support Agreement or the Transactions, take all action within their power to ensure that the Transactions and the Support Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to make inapplicable the effect of such statute or regulation on the Transactions.

Section 6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable law or regulation requires the Company Group to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which the Company Group is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are reasonably pertinent to any adverse Legal Proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand. Nothing in this Section 6.7 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 6.7 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group or create a risk of damage or destruction to any property or assets of the Company Group. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The confidentiality obligations set forth in the Company Stockholders Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. All requests for access pursuant to this Section 6.7 must be directed to the General Counsel of the Company, or another person designated by the Company.

Section 6.8 Section 16(b) Exemption. The Company will take all actions reasonably necessary to cause any dispositions of equity securities of the Company (including derivative securities) in connection with the Mergers by each individual who is a director or executive officer of the Company to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) Indemnified Persons. The Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) honor and fulfill, in all respects, the obligations of the Company Group pursuant to any indemnification agreements between a member of the Company Group and any of its current or former directors or officers (and any person who becomes a director or officer of a member of the Company Group prior to the Effective Time) (collectively, the “Indemnified Persons”) or employees for any acts or omissions by such Indemnified Persons or employees occurring prior to the Effective Time. In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to)cause the certificates of incorporation, bylaws, and other similar organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter, the Bylaws and the other similar organizational documents of the Subsidiaries of the Company, as applicable, as of the date hereof. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any adverse manner except as required by applicable law.

(b) Indemnification Obligation. Without limiting the generality of the provisions of Section 6.9(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable law or pursuant to any indemnification agreements with the Company and any of its Subsidiaries in effect on the date hereof, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as an Affiliate, director, officer, employee or agent of the Company Group or its Affiliates to the extent that such action or omission, or alleged action or omission, occurred prior to or at the Effective Time; and (ii) the Transactions, as well as any actions taken by the Company or the Buyer Parties with respect thereto (including any disposition of assets of the Surviving Corporation or any of its Subsidiaries that is alleged to have rendered any of the

Surviving Corporation or any of its Subsidiaries insolvent), except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.9(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time (it being understood that, by electing to control the defense thereof, the Surviving Corporation, on behalf of itself and its Affiliates, will be deemed to have waived any right to object to the Indemnified Person’s entitlement to indemnification hereunder with respect thereto); (B) each Indemnified Person will be entitled to retain his or her own counsel, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent (unless such settlement relates only to monetary damages for which the Surviving Corporation is entirely responsible). Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c) D&O Insurance. During the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain in effect the Company’s directors’ and officers’ liability insurance in effect on the date hereof (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are equivalent to those of the D&O Insurance. In satisfying its obligations pursuant to this Section 6.9(c), the Surviving Corporation will not be obligated to pay annual premiums in excess of 300% of the amount paid by the Company for coverage for its last full fiscal year (such 300% amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, then the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof. In lieu of the foregoing, the Company may, at its option, and will, at the request of Parent, purchase a prepaid six-year “tail” policy with respect to the D&O Insurance from an insurance carrier with the same or better credit rating as the Company’s directors’ and officers’ liability insurance carrier on the date hereof on terms (including with respect to coverage, conditions, retentions, limits and amounts) that are no less favorable than those of the D&O Insurance so long as the aggregate cost for such “tail” policy does not exceed the Maximum Annual Premium. If the Company elects to purchase such a “tail” policy, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor its obligations thereunder for so long as such “tail” policy is in full force and effect.

(d) Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or Surviving Corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.9.

(e) No Impairment. The obligations set forth in this Section 6.9 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons or other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.9, with full rights of enforcement as if such person were a Party. Notwithstanding any other provision of this Section 6.9, the rights of the Indemnified Persons (and other persons who are beneficiaries pursuant to the D&O Insurance or the “tail” policy referred to in Section 6.9(c) (and their heirs and representatives)) pursuant to this Section 6.9 will be in addition to, and not in substitution for, and will not take primacy over, any other rights that such persons may have pursuant to (i) the Charter and the Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company Group; or (iv) applicable law (whether at law or in equity).

(f) Joint and Several Obligations. The obligations of the Surviving Corporation, Parent and their respective Subsidiaries pursuant to this Section 6.9 will be joint and several.

(g) Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company Group for any of its directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

Section 6.10 Employee Matters.

(a) Existing Arrangements. Notwithstanding anything in this Section 6.10 to the contrary, nothing in this Section 6.10 will prohibit the Surviving Corporation from in any way amending, modifying or terminating any Employee Plans in accordance with their terms.

(b) Employment; Benefits. As of the Closing, the Surviving Corporation or one of its Subsidiaries will continue to employ the employees of the Company Group as of the Effective Time. From and after the Effective Time until the first anniversary of the Effective Time (or, if earlier, the termination date of an applicable Continuing Employee) (the “Continuation Period”), the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide employee benefits (other than defined benefit pension, nonqualified deferred compensation, post-employment or retiree health or welfare, change in control, retention or equity-based benefits) to each Continuing Employee that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time under the Employee Plans as in effect as of the Effective Time. In each case, during the Continuation Period, base compensation and target annual cash incentive compensation opportunities (other than equity or equity-based incentive arrangements) will not be decreased for any Continuing Employee. During the Continuation Period, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) provide severance benefits to eligible employees in accordance with the Company’s severance plans, guidelines and practices as in effect as of the Effective Time and disclosed on Section 6.10 of the Company Disclosure Letter. Notwithstanding the foregoing, nothing in this Section 6.10 shall obligate the Surviving Corporation and its Subsidiaries to continue the employment of any Continuing Employee for any specific period.

(c) New Plans. To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) cause to be granted to such Continuing Employee credit for service with the Company Group prior to the Effective Time for purposes of eligibility to participate, vesting and for purposes of future vacation accrual and determining severance amounts, except that (i) such service need not be credited to the extent that it would result in duplication of coverage, benefits, or compensation, (ii) such service shall only be credited to the same extent and for the same purpose as such service was credited under an analogous Employee Plan, and (iii) no service shall be required to be credited under any plan that provides for equity or equity-based, defined benefit pension, deferred compensation or post-employment or retiree welfare benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation shall ensure that: (A) each Continuing Employee and his or her covered dependents will be immediately eligible to participate, without any waiting period, in any and all group welfare benefit plans sponsored by the Surviving Corporation and its Subsidiaries to the extent that coverage pursuant to any such group welfare benefit plans (the “New Plan”) replaces coverage previously provided under a comparable group welfare Employee Plan in which such Continuing Employee and his or her covered dependents participated immediately before the Effective Time; and (B) during the plan year in which the Closing Date occurs, for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, (x) the Surviving Corporation will cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (y) the Surviving Corporation will cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year ending on the Closing Date to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance, co-pay, offsets and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) No Third Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.10 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of its Subsidiaries to terminate any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to continue any Employee Plan or other compensation or benefit plan or arrangement, or prevent the establishment amendment, modification or termination of any Employee Plan by a Buyer Party at any time; (iii) create any third party beneficiary rights in any Person (other than the Parties under this Agreement); or (iv) establish, amend or modify any Employee Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement.

Section 6.11 Obligations of the Buyer Parties and the Company. Parent will take all action necessary to cause each Merger Sub, the Surviving Corporation and the Surviving LLC to perform their respective obligations pursuant to this Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement. Each of the Buyer Parties will be jointly and severally liable for any breach of this Agreement by any Buyer Party (or, following the Closing, the Surviving Corporation and the Surviving LLC) or any other failure by any Buyer Party (or, following the Closing, the Surviving Corporation and the Surviving LLC) to perform and discharge any of its respective covenants, agreements and obligations pursuant to this Agreement.

Section 6.12 Notification of Certain Matters.

(a) Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of the Buyer Parties to consummate the Transactions set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of the Buyer Parties to consummate the Transactions or the remedies available to the Parties under this Agreement. The confidentiality obligations set forth in the Company Stockholders Agreement apply to any information provided to Parent pursuant to this Section 6.12(a). The Company shall notify Parent reasonably promptly in writing of the occurrence of any Default, Potential Manager Termination Event or Potential Rapid Amortization Event (each as defined in the Securitization Contracts) or default or other event under any Collateral Transaction Document that would reasonably be expected to result in any event described in clause (i) of the definition of “Securitization Adverse Event.” The Company shall thereafter keep Parent reasonably informed of the actions being taken by the Company and its Subsidiaries to cure such Default or Potential Rapid Amortization Event, as the case may be, under the Securitization Contracts or default or other event under such Collateral Transaction Document.

(b) Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by the Buyer Parties in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Buyer Parties to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Transactions set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Buyer Parties set forth in this Agreement or the conditions to the obligations of the Company to consummate the Transactions or the remedies available to the Parties under this Agreement.

(c) Impact of Non-Compliance. The Company’s or the Buyer Parties’ failure to comply with this Section 6.12 will not be taken into account for purposes of determining whether any conditions set forth in Article VII to consummate the Transactions have been satisfied or whether any termination rights set forth in Article VIII are available.

Section 6.13 Public Statements and Disclosure. The initial press release concerning this Agreement and the Transactions will each be reasonably acceptable to the other Party. Thereafter, the Company (other than with respect to the portion of any communication relating to a Recommendation Change), on the one hand, and the Buyer Parties, on the other hand, will use their respective reasonable best efforts to consult with the other Parties before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Transactions, except that (I) the Company will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to employees, suppliers, customers, partners or vendors so long as such communications are consistent with the previous press releases, public disclosures or public statements made jointly by the Parties (or individually if approved by the other Party); (iii) solely to the extent related to a Superior Proposal, Intervening Event or Recommendation Change; or (iv) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand, and (II) Parent will not be obligated to engage in such consultation with respect to communications that are (i) required by applicable law, regulation or stock exchange rule or listing agreement; (ii) principally directed to any existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication; or (iii) with respect to any actual Legal Proceeding between the Company or its Affiliates, on the one hand, and the Buyer Parties and their Affiliates, on the other hand.

Section 6.14 Transaction Litigation. Prior to the Effective Time, the Company will provide Parent with prompt notice of all Transaction Litigation (including by providing copies of all pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to review and propose comments with respect to all filings, pleadings and responses proposed to be filed or submitted by or on behalf of the Company prior to such filing or submission, and the Company shall consider such comments in good faith, (b) give Parent a reasonable opportunity to review in advance all materials proposed to be delivered by or on behalf of the Company in connection with any discovery or document production with respect to such Transaction Litigation, (c) give Parent the opportunity to participate (at its sole cost and expense) in the defense, settlement or prosecution of any Transaction Litigation; and (d) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 6.14, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client privilege between the Company and its counsel is not undermined), and Parent may offer comments or suggestions with respect to such Transaction Litigation but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.

Section 6.15 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Section 6.16 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation, or Surviving LLC as applicable, with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company, Merger Sub Inc. or Merger Sub LLC, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

Section 6.17 Merger Sub Inc. and Merger Sub LLC Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub Inc. and as the sole member of Merger Sub LLC, will execute and deliver to Merger Sub Inc., Merger Sub LLC and the Company a written consent approving the Mergers in accordance with the DGCL and the DLLCA.

Section 6.18 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give the Buyer Parties, on the one hand, or the Company or Opco, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of the Parties will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over its own business and operations.

Section 6.19 Tax Certificates. At or prior to the Closing, the Company shall (i) deliver a duly and properly executed certificate (in a form reasonably acceptable to Parent), issued pursuant to the Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), under penalty of perjury, stating that the interests in the Company do not constitute “United States real property interests” under Section 897(c) of the Code, dated as of the Closing Date, together with a notice to the Internal Revenue Service, and in form and substance required under Treasury Regulation Section 1.897-2(h), (ii) deliver a duly and properly executed certificate (in a form reasonably acceptable to Parent) described in Treasury Regulations Section 1.1445-11T(d)(2) representing that the LLC Merger is exempt from withholding under Section 1445 of the Code, and (iii) with respect to each holder of Opco Common Units, deliver a duly and properly executed Internal Revenue Service Form W-9; provided, however, that the sole remedy for failure to deliver such forms or certificate shall be that Payment Agent, Parent, the Company and the Surviving Corporation shall deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts as are required to be deducted or withheld therefrom pursuant to any Tax laws.

Section 6.20 Marketable Securities. To the extent requested by Parent, the Company shall, and shall cause the Company Group to, use reasonable best efforts to sell or dispose of any marketable securities, any similar securities and any investments in money market funds owned by the Company Group reasonably proximate to the Closing Date so as to permit the net proceeds of such sale to be used by or at the direction of the Buyer Parties as a potential partial source for the payments contemplated by this Agreement, including the payment of expenses in connection with the transactions contemplated by this Agreement.

Section 6.21 Special Committee. Prior to the Effective Time, without the prior written consent of the Special Committee, (i) the Company Board shall not dissolve, dismantle or otherwise dismantle the Special Committee, or revoke or diminish the authority of the Special Committee, and (ii) neither Parent, Merger Sub Inc., Merger Sub LLC nor their respective Affiliates shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Each Party’s Obligations to Effect the Transactions. The respective obligations of the Buyer Parties and the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law and except with respect to Section 7.1(a), which will not be waivable) of each of the following conditions:

(a) Requisite Company Vote. The Company will have received the Requisite Company Vote at the Company Stockholder Meeting.

(b) Antitrust Laws. The waiting periods (and any extension thereof), if any, applicable to the Transactions pursuant to the HSR Act, will have expired or otherwise been terminated, or all requisite consents, directions or orders required to consummate the Transactions pursuant thereto will have been obtained.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions that, in each case, prohibits, makes illegal, or enjoins the consummation of the Transactions.

Section 7.2 Conditions to the Obligations of the Buyer Parties. The obligations of the Buyer Parties to consummate the Transactions will be subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be so true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) The representations and warranties set forth in Section 3.1 (other than the second and third sentences thereof), Section 3.2, Section 3.3(e), the last sentence of Section 3.7(c), Section 3.7(e) (other than the first and penultimate sentences thereof), Section 3.7(f) and Section 3.27 that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date).

(iii) The representations and warranties set forth in Section 3.7(a), Section 3.7(b), Section 3.7(c) (other than the last sentence thereof), Section 3.7(d) and the first and penultimate sentences of Section 3.7(e) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any inaccuracies that are de minimis in nature and amount.

(iv) The representations and warranties set forth in Section 3.12(a)(ii) and Section 3.14 (other than the last sentence thereof) will be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(b) Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Officer’s Certificate. The Buyer Parties will have received a certificate of the Company, validly executed for and on behalf of the Company and in the name of the Company by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date hereof.

Section 7.3 Conditions to the Obligations of the Company to Effect the Transactions. The obligations of the Company to consummate the Transactions are subject to the satisfaction or waiver (where permissible pursuant to applicable law) of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement will be true and correct as of the date hereof and as of the Closing Date as if made at and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement; and (ii) those representations and warranties that address matters only as of a particular date, which representations will have been true and correct as of such particular date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Transactions or the ability of the Buyer Parties to fully perform their respective covenants and obligations pursuant to this Agreement.

(b) Performance of Obligations of the Buyer Parties. The Buyer Parties will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Buyer Parties at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of the Buyer Parties, validly executed for and on behalf of the Buyer Parties and in the respective names of the Buyer Parties by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) if (i) any permanent injunction or other judgment or order issued by a Governmental Authority of competent jurisdiction or other legal or regulatory restraint or prohibition imposed by a Governmental Authority preventing the consummation of the Transactions will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Transactions and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Transactions that prohibits, makes illegal or enjoins the consummation of the Transactions; except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose failure to comply with its obligations under Section 6.2 resulted in the failure to resolve or lift, as applicable, such injunction, action, statute, rule, regulation or order;

(c) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the receipt of the Requisite Company Vote) if the Closing has not occurred by 11:59 p.m., Eastern time, on August 9, 2026 (the “Termination Date”); provided, however, that if on the Termination Date all of the conditions set forth in Sections 7.1, 7.2 and 7.3 have been satisfied other than (x) those by their terms that are not contemplated to be satisfied until the Effective Time (each of which is capable of satisfaction) and (y) the accuracy of the representations of the Company set forth in Section 3.14, solely as it relates to a Specified Default (unless such Specified Default is waived by written notice of the Buyer Parties to the Company), then the Buyer Parties or the Company shall have the right, exercisable by written notice thereof to the other party, to extend the Termination Date until the date that is one (1) Business Day following the earliest of (i) the date on which such Specified Default is required to be cured pursuant to the Securitization Contracts or the applicable Collateral Transaction

Document, as the case may be, (ii) the date that such Specified Default has been irrevocably waived pursuant to the Securitization Contracts or the applicable Collateral Transaction Documents and (iii) thirty (30) days following the Termination Date without giving effect to the extension of the Termination Date described in this proviso; provided, that, in the case of clause (i) and (ii), any cure or waiver of such Specified Default shall constitute a Specified Default Cure and, after giving effect to such Specified Default Cure, the representations and warranties of the Company set forth in Section 3.14 shall be true and correct as of the Closing Date, as if made at and as of the Closing Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred prior to the Termination Date;

(d) by either Parent or the Company, at any time prior to the Effective Time if the Company fails to obtain the Requisite Company Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote is taken on the adoption of this Agreement, except that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement or the Support Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Company Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Parent (whether prior to or after the receipt of the Requisite Company Vote), if the Company has breached or failed to perform or there is any inaccuracy of any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement pursuant to this Section 8.1(e) prior to the delivery by Parent to the Company of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Parent will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) the right to terminate this Agreement pursuant to this Section 8.1(e) will not be available to Parent if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(f) by Parent, if at any time prior to the receipt of the Requisite Company Vote, the Company Board (or a committee thereof, including the Special Committee) has effected a Recommendation Change;

(g) by the Company (whether prior to or after the receipt of the Requisite Company Vote), if the Buyer Parties have breached or failed to perform or there is any inaccuracy of any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform or inaccuracy would result in a failure of a condition set forth in Section 7.1 or Section 7.3, except that (i) if such breach or failure to perform is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Parent of written notice of such breach, delivered at least 45 days prior to such termination (or such shorter period of time as remains prior to the Termination Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company will not be entitled to terminate this Agreement if such breach or failure to perform has been cured prior to such termination and (ii) that the right to terminate this Agreement pursuant to this Section 8.1(g) will not be available to the Company if it is then in breach of any provision of this Agreement or has failed to perform or comply with, or there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, failure to perform or inaccuracy would give rise to the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b);

(h) by the Company, at any time prior to receiving the Requisite Company Vote if (i) the Company has received a Superior Proposal; (ii) the Company Board (or a committee thereof), upon the recommendation of the Special Committee, or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement to consummate the Acquisition Transaction contemplated by such Superior Proposal; (iii) the Company has complied in all material respects with Section 5.3 with respect to such Superior Proposal; and (iv) concurrently with such termination the Company pays the Company Termination Fee due to Parent in accordance with Section 8.3(b); or

(i) by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions would be satisfied if the Closing Date were the date the notice in clause (ii) of this Section 8.1(i) is received by Parent), (ii) the Company has confirmed by irrevocable and binding written notice to Parent that (A) all of the conditions set forth in Section 7.3 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing so long as such conditions that (x) would be satisfied if the Closing Date were the date such notice is received by Parent or that it is willing to waive any unsatisfied conditions in Section 7.3 and (y) are not satisfied by virtue of a breach of this Agreement by any Buyer Party(ies)), (B) the Transactions is required to be consummated pursuant to Section 2.3, and (C) the Company is ready, willing and able to consummate the Transactions, and (iii) the Buyer Parties fail to consummate the Transactions within three (3) Business Days after the later of (x) receipt by Parent of the notice referred to in clause (ii) of this Section 8.1(i) and (y) the date the Transactions was required to be consummated pursuant to Section 2.3; provided, that, notwithstanding anything in Section 8.1(c) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(c) during such three Business Day period.

Section 8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 6.5(e), Section 6.5(f), the penultimate sentence of Section 6.7, Section 6.13, this Section 8.2, Section 8.3 and Article IX will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the foregoing but subject to Section 8.3(f), nothing in this Agreement will relieve any Party from any liability for any Willful and Material Breach of this Agreement prior to or in connection with the termination of this Agreement. For the avoidance of doubt, in the event of termination of this Agreement, the Debt Financing Sources will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect equityholders hereunder or otherwise relating to or arising out of the transactions contemplated hereby or any Debt Financing (including for any Willful and Material Breach), provided that the foregoing shall not preclude any liability of the Debt Financing Sources to the Company and its Affiliates under any definitive agreements relating to any Debt Financing. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the confidentiality obligations set forth in the Company Stockholders Agreement or the Guarantee, which rights and obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

Section 8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Transactions are consummated. For the avoidance of doubt, Parent, the Surviving Corporation or the Surviving LLC will be responsible for all fees and expenses of the Payment Agent. Subject to Section 2.9(e), the Surviving Corporation or the Surviving LLC will pay or cause to be paid all (i) transfer Taxes on the surrender or transfer to the Surviving Corporation of Certificates or Uncertificated Shares, or to the Surviving LLC of Certificates or Uncertificated Units, as applicable; and (ii) real property transfer and other similar Taxes or fees arising out of, or in connection with, entering into this Agreement and the consummation of the Transactions.

(b) Company Payments.

(i) If (A) this Agreement is validly terminated pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e); (B)(1) in the case of a termination pursuant to Section 8.1(c), at the time of such termination, the conditions set forth in Sections 7.1(b) and Section 7.1(c) (in each case, to the extent relating to any Antitrust Law) have been satisfied or are capable of being satisfied if the date of such termination was the Closing Date or (2) in the case of a termination pursuant to Section 8.1(d) or Section 8.1(e), at the time of such termination, the Company is not then able to terminate this Agreement pursuant to Section 8.1(b), and in each case of clause (B)(1) and (B)(2) the conditions set forth in Section 7.3(a) and Section 7.3(b) would be satisfied if the date of such termination was the Closing Date; (C) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, an Acquisition Proposal for an Acquisition Transaction has been made to the Company or the Company Board (or committee thereof, including the Special Committee) or publicly announced or publicly disclosed and not irrevocably withdrawn at least 5 Business Days prior to (x) the Company Stockholder Meeting (in case of any such termination pursuant to Section 8.1(d)) or (y) the date of termination (in the case of any such termination pursuant to Section 8.1(c) or Section 8.1(e)); and (D) within twelve months following the termination of this Agreement pursuant to Section 8.1(c), Section 8.1(d) or Section 8.1(e), as applicable, either an Acquisition Transaction is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Transaction, then the Company will, concurrently with the earlier of the consummation of such Acquisition Transaction and the entry into a definitive agreement with respect to such Acquisition Transaction, pay or cause to be paid to Parent (as directed by Parent) an amount equal to $6,600,000 (the “Company Termination Fee”). For purposes of Section 8.3(b)(i)(D), all references to “15%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%” and all references to “85%” in the definition of “Acquisition Transaction” will be deemed to be references to “50%”.

(ii) If this Agreement is validly terminated pursuant to Section 8.1(f), then the Company must promptly (and in any event within two Business Days) following such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(iii) If this Agreement is validly terminated pursuant to Section 8.1(h), then the Company must prior to or concurrently with such termination pay or cause to be paid to Parent (as directed by Parent) the Company Termination Fee.

(c) Parent Payments. If this Agreement is validly terminated (i) by the Company pursuant to Section 8.1(g) or Section 8.1(i) or (ii) by Parent pursuant to Section 8.1(c) and, at the time of such termination under Section 8.1(c), the Company could have validly terminated this Agreement pursuant to Section 8.1(g) or Section 8.1(i), then Parent shall pay or cause to be paid to the Company (as directed by the Company) an amount equal to $19,000,000 (the “Parent Termination Fee”).

(d) Single Payment Only. The Parties acknowledge and agree that in no event will (i) the Company be required to pay more than one termination fee, collectively, or be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events and (ii) Parent be required to pay more than one termination fee, collectively, or be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(e) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. Each of the Parties further acknowledge and agree that the payment of the Parent Termination Fee by Parent or the Company Termination Fee by the Company, as applicable, pursuant to this Section 8.3 shall not constitute a penalty, but will be liquidated damages in a reasonable amount that will compensate the Company and the Buyer Parties, as applicable, in the circumstances in which such fee is payable, for any losses, liabilities, damages, costs, expenses or obligations, including the efforts and resources expended and opportunities foregone while negotiating this Agreement in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. If the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 8.3(b) or Section 8.3(c), as applicable, and, in order to obtain such payment, Parent or the Company, as the case may be, commences a Legal Proceeding that results in a final and non-appealable judgment against the Company or Parent, as the case may be, for the payment of the amount set forth in Section 8.3(b) or Section 8.3(c), as applicable, or any portion thereof, then the party ordered to make such payment shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof due pursuant to Section 8.3(b) at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable law (the amounts described in this sentence, the “Enforcement Costs”); provided, that no event shall the Enforcement Costs payable by the Company or Parent, as applicable, pursuant to this Section 8.3(e) exceed $2,000,000 in the aggregate. All payments under this Section 8.3 shall be made by the Company to Parent (as directed by Parent) or Parent to the Company (as directed by the Company), as applicable, by wire transfer of immediately available funds to the account designated in writing by Parent or the Company (which account information may be updated by Parent or the Company by written notice to the other party from time to time), as applicable.

(f) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1, the Company’s receipt of the Parent Termination Fee and the Enforcement Costs to the extent due and payable (and timely and fully paid) pursuant to Section 8.3(c) will be the sole and exclusive remedy (whether at law or in equity, whether in contract or in tort or otherwise) that (A) the Company Group and its Affiliates; and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each member of the Company Group and its Affiliates (the Persons in clauses (A) and (B) collectively, but excluding the Company, the “Company Related Parties”) may recover from (1) the Buyer Parties or the Guarantor; or (2) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Buyer Parties or the Guarantor (the Persons in clauses (1) and (2) collectively, but excluding the Buyer Parties, the “Parent Related Parties”)

in respect of this Agreement, the Financing Letters, the Guarantee, the Support Agreement and any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure, and upon payment of the Parent Termination Fee (if the Parent Termination Fee is due and payable), (x) none of the Parent Related Parties will have any further liability or obligation to the Company Related Parties relating to or arising out of this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure (except that the Buyer Parties (or their Affiliates) will remain obligated with respect to Section 6.5(e), Section 6.5(f), Section 8.3(c) and Section 8.3(e), as applicable); and (y) none of the Company Related Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against any Buyer Party or any other Parent Related Party arising out of this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach (including any Willful and Material Breach), termination or failure (except that the Buyer Parties (or their Affiliates) will remain obligated with respect to Section 6.5(e), Section 6.5(f), Section 8.3(c) and Section 8.3(e), as applicable). Notwithstanding anything to the contrary in this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Parent Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including any Willful and Material Breach), or monetary damages in lieu of specific performance) under this Agreement, the Financing Letters, the Guarantee, the Support Agreement, the Company Stockholders Agreement and any other agreement executed in connection herewith and the transactions contemplated hereby and thereby, will not exceed under any circumstances an amount equal to (i) the Parent Termination Fee, if any, due and owing to the Company pursuant to Section 8.3(c), plus (ii) the Enforcement Costs, if any, due and owing to the Company pursuant to Section 8.3(e), plus (iii) the Reimbursement Obligations (or such lower amount, if applicable, as a court of competent jurisdiction may determine to be enforceable in accordance with applicable law) (the “Parent Liability Limitation”). In no event will any of the Company Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against any of the Parent Related Parties, and in no event will the Company Related Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Financing Letters, the Guarantee, the Support Agreement or any agreement executed in connection herewith or the transactions contemplated hereby or thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any breach, termination or failure; provided, that the foregoing shall not preclude any liability of the Debt Financing Sources to the Buyer Parties under the definitive agreements relating to the Debt Financing, nor limit the Buyer Parties from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Other than the Guarantor’s obligations under the Guarantee, the applicable GA Stockholders’ obligations under the Company Stockholder Agreement and other than the Buyer Parties’ obligations under this Agreement, in no event will any Parent Related Party or any other Person other than the Guarantor, such GA Stockholder, and the Buyer Parties, as applicable, have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions and, in each case, subject to the terms and conditions set forth herein, the Guarantee, and the Company Stockholders Agreement, as applicable.

(ii) If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b), Parent’s receipt of the Company Termination Fee plus (i) the Enforcement Costs, if any, due and owing to the Company pursuant to Section 8.3(e), plus (ii) the Reimbursement Obligations to the extent due and payable (and timely and fully paid) pursuant to Section 8.3(b) will be the sole and exclusive remedy (whether at law or in equity, whether in contract or in tort or otherwise) that the Buyer Parties and each of their respective Affiliates may recover from the Company Related Parties in respect of this Agreement, any agreement executed in connection herewith and the transactions contemplated hereby and thereby, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure, and upon payment of the Company Termination Fee (if the Company Termination Fee is due and payable), (A) none of the Company Related Parties will have any further liability or obligation to the Buyer Parties relating to or arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis of such termination (except that the Parties (or their Affiliates) will remain obligated with respect to Section 8.3(b) and Section 8.3(e), as applicable); and (B) none of the Buyer Parties or any other Person will be entitled to bring or maintain any claim, action or proceeding against the Company or any Company Related Party arising out of this Agreement, any agreement executed in connection herewith or the transactions contemplated hereby and thereby or any matters forming the basis for such termination (except that the Parties (or their Affiliates) will remain obligated with respect to Section 8.3(b) and Section 8.3(e), as applicable). Notwithstanding anything to the contrary in this Agreement or any other agreement executed in connection herewith or the transactions contemplated hereby and thereby, the maximum aggregate liability, whether in equity or at law, in Contract, in tort or otherwise, of the Company Related Parties collectively (including monetary damages for fraud or breach, whether willful, intentional, unintentional or otherwise (including any Willful and Material Breach), or monetary damages in lieu of specific performance) payable by the Company for breaches under this Agreement (taking into account the payment of the Company Termination Fee pursuant to this Agreement) will not exceed an amount equal to (i) the Company Termination Fee for all such breaches plus (ii) any Enforcement Costs, if any, due and owing to Parent pursuant to Section 8.3(e) (or such lower amount, if applicable, as a court of competent jurisdiction may determine to be enforceable in accordance with applicable law) (the “Company Liability Limitation”). In no event will any of the Parent Related Parties seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Company Liability Limitation against any of the Company Related Parties, and in no event will the Buyer Parties be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Company Liability Limitation against the Company Related Parties for, or with respect to, this Agreement or the Transactions, the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable law arising out of any such breach, termination or failure.

(g) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(f) or the existence of the Parent Liability Limitation, the Company Liability Limitation or the availability of monetary damages, it is agreed that the Buyer Parties and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b) (subject to the limitations set forth therein), except that, although the Buyer Parties and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b) prior to the termination of this Agreement under Section 8.1, under no circumstances will the Buyer Parties or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to the Buyer Parties, the Company Termination Fee or, with respect to the Company, the Parent Termination Fee, as applicable.

(h) Non Recourse; Parent Party. Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, each of the Parties acknowledges and agrees that this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, may only be enforced against, and any claims that may be based upon, arise out of or relate to this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, or the negotiation, execution or performance of this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, may only be made against, the parties to this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, and no Parent Related Party or Company Related Party, in each case that is not a party to this Agreement, the Equity Commitment Letter or the Guarantee, as applicable, shall have any obligation hereunder or in connection herewith or any liability for any obligation of any of the parties to this Agreement, the Equity Commitment Letter or the Guarantee, as applicable, or for any claim based upon, arising out of or relating to the Transactions, whether by enforcement of any judgment, fine or penalty, by any legal or equitable action, suit or proceeding, by virtue of any applicable law, by or through attempted piercing of the corporate, limited partnership or limited liability company veil or otherwise. The non-parties referenced in this Section 8.3(h) shall be express third-party beneficiaries of this Section 8.3(h). In furtherance and not in limitation of the foregoing, in no event will the Company seek or obtain, nor will they permit any of their Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or monetary award against any Guarantor Party (as defined in the Guarantee, which excludes, for the avoidance of doubt, the Guarantor and the Buyer Parties) with respect to this Agreement or the Guarantee or the Transactions (including any breach by the Guarantor or the Buyer Parties), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable laws arising out of any such breach, termination or failure, other than from the Buyer Parties to the extent expressly provided for in this Agreement or the Guarantor to the extent expressly provided for in the Guarantee, or the Company Stockholders Agreement.

Section 8.4 Amendment. Subject to applicable law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Buyer Parties and the Company (pursuant to authorized action by the Special Committee), except that in the event that the Company has received the Requisite Company Vote, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Debt Financing Sources set forth in Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 8.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of the provisions relating to the Debt Financing Sources set forth in Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.6, Section 9.3, Section 9.6, Section 9.8, Section 9.9, Section 9.10, Section 9.11 or this Section 8.4) may not be amended, modified or altered without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter.

Section 8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 8.6 No Liability of Debt Financing Sources. None of the Debt Financing Sources will have any liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Financing or otherwise, whether at law or equity, in contract, in tort or otherwise, and none of the Company nor any of their Affiliates will have any rights or claims against any of the Debt Financing Sources, including without limitation, payment of the Parent Termination Fee, hereunder or thereunder; provided, that nothing in this Section 8.6 shall limit the rights of the Company and its Affiliates from and after the Effective Time under any debt commitment letter or the definitive debt documents executed in connection with the Debt Financing (but not, for the avoidance of doubt, under this Agreement) to the extent the Company and/or its Affiliates are party thereto.

Section 8.7 Special Committee Approval. Notwithstanding anything to the contrary herein, prior to the Effective Time, no amendment or waiver of any provision of this Agreement and no action shall be taken by or on behalf of the Company under or with respect to this Agreement (including, for the sake of clarity, any action or omission at the direction of the Company Board that would constitute a breach of any provision of this Agreement) without first obtaining the written approval of the Special Committee.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company and the Buyer Parties contained in this Agreement will terminate at the Closing, except that any covenants that by their terms survive the Closing will survive the Closing in accordance with their respective terms.

Section 9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a)	if to the Buyer Parties to:

General Atlantic Service Company, LP

55 East 52nd Street, 32nd Floor

New York, New York 10055

Attention: Gordon Cruess

Email: [***]

with a copy (which will not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attn:	Matthew W. Abbott

Cullen L. Sinclair

Email:	mabbott@paulweiss.com
csinclair@paulweiss.com

(b)	if to the Company (prior to the Effective Time) to:

European Wax Center, Inc.

5830 Granite Parkway, 3rd Floor

Plano, Texas 75024

Attention: Tom Kim

Email: [***]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

Attention: Thomas J. Fraser

Email: Thomas.Fraser@ropesgray.com

Any notice received by email at the addressee’s email address or otherwise at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

Section 9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that the Buyer Parties will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement from and after the Effective Time (a) in connection with a merger or consolidation involving the Buyer Parties or other disposition of all or substantially all of the assets of the Buyer Parties or the Surviving Corporation; (b) to any of their respective Affiliates; or (c) to any Debt Financing Source pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Financing, it being understood that, in each case, such assignment will not (i) affect the obligations of the Guarantor pursuant to the Guarantee, or the Company Stockholders Agreement; or (ii) impede or delay the consummation of the Transactions or otherwise materially impede the rights of the holders of shares of Company Common Stock and Company Equity Awards, or the holders of Opco Common Units, pursuant to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

Section 9.4 Confidentiality. The Buyer Parties and the Company hereby acknowledge and agree that (a) subject to the terms of the Support Agreement, the confidentiality obligations set forth in the Company Stockholders Agreement will continue in full force and effect in accordance with the terms of the Company Stockholders Agreement and (b) each of the Buyer Parties shall be permitted to disclose such information to any Person who is a potential source of, or may provide, equity, debt or any other type of financing for the Transactions; provided, that the Buyer Parties shall be responsible for such Persons’ compliance with, and liable for such Persons’ breaches of, the confidentiality obligations set forth in the Company Stockholders Agreement. Each of the Buyer Parties and their respective Representatives will hold and treat all documents and information concerning the Company Group furnished or made available to the Buyer Parties or their respective Representatives in connection with the Transactions in accordance with the confidentiality obligations set forth in the Company Stockholders Agreement. By executing this Agreement, each of the Buyer Parties agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the confidentiality obligations set forth in the Company Stockholders Agreement as if they were parties thereto.

Section 9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter, the Guarantee, the Support Agreement, and the Company Stockholders Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the confidentiality obligations set forth in the Company Stockholders Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Company Stockholders Agreement is validly terminated by the parties thereto.

Section 9.6 Third Party Beneficiaries. Except as set forth in Section 6.9 and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.9 and (b) from and after the Closing, the rights of the holders of shares of Company Common Stock and Company Equity Awards to receive the consideration set forth in Article II. The provisions of Section 8.3(f)(i) will inure to the benefit of the Parent Related Parties and their successors and assigns, each of whom is intended to be a third party beneficiary thereof, and the provisions of Section 8.3(f)(ii) will inure to the benefit of the Company Related Parties and their successors and assigns, each of whom is intended to be a third party beneficiary thereof. The provisions of Section 6.5(a), Section 8.2, Section 8.3(f), Section 8.4, Section 8.6, Section 9.3, Section 9.8, Section 9.9, Section 9.10, Section 9.11 and this Section 9.6 will inure to the benefit of the Debt Financing Sources and their successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Sections will be enforceable by the Debt Financing Sources and their respective successors and assigns) and Section 8.3(h) will inure to the benefit of each non-party referenced therein and its successors and assigns and each Guarantor Party and its successors and assigns, each of whom is intended to be a third party beneficiary thereof (it being understood and agreed that the provisions of such Section will be enforceable by each such non-party and its successors and assigns and each Guarantor Party and its successors and assigns). The provisions of Section 8.7 will inure to the benefit of the Special Committee which is an intended third party beneficiary thereof.

Section 9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect, and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Although the Company may pursue both a grant of specific performance and monetary damages, under no circumstances will the Company be permitted or entitled to receive both a grant of specific performance that results in the occurrence of the Closing and monetary damages (including any monetary damages in lieu of specific performance).

(b) Specific Performance.

(i) Subject to the terms and conditions of this Agreement, the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 8.6 and the other terms and conditions of this Agreement, (A) the Parties will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or the Buyer Parties, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Buyer Parties would have entered into this Agreement.

(ii) Notwithstanding the foregoing, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies, in each case, in connection with enforcing the Buyer Parties’ obligations to effect the Closing and/or the Equity Financing Sources’ obligations to fund the Equity Financing shall be available if, and only if, each of the following conditions has been satisfied: (1) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and any such conditions that are not satisfied by virtue of Parent’s or Merger Subs’ breach hereof) at the time when the Closing would have been required to occur pursuant to Section 2.3, (2) the Debt Financing (or the Alternative Financing) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing, (3) the Company has irrevocably confirmed in an irrevocable written notice delivered to Parent that if specific performance is granted and the Debt Financing (or the Alternative Financing) is funded, then the Company stands ready, willing and able to then consummate the transaction contemplated by this Agreement on such date and (4) for the avoidance of doubt, this Agreement has not been validly terminated. Notwithstanding the foregoing and subject to the rights of the parties to the definitive agreements for any Debt Financing under the terms thereof, none of the Company and its Affiliates (other than the Buyer Parties) and each direct and indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof shall have any rights or claims (whether at law or in equity and whether in contract or in tort or otherwise) against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated hereby and thereby, and in no event shall the Company, any of its Affiliates (other than the Buyer Parties) or its or their direct or indirect equityholders, officers, directors, employees, members, managers, partners, controlling persons, advisors, attorneys, agents or representatives be entitled to directly or indirectly seek the remedy of specific performance or any other suit, action or proceeding related to this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated thereby and hereby against any Debt Financing Source. Further, to the extent that any suit, action or proceeding is asserted against any Debt Financing Source by or on behalf of the Company or any of its Affiliates (other than the Buyer Parties) or any direct or indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative thereof in connection with this Agreement, the Debt Financing, the Debt Commitment Letter and the transactions contemplated thereby and hereby, the Company shall cause any such suit, action or proceeding that has been asserted by the Company or its Subsidiaries, and shall use commercially reasonable efforts to cause any such suit, action or proceeding that has been asserted by any of its other Affiliates (other than the Buyer Parties) or any direct or indirect equityholder, officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent or representative of the Company or any of its Affiliates (other than the Buyer Parties), to be dismissed or otherwise terminated.

(iii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Buyer Parties pursuant to this Agreement. Subject to the terms and conditions of this Agreement, each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance or any other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Section 9.9 Governing Law. This Agreement shall be governed by and interpreted and construed in accordance with the laws of the State of Delaware. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the internal laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rules that would result in the application of the laws or statutes of limitations of a different jurisdiction; provided, that, notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree that any and all claims, controversies, and causes of action involving the Debt Financing Sources arising out of or relating to this Agreement, the Debt Financing, the Debt Commitment Letter, the Alternative Financing Documents, the definitive documentation relating to the Debt Financing or any of the transactions contemplated thereby or hereby or the performance of any services thereunder or thereto shall be governed by, and construed in accordance with, the Laws of the State of New York, except as otherwise set forth in the Debt Commitment Letter.

Section 9.10 Consent to Jurisdiction.

(a) General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions any Guarantee, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware (and any appellate court therefrom) or, if any federal court within the State of Delaware lacks or declines to accept jurisdiction over a particular matter, any state court within the State of Delaware (and any appellate court therefrom)) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement, any Guarantee or the transactions contemplated hereby or thereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement, any Guarantee or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement, any Guarantee or the transactions contemplated hereby or thereby in any court other than the Chosen Courts. Each of the Buyer Parties and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b) Jurisdiction for Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and irrevocably agree (i) that any Legal Proceeding, whether in law or in equity, in contract, in tort or otherwise, involving the Debt Financing Sources arising out of, or relating to, the Transactions, the Debt Financing, the Debt Commitment Letter and or the performance of services thereunder or transactions contemplated hereby and thereby will be subject to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the borough of Manhattan in the City of New York and the United States District Court for the Southern District of New York and any appellate courts thereof, and each Party submits for itself and its property with respect to any such Legal Proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such Legal Proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable debt commitment letter will be effective service of process against them for any such Legal Proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Legal Proceeding in any such court; and (v) any such Legal Proceeding will be governed and construed in accordance with the laws of the State of New York.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, ANY GUARANTEE, OR THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY (INCLUDING ANY SUCH LEGAL PROCEEDING INVOLVING DEBT FINANCING SOURCES). EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties is reasonably apparent on the face of such disclosure.

Section 9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed (including by electronic signature) by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by.pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

GLOW MIDCO, LLC

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

GLOW MERGER SUB 1, INC.

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

GLOW MERGER SUB 2, LLC

By:	/s/ Gordon Cruess
Name: Gordon Cruess
Title: Managing Director

EUROPEAN WAX CENTER, INC.

By:	/s/ Christopher Morris
Name: Christopher Morris
Title: Chief Executive Officer and Chairman

EWC VENTURES, LLC

By:	/s/ Christopher Morris
Name: Christopher Morris
Title: Chief Executive Officer and Chairman

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Surviving Corporation Certificate of Incorporation

(See attached)

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

EUROPEAN WAX CENTER, INC.

First. Name. The name of the corporation is European Wax Center, Inc. (hereinafter referred to as the “Corporation”).

Second. Address; Registered Office and Agent. The address of the Corporation’s registered office is 1521 Concord Pike, Wilmington, Delaware 19803 in the County of New Castle; and the name of its registered agent at such address is Corporate Creations Network Inc.

Third. Purposes. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Fourth. Number of Shares. The total number of shares of stock that the Corporation shall have authority to issue is 1,000, all of which shall be shares of common stock with the par value of $0.00001 per share.

Fifth. Election of Directors. Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

Sixth. Indemnification.

(a) Exculpation. Notwithstanding any other provisions of this Certificate of Incorporation, whether express or implied, or obligation or duty at law or in equity, none of the Covered Persons (as defined below) nor any former Covered Person shall be liable to the Corporation or any other Person (as defined below) for any act or omission (in relation to the Corporation, this Certificate of Incorporation, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority (as defined below) or other entity of any kind and shall include any successor (by merger, amalgamation, consolidation, business combination, plan of arrangement or otherwise) of such entity.

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(b) Right to Indemnification and Advancement. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, (i) any Person who was or is a party or is threatened to be made a party to or otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a Person for whom he or she is the legal representative, is or was a stockholder, director, officer, employee, representative or agent of the Corporation or any of its Affiliates (as defined below), or an officer, director, manager, stockholder, partner, employee, representative, agent or trustee of any of the foregoing, or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans or (ii) the Sponsor Stockholder (as defined below) that is a party or is threatened to be made a party to or otherwise involved in any Proceeding by reason of the fact that the Sponsor Stockholder is or was a holder of equity interests in the Corporation (each such Person in clause (i) and (ii), a “Covered Person”) against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and expenses, judgements, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6(d), the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation (the “Board of Directors”).

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, the term “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings.

(c) Advancement of Expenses. To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Section 6 or otherwise.

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(d) Claims. If a claim for indemnification or advancement of expenses under this Section 6 is not paid in full within thirty (30) days after a written claim therefor by a Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by a Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such Person has not met any applicable standard for indemnification set forth in the General Corporation Law. Neither the failure of the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including by its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that such Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, be a defense to such suit.

(e) Nonexclusivity of Rights. The rights conferred on any Covered Person by this Section 6 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

(f) Amendment or Repeal. Any amendment or repeal of the foregoing provisions of this Section 6 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

(g) Other Indemnification and Prepayment of Expenses. This Section 6 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to Persons other than Covered Persons when and as authorized by appropriate corporate action.

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(h) Reliance. Covered Persons who after the date of the adoption of this provision become or remain a Covered Person described in Section 6 will be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this Section 6 in entering into or continuing the service. The rights to indemnification and to the advance of expenses conferred in this Section 6 will apply to claims made against any Covered Person described in Section 6 arising out of acts or omissions in respect of the Corporation or one of its subsidiaries that occurred or occur both prior and subsequent to the adoption hereof. The rights conferred upon Covered Persons in this Section 6 shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director or officer and shall inure to the benefit of the Covered Person’s heirs, executors and administrators. Any amendment, alteration or repeal of this Section 6 that adversely affects any right of a Covered Person or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(i) Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(j) Indemnitor of First Resort. The Corporation hereby acknowledges that certain Covered Persons (the “Specified Covered Persons”) may have rights to indemnification and advancement of expenses provided by a stockholder or its Affiliates (directly or by insurance retained by such entity) (collectively, the “Stockholder Indemnitors”). Notwithstanding any such indemnification or advancement rights, the Corporation hereby agrees and acknowledges that (a) it is the indemnitor of first resort with respect to all Covered Persons, (b) it shall be required to advance the full amount of expenses incurred by all Covered Persons, as required by the terms of this Section 6 (or the by-laws or any agreement with any Covered Persons), without regard to any rights the Specified Covered Persons may have against the Stockholder Indemnitors and (c) it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Specified Covered Persons have sought indemnification from the Corporations shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Covered Persons against the Corporation.

Seventh. Adoption, Amendment or Repeal of By-Laws. The Board of Directors is authorized to adopt, amend or repeal the By-laws.

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Eighth. Certificate Amendments. The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Section 8.

Ninth. Corporate Opportunity. The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any Sponsor Director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any Sponsor Stockholder or an Affiliate of a Sponsor Stockholder or any partner, member, director, stockholder, employee or agent of any such Sponsor Stockholder or of an Affiliate thereof, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Sponsor Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Sponsor Person expressly and solely in such Sponsor Person’s capacity as a director of the Corporation. “Sponsor Stockholders” means General Atlantic Partners AIV (EW), L.P., GA AIV-1 B Interholdco (EW), L.P. and GAPCO AIV Interholdco (EW), L.P. or any of their respective Affiliates who are holders direct or indirect of shares of stock of the Corporation; and “Sponsor Directors” means any director of the Corporation who is also an officer, director, partner, employee, managing director or other affiliate of any of the Sponsor Stockholders or any of their respective Affiliates.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned has caused this Second Amended and Restated Certificate of Incorporation to be duly executed in its corporate name by its duly authorized officer this ___ day of _______, 2026.

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

Exhibit B

Sixth Amended and Restated Opco LLC Agreement

(See attached)

EXHIBIT B

SIXTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

EWC VENTURES, LLC

a Delaware Limited Liability Company

Dated as of [•], 2026

This SIXTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of EWC Ventures, LLC (the “Company”) is made and entered into as of this [•] day of [•], 2026 (the “Effective Date”), by and among European Wax Center, Inc. (“EWC Corp”), a Delaware corporation, Glow Midco, LLC, a Delaware limited liability company (“Parent”, or the “Managing Member” and together with EWC Corp, and any additional members admitted to the Company under the terms of this Agreement, the “Members” and each, a “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

RECITALS

WHEREAS, the Company was formed as a limited liability company on December 12, 2012 in accordance with the Act, and the initial limited liability company agreement of the Company was entered into as of December 12, 2012 (the “Original Agreement”);

WHEREAS, the Original Agreement was replaced by the Amended and Restated Limited Liability Company Agreement of the Company, dated March 22, 2013 (the “First Amended and Restated Agreement”);

WHEREAS, the First Amended and Restated Agreement was replaced by the Second Amended and Restated Limited Liability Company Agreement of the Company, dated September 25, 2018 (the “Second Amended and Restated Agreement”);

WHEREAS, the Second Amended and Restated Agreement was replaced by the Third Amended and Restated Limited Liability Company Agreement of the Company, dated May 7, 2020 (the “Third Amended and Restated Agreement”);

WHEREAS, the Third Amended and Restated Agreement was replaced by the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated June 15, 2020 (the “Fourth Amended and Restated Agreement”);

WHEREAS, the Fourth Amended and Restated Agreement was replaced by the Fifth Amended and Restated Limited Liability Company Agreement of the Company, dated August 4, 2021, as amended by the First Amendment dated April 11, 2022 (the “Fifth Amended and Restated Agreement”);

WHEREAS, the Members hereto wish to (i) continue the Company as a limited liability company in accordance with the Act and (ii) provide for, among other things, how the business and affairs of the Company shall be managed, all as permitted under the Act; and

WHEREAS, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February [•], 2026, by and among (i) the Company, (ii) EWC Corp, (iii) Parent, (iv) Glow Merger Sub 1, Inc., a Delaware corporation that was a wholly-owned subsidiary of Parent and (v) Glow Merger Sub 2, LLC, a Delaware limited liability company that was a wholly-owned subsidiary of Parent, EWC Corp remains a Member and the Managing Member has been admitted as a Member on the Effective Date (and as of the Effective Date, there are no other Members).

NOW, THEREFORE, the Members have determined to amend and restate the Fifth Amended and Restated Agreement to read in its entirety as set forth herein:

1. Name. The name of the limited liability company governed hereby is EWC Ventures, LLC.

2. Formation; Amendment and Restatement. The Company was formed as a limited liability company on December 12, 2012 in accordance with the Act by the filing of the certificate of formation (including any and all amendments thereto and restatements thereof filed on behalf of the Company with the Office of the Secretary of State of the State of Delaware pursuant to the Act, the “Certificate”) with the Office of the Secretary of State of the State of Delaware. Upon the execution of this Agreement, the Managing Member shall be designated as an authorized person within the meaning of the Act. The Managing Member or any Officer (as hereinafter defined) shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business. The rights and liabilities of the Managing Member shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Managing Member or any other Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4. Powers. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Managing Member pursuant to this Agreement, including Section 16 (Management).

5. Principal Business Office. The principal place of business and office of the Company shall be located, and the Company’s business shall be conducted from, such place or places inside or outside of the state of Delaware as may hereafter be determined by the Managing Member.

6. Registered Office. The registered office of the Company in the State of Delaware shall be the registered office named in the Certificate, or such other registered office as the Managing Member may determine from time to time. In the event the registered office shall change, the Managing Member shall promptly file a notice of change of address in the manner provided by law.

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7. Registered Agent. The statutory agent for service of process on the Company in the State of Delaware shall be the registered agent named in the Certificate, or such other statutory agent as the Managing Member may determine from time to time. In the event the registered agent ceases to act as such for any reason, the Managing Member shall promptly designate a replacement registered agent in the manner provided by law.

8. Members. The name, address and ownership percentage of each Member are set forth on Schedule A hereto, as such schedule may be amended from time to time to reflect the admission of any additional members or the change in address or ownership percentage of any Member, each as permitted or required by the terms of this Agreement.

9. Term. The term of the Company commenced on the date of filing of the Certificate in accordance with the Act and shall be perpetual unless the Company is dissolved and terminated in accordance with Section 22 of this Agreement.

10. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Managing Member, any Officer, employee, agent or Member of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity. Except as otherwise expressly required by the Act or as expressly set forth in this Agreement, and without limiting Section 19 hereunder, the Members shall not have any fiduciary or other duty (contractual or otherwise) to the Company or any other person or entity with respect to the business and affairs of the Company, and the Members shall not be liable to the Company or any other person or entity for acting in good faith reliance upon the provisions of this Agreement. Each of the Members and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligations of the Members to the Company are only as expressly set forth in this Agreement. The failure of the Company to observe any formalities not expressly required by the terms of this Agreement relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for making the Members or Officers responsible for any liability of the Company.

11. Capital Contributions. Each Member has heretofore been deemed for purposes of this Agreement to have contributed to the capital of the Company the various assets and property previously contributed to the capital of the Company.

12. Additional Contributions. The Members are not required to make additional capital contributions to the Company.

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13. Capital Accounts. The Company shall maintain a “Capital Account” for each Member on the books of the Company in accordance with U.S. Treasury Regulations Sections 1.704-1(b)(2)(iv) and 1.704-2.

14. Distributions. Distributions shall be made in accordance with the ownership percentages of each Member are set forth on Schedule A hereto. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

15. Allocations.

a. All income, gain, profits, losses and deductions shall be allocated to the Members with respect to each fiscal period (or portion thereof), as of the end of such fiscal period, in a manner that as closely as possible gives economic effect to the provisions of Section 14 (Distributions) and Section 24 (Dissolution) hereof.

b. The allocations set forth in this Section 15 and Section 13 (Capital Accounts) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with certain requirements of U.S. Treasury Regulations Section 1.704-1(b). Notwithstanding the other provisions of this Agreement, the Managing Member shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of net income and net loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Internal Revenue Code of 1986 (the “Code”) or applicable regulations, (ii) to allocate properly net income and net loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith, and/or (v) to otherwise cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Managing Member.

c. If (i) the Code requires a withholding or other adjustment to the Capital Account of a Member or (ii) in the Managing Member’s judgment, an equitable adjustment is necessary or justified to achieve the economic objectives underlying this Agreement (including, without limitation, if allocations would not properly reflect the economic arrangement of the Members or would otherwise cause any inequitable or onerous result for any Member), the Managing Member shall be permitted to make such adjustments as appropriate and otherwise in a manner as the Managing Member reasonably determines to address such issue or to prevent such result. The Managing Member may make such adjustment in the determination and allocation among the Members of items of income, deduction, gain, loss, credit or withholding for tax purposes and the determination of Capital Accounts, distributions, accounting procedures or such other financial, tax or other items as will be fair and equitable to the Company, and the determination thereof by the Managing Member shall be final and conclusive as to all of the Members.

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16. Management.

a. The business and affairs of the Company shall be managed by the Managing Member. Subject to the express limitations contained in any provision of this Agreement, the Managing Member shall have complete and absolute control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carrying out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement. Any action taken by the Managing Member shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Managing Member as set forth in this Agreement.

b. Subject to the rights and powers of the Managing Member and the limitations thereon contained herein, the Managing Member may delegate to any person any or all of its powers, rights and obligations under this Agreement and may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Managing Member may reasonably determine.

c. The Managing Member shall have the powers set forth above until the earliest to occur of its termination, dissolution or other inability to act in such capacity, at which time the legal representative of the Managing Member shall appoint a successor to the interest of the Managing Member for the purpose of administering the property of the Managing Member.

d. The Managing Member may be compensated for its services to the Company, as determined in its sole discretion.

17. Officers. The Managing Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary and Treasurer) to any such person, to act in the name of the Company with such authority as may be delegated to such Officers by the Managing Member. Unless the Managing Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware (the “Corporation Law”), the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Managing Member. Any action taken by an Officer designated by the Managing Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. Any delegation pursuant to this Section 17 may be revoked at any time by the Managing Member.

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18. Other Business. The Members may engage in, or possess an interest in, other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

19. Exculpation.

a. Subject to the duties of the Managing Member and the officers of the Company set forth in Section 16, to the fullest extent permitted by applicable law, no Indemnified Party in its capacity as the Managing Member, the Partnership Representative (as defined below) or any Member, as applicable, shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, in damages or otherwise, to the Company, the Members or any of their Affiliates or any other Indemnified Party for losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by any of them (including, without limitation, any act or omission performed or omitted by any of them in reliance upon and in accordance with the opinion or advice of experts, including, without limitation, of legal counsel as to matters of law, of accountants as to matters of accounting, or of investment bankers or appraisers as to matters of valuation), except with respect to any act or omission with respect to which such Indemnified Party committed fraud, engaged in willful misconduct, willfully breached this Agreement or was grossly negligent as determined pursuant to a final, non-appealable judgment by a court of competent jurisdiction. For purposes of this Section 19(a), the following terms shall have the following meanings:

i The term “Affiliate” means with respect to any Person, (i) another Person directly or indirectly controlling, controlled by, or under common control with such Person or (ii) an officer, director, manager, member, partner, or member of the immediate family of such Person. Notwithstanding the foregoing, no GA Member shall be considered an Affiliate of any portfolio company in which the direct or indirect equityholders of such GA Member or any of their affiliated investment funds have made a debt or equity investment (or vice versa).

ii The term “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

iii The term “GA Member” means any of (i) GAPCO AIV Interholdco (EW), L.P., (ii) General Atlantic Partners AIV (EW), L.P. or (iii) any Affiliated transferee.

b. There shall be, and each Indemnified Party shall be entitled to, a presumption that such Indemnified Party acted in good faith. An Indemnified Party shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Indemnified Party reasonably believes are within such Person’s professional or expert competence.

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20. Indemnification.

a. The Company shall indemnify, defend and hold harmless (i) the Managing Member, any Partnership Representative, acting in its capacity as such, (ii) each Member and any Affiliate thereof, in each case in such capacity, (iii) each officer, director, employee, stockholder, partner (limited and/or general), manager, member, consultant, agent or trustee of a Member or an Affiliate thereof, in all cases in such capacity, and (iv) each current and former officer or director of the Managing Member, EWC Corp (in the event EWC Corp is not the Managing Member), the Company or an Affiliate controlled thereby, in all cases in such capacity (the “Indemnified Parties”, each of which shall be a third party beneficiary of this Agreement solely for purposes of this Section 20) against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Indemnified Party may be involved or become subject to, in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of an Indemnified Party not acting in good faith on behalf of the Company or arose as a result of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company or (ii) results from the breach by any Member (in such capacity) of its contractual obligations under this Agreement. If any Indemnified Party becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Company’s business or affairs, or this Agreement or any related document, other than by reason of a Indemnified Party not acting in good faith on behalf of the Company or by reason of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company, the Company shall reimburse such Indemnified Party for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Indemnified Party shall promptly repay to the Company the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Indemnified Party was not entitled to indemnification by, or contribution from, the Company in connection with such action, suit, proceeding or investigation. If for any reason (other than by reason of a Indemnified Party not acting in good faith on behalf of the Company or by reason of the willful commission by such Indemnified Party of any act that is dishonest and materially injurious to the Company) the foregoing indemnification is unavailable to such Indemnified Party, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Indemnified Party shall be entitled to, a rebuttable presumption that such Indemnified Party acted in good faith.

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b. The obligations of the Company under Section 20(a) shall be satisfied only out of and to the extent of the Company’s assets, and no Indemnified Party shall have any personal liability on account thereof.

c. Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Indemnified Party to the Company or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Indemnified Party in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Indemnified Party in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Corporation Law, (ii) this Agreement, (iii) any other agreement between the Company or any Controlled Entity and the Indemnified Party pursuant to which the Indemnified Party is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-Related Entities. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Company or any Controlled Entity pursuant to clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnified Party against the Company or

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any Controlled Entity, as applicable, and (iii) the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Company and the Indemnified Party agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 20(c), entitled to enforce this Section 20(c) as though each such Indemnitee-Related Entity were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 20(c) as though each such Controlled Entity were the “Company” under this Agreement. The Indemnitee-Related Entities shall be third party beneficiaries of this Agreement solely for purposes of this Section 20(c). For purposes of this Section 20(c), the following terms shall have the following meanings:

i.

The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom a Indemnified Party may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

ii.

The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Indemnified Party shall be entitled to indemnification or advancement of Expenses from both (i) the Company or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Indemnified Party pursuant to which the Indemnified Party is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

21. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the written consent of the Members.

22. Termination of Membership. The rights of each Member to receive distributions and to assign its interests in the Company pursuant to Section 23 shall, upon the termination of the legal existence of such Member, devolve on its legal representative for the purpose of administering the property of such Member. Upon such event, such Member shall cease to be a member of the Company.

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23. Assignments. Any Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

24. Dissolution.

a. The Company shall dissolve, and its affairs shall be wound up and terminated upon the first to occur of the following: (i) the written consent of the Managing Member, (ii) the bankruptcy, withdrawal or termination of the legal existence of the Managing Member, unless the Company is continued without dissolution in accordance with the Act, (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act, or (iv) the occurrence of any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the Act, unless the Company’s existence is continued pursuant to the Act.

b. In the event of dissolution, the Managing Member (or a liquidator appointed by the Managing Member) shall proceed to wind up the business and affairs of the Company in accordance with the Act. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of Company assets. During the period of winding up the Company’s affairs, this Agreement shall remain in full force and effect and continue to govern the rights and obligations of the Member and the conduct of the Company. The assets of the Company shall be applied in the manner and in the order of priority set forth in Section 18-804 of the Act.

25. Tax Matters.

a. The Managing Member (or such other Person as may be designated by the Managing Member) acting in the capacity of the “partnership representative” and any person as may be designated by the Managing Member as the “designated individual” (as such term is defined under Subchapter C of Chapter 63 of the Code and any regulations and other guidance promulgated thereunder, and any similar state or local legislation (the “BBA Rules”)) (the “Partnership Representative”) shall be permitted to take any and all actions under the BBA Rules, and shall have any and all powers necessary to perform fully in such capacity, including the authority to represent the Company before taxing authorities and courts in tax matters affecting the Company and the Members in their capacity as such and the authority to make any election under the BBA Rules.

b. The parties hereto intend the Company be classified as a partnership for United States federal income tax purposes. The Partnership Representative shall, for and on behalf of the Company, take all steps as may be required or advisable to maintain the Company’s classification as a partnership for U.S. federal income tax purposes. Each Member shall reasonably cooperate with the Managing Member or the Partnership Representative, as applicable, and the Company in connection with the foregoing provisions of this Section 25(b).

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c. The Partnership Representative may on behalf of the Company make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax law, and the Partnership Representative shall not be liable for any consequences to any previously admitted or subsequently admitted Members resulting from its making or failing to make any such elections. All decisions and other matters concerning the computation of items of income, gain, loss, deduction and credit of the Company, and accounting procedures not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Partnership Representative. The Partnership Representative shall prepare or cause to be prepared all tax returns required to be prepared by or on behalf of the Company.

26. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

27. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

28. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

29. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

30. Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Managing Member.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MANAGING MEMBER:

GLOW MIDCO, LLC

By:
Name:
Title:

MEMBER:

EUROPEAN WAX CENTER, INC.

By:
Name:
Title:

SIGNATURE PAGE TO LLC AGREEMENT